SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

☑	Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934

     For the fiscal year ended December 31, 2014.

Or

☐	Transition report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

     For the transition period from                      to

Commission file number 001-14965

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:

THE GOLDMAN SACHS 401(k) PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

THE GOLDMAN SACHS GROUP, INC

200 West Street

New York, NY 10282

The Goldman Sachs 401(k) Plan

Financial Statements and Supplemental Schedules

December 31, 2014 and 2013

(With Independent Registered Public Accounting Firm’s Report Thereon)

The Goldman Sachs 401(k) Plan

Index

December 31, 2014 and 2013

Page(s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4–24

Supplemental Schedules*

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	25–71

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within Year)	72

Schedule G, Part 1 — Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible	73-75

Signatures

Index to Exhibits

Consent of PricewaterhouseCoopers, LLP Ex-23: Consent of PricewaterhouseCoopers, LLP

*

All other schedules required by 29 CFR §2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, are not included because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

The Goldman Sachs 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of The Goldman Sachs 401(k) Plan (the “Plan”) at December 31, 2014 and 2013, and the changes in net assets available for benefits for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental schedule of assets (held at end of year) as of December 31, 2014, schedule of assets (acquired and disposed of within year) for the year ended December 31, 2014 and schedule of loans or fixed income obligations in default or classified as uncollectible as of December 31, 2014 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the schedule of assets (held at end of year), schedule of assets (acquired and disposed of within year), and schedule of loans or fixed income obligations in default or classified as uncollectible are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

New York, NY

June 29, 2015

The Goldman Sachs 401(k) Plan

Statements of Net Assets Available for Benefits

December 31, 2014 and 2013

	As of December
$ in thousands	2014	2013
Assets

Investment assets at fair value (Note 3)	$6,629,082	$6,345,441

Receivables:
Employee contributions	5,148	5,017
Employer contributions	96,243	96,826
Notes receivable from participants	27,532	28,199
Interest and dividends	5,624	5,624
Due from brokers and other receivables	221,337	174,733

Total receivables	355,884	310,399

Total assets	6,984,966	6,655,840

Liabilities

Investment liabilities at fair value (Note 3)	272,429	215,140

Due to brokers and other payables	57,349	58,784
Accrued expenses	9,940	38,708

Total liabilities	339,718	312,632

Net assets available for benefits	$6,645,248	$6,343,208

The accompanying notes are an integral part of these financial statements.

The Goldman Sachs 401(k) Plan

Statements of Changes in Net Assets Available for Benefits

December 31, 2014 and 2013

	Year Ended December
$ in thousands	2014	2013
Additions

Investment income:
Net appreciation in the fair value of investments (Note 3)	$232,147	$852,391
Interest and dividends	167,102	123,961
Less: Investment management fees and other expenses	(29,978)	(52,943)

Total investment income	369,271	923,409

Interest income on notes receivable from participants	1,146	1,181

Contributions:
Employee	190,939	183,700
Employer	96,243	96,826

Total contributions	287,182	280,526

Total additions	657,599	1,205,116

Deductions

Benefits paid	355,559	371,302

Total deductions	355,559	371,302

Net increase in net assets available for benefits before transfer from Archon Group, L.P. 401(k) Plan	302,040	833,814
Transfer from Archon Group, L.P. 401(k) Plan (Note 1)	—	89,614

Net increase in net assets available for benefits after transfer from Archon Group, L.P. 401(k) Plan	302,040	923,428
Net assets available for benefits

Beginning of year	6,343,208	5,419,780

End of year	$6,645,248	$6,343,208

The accompanying notes are an integral part of these financial statements.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Note 1.

Plan Description

The following description of The Goldman Sachs 401(k) Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document, as most recently amended on November 28, 2014, for a more complete description of the Plan’s provisions. Items referenced in italics are defined in the Plan document.

The Plan became effective on January 1, 1945 as the “Goldman Sachs Employees’ Profit Sharing Retirement Income Plan” and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Effective January 1, 2008, the Goldman Sachs Employees’ Profit Sharing Retirement Income Plan was amended to incorporate a 401(k) safe harbor design, and was renamed “The Goldman Sachs 401(k) Plan.” The Plan has been subsequently amended for various reasons, including to reflect changes in law.

Effective January 1, 2013, the Archon Group, L.P. 401(k) Plan was merged into the Plan. All assets were transferred into the Plan at fair value as of January 1, 2013.

General

The Plan is a defined contribution plan to which participants may elect to make pre-tax, and/or “Roth” after-tax, contributions each year from their 401(k) Compensation, as determined under the Plan and to which they can roll over amounts from certain other qualified retirement arrangements. The Plan’s Plan Year is the 12-month period commencing on January 1 and ending on the following December 31. The Plan offers a dollar-for-dollar Firm Matching Contribution on participants’ elective deferrals of up to 4% of their Safe Harbor Compensation, capped by applicable statutory limitations. If 4% of an eligible participant’s Safe Harbor Compensation is less than $6,000, The Goldman Sachs Group, Inc. (the firm) will allocate a Supplemental Contribution equal to the difference. In addition to these contributions, the firm will also allocate to each eligible participant an Additional Retirement Contribution of up to $4,000. Collectively, the Firm Matching Contribution, Supplemental Contribution and Additional Retirement Contribution are herein referred to as the Firm Contributions.

The Plan has two named fiduciaries, consisting of the Administrative Committee and the Retirement Committee. The Administrative Committee is responsible for interpreting the terms and conditions of the Plan that relate to the administration of the Plan. The Retirement Committee monitors the investment objectives and performance of the Plan’s individual investment options. Each committee consists of employees of the firm or its affiliates. Rocaton Investment Advisors is the Retirement Committee’s investment advisor. Participants direct their contributions and the Firm Contributions into various investment options offered by the Plan through the Goldman Sachs Profit Sharing Master Trust (the Master Trust). The Plan is the sole investor in the Master Trust. Participants’ directed investments can be allocated to mutual funds, collective trusts, separately managed accounts and a bank deposit account. Hewitt Associates, LLC is the recordkeeper of the Plan.

The Plan also offers participants the option to invest in the Stock Fund, as defined (the “Company Stock Fund”), which is a separately managed account, that primarily invests in shares of the firm’s common stock. In accordance with a policy adopted by the Retirement Committee, no more than 20% of any contribution made on behalf of each participant can be invested in the Company Stock Fund. When a participant reallocates his or her total investment balance, he or she is limited to reallocating 20% of his or her total investment balance into the Company Stock Fund. In addition, participants are restricted from transferring into or out of the Company Stock Fund during the black-out periods that are part of the firm’s compliance procedures designed to avoid violations of applicable securities laws.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Eligibility

Employees become eligible to make pre-tax, and/or “Roth” after-tax, contributions to the Plan as of the first day of the month after they join the firm as eligible employees. In addition, employees are eligible, as determined under the Plan document, to participate in the Firm Matching Contributions and Supplemental Contributions generally as of the first day of the month after they complete one Year of Service, as defined, and attain age 21. In addition, to be eligible for the Supplemental Contribution, the employee must be employed on the last day of the firm’s fiscal year that ends with or within the Plan Year.

Generally, to be eligible for the Additional Retirement Contribution, employees must have been (i) eligible for benefits under the Goldman Sachs Employees’ Pension Plan as of November 26, 2004, (ii) age 46 or older as of November 26, 2004, and (iii) employed by the firm as of the last day of the current fiscal year.

Vesting

Participants are immediately fully vested in their own 401(k) contributions, the Firm Matching Contributions and Supplemental Contributions, and the earnings thereon. Participants became fully vested after three Years of Service in the Firm Profit Sharing Contributions (which were discretionary profit sharing contributions made by the firm prior to January 1, 2008) and Additional Retirement Contributions, and the earnings thereon. Additionally, upon the earliest to occur of: (i) attainment of age 65 while employed by the firm, (ii) disability retirement, (iii) death or (iv) Plan termination, each participant or beneficiary will be 100% vested and may receive a lump-sum amount equal to the value of the funds or a portion thereof allocated to the participant’s account or may receive periodic distributions from the Plan.

Benefits

Any benefits provided by the Plan are paid from net assets available for benefits. The benefit to which a Plan participant is entitled equals the amount that can be provided by the vested contributions and net earnings thereon (including net realized and unrealized investment appreciation and depreciation) allocated to such participant’s account.

Notes Receivable from Participants

A participant in the Plan is permitted to borrow between $1,000 and $50,000, reduced by (i) the highest outstanding balance of loans to such participant from the Plan during the one-year period ending on the day before the date on which such new loan is made, less (ii) the outstanding balance of loans to such participant from the Plan on the date of such new loan, subject to an overall cap of the lesser of (a) one-half of the participant’s total vested account balance (including Firm Contributions) or (b) the balance in the participant’s 401(k) and rollover contribution accounts. A participant may not borrow any amounts attributable to the Firm Contributions. Interest on loans is fixed at the U.S. prime rate plus one percent for the life of the respective loan. Loans generally must be repaid within five years, or in some cases, ten years. Loans are repaid (principal and interest) and added back to participants’ account balances generally through regular after-tax payroll deductions.

Trust Agreement

The Plan’s investments are owned by the Master Trust, which is subject to a trust agreement (the Trust Agreement) with State Street Bank and Trust Company (the Trustee).

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Note 2.

Summary of Significant Accounting Policies

Basis of Presentation

These financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

All references to 2014 and 2013 refer to the Plan years ended, or the dates, as the context requires, December 31, 2014 and December 31, 2013, respectively.

Use of Estimates

Preparation of these financial statements requires management to make certain estimates and assumptions, the most important of which relates to fair value measurements of the Plan’s investments. These estimates and assumptions are based on the best available information but actual results could be materially different.

Reclassifications

Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

Payment of Benefits

Benefits are recorded when paid.

Notes Receivable from Participants

Participant loans are measured at their unpaid principal balance, plus any accrued but unpaid interest.

Risks and Uncertainties

The Plan invests in various investment options, which include investments in equities, swaps, fixed income securities, currency and commodities, futures, forwards, options, other derivative contracts, real estate investment trusts and bank deposits.

Investments are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Expenses

Investment management fees charged by managers of mutual funds are borne by the Plan, and are included in “Net appreciation in fair value of investments.” Investment management fees charged by managers of collective trusts are borne by the Plan, and are included in “Net appreciation in fair value of investments” or “Investment management fees and other expenses” based on the underlying trust agreements.

Investment management fees charged by managers of separately managed accounts are borne by the Plan, and are included in “Investment management fees and other expenses.” In particular, the investment managers of the Multi-Market Hedge Fund Option, Multi-Strategy Hedge Fund Option, and Global Equity Long-Short Hedge Fund Option each charge an investment management fee that consists of a fixed asset-based management fee plus an annual incentive fee ranging from 15% to 20% of the net investment income earned, if any, by each fund option.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Other expenses borne by the Plan, unless paid by the firm, consist of custodial, administrative, and investment advisory fees. Investment advisory fees are paid to Rocaton Investment Advisors, who advise the Retirement Committee on the selection and oversight of Plan investments. These Plan expenses, unless paid by the firm, are included in “Investment management fees and other expenses.”

Investments

The investments of the Plan are reported at fair value.

The Bank Deposit option is a deposit obligation of Goldman Sachs Bank USA (GS Bank USA), a Federal Deposit Insurance Corporation (FDIC) insured New York State chartered bank and a member of the Federal Reserve System. The Bank Deposit option offers an FDIC insured deposit with a floating rate coupon indexed to the Federal Funds Rate.

Mutual funds and collective trust funds represent investments with various investment managers. Mutual funds are valued based on the quoted net asset value per share held. Collective trust funds are valued based on the net asset value per unit as reported by the investment managers.

Investments within separately managed accounts are described below:

Mutual funds and collective trust funds, as described above, may also be investments held within separately managed accounts.

Cash and cash equivalents include cash and certain short-term interest-bearing investments.

The Plan’s investments include certificates of deposit.

Securities purchased under agreements to resell (resale agreements) are transactions in which the Plan purchases financial instruments from a seller, typically in exchange for cash, and simultaneously enters into an agreement to resell the same or substantially the same financial instruments to the seller at a stated price plus accrued interest at a future date.

Common stock (including common stock in real estate investment trusts), preferred stock, fixed income securities, options and futures traded in active markets on national and international securities exchanges are valued at closing prices on the last business day of each period presented. Securities traded in markets that are not considered active are valued based on broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. Securities that trade infrequently and therefore have little or no price transparency are valued using the investment managers’ (or independent third parties on behalf of the investment managers’) best estimate of fair value.

Forward foreign currency contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers), using quoted forward foreign currency exchange rates. At the end of each period presented, open contracts are valued at the current forward foreign currency exchange rates and the change in market value is recorded as an unrealized gain or loss. When the contract is closed or delivery taken, the Plan records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

Swap contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers) utilizing their proprietary models and taking into consideration exchange quotations on underlying instruments, dealer quotations and other market information. See Note 10 for further information about derivatives.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Investments denominated in currencies other than the U.S. dollar are translated using exchange rates prevailing at the end of the periods presented. Purchases and sales of these investments are translated at the rate of exchange on the respective dates of such transactions. Interest income is recorded on an accrual basis. Dividend income is recorded on the ex-dividend date.

Purchases and sales of the investments within the Plan are reflected on a trade-date basis.

Note 3 presents the “Net appreciation in the fair value of investments,” which consists of realized gains or losses and unrealized appreciation/(depreciation) in the fair value of investments.

Due from Brokers and Other Receivables and Due to Brokers and Other Payables

“Due from brokers and other receivables” include cash balances and amounts receivable for unsettled sales transactions, customer margin loans, and collateral posted in connection with certain derivative transactions. “Due to brokers and other payables” include amounts payable for unsettled purchase transactions and collateral received in connection with certain derivative transactions. Certain of the Plan’s securities held by the clearing brokers or prime brokers are pledged to the brokers on terms that permit them to repledge the securities to others, subject to certain limitations. Securities held at custodians under custody agreements cannot be repledged to others by the custodian.

Recent Accounting Development

Disclosures for Investments in Certain Entities That Calculate Net Asset Value (NAV) per Share (or Its Equivalent) (ASC 820). In May 2015, the FASB issued ASU No. 2015-07, “Fair Value Measurement (Topic 820) – Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent).” ASU No. 2015-07 removes the requirement to include investments in the fair value hierarchy for which the fair value is measured at NAV using the practical expedient under “Fair Value Measurements and Disclosures (Topic 820).” ASU No. 2015-07 is effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period. ASU No. 2015-07 is required to be applied retrospectively to all periods presented beginning in the year of adoption. Early adoption is permitted. The Plan intends to early adopt ASU No. 2015-07 in its financial statements for the year ended December 31, 2015. Since ASU No. 2015-07 will only impact the Plan’s disclosures, adoption will not affect the Plan’s financial condition or performance.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Note 3.

Investments at Fair Value

The table below presents a summary of the fair value of the Plan’s investments.

	As of December
$ in thousands	2014	2013
Assets

Bank deposit	$245,742	$266,526
Mutual funds	1,671,765	1,646,091
Collective trusts	2,234,905	1,978,275
Managed accounts:
Cash and cash equivalents	2,537	8,146
Certificates of deposit	1,570	—
Securities purchased under agreements to resell	9,000	3,200
Fixed income securities	337,875	376,413
Common and preferred stocks[1]	1,714,119	1,704,840
Mutual funds	4,640	7,028
Collective trusts	121,946	141,775
Real estate investment trusts	241,584	180,183
Derivatives	43,399	32,964

Total investment assets at fair value	$6,629,082	$6,345,441

Liabilities
Managed accounts:
Derivatives	$30,073	$32,366
Investments sold, but not yet purchased, at fair value:
Cash and cash equivalents	—	29
Fixed income securities	42,564	15,452
Common and preferred stocks[1]	196,189	165,122
Real estate investment trusts	3,603	2,171

Total investment liabilities at fair value	$272,429	$215,140

1.	Excludes real estate investment trusts.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

The table below presents the net appreciation/(depreciation) in the fair value of investments (including gains and losses on investments bought and sold as well as held during the year).

	Year Ended December
$ in thousands	2014	2013
Net appreciation/(depreciation) in the fair value of investments
Mutual funds	$(48,239)	$84,162
Collective trusts	189,533	364,024
Managed accounts:
Cash and cash equivalents	(56)	2,782
Fixed income securities	4,751	28,073
Common and preferred stocks[1]	55,509	377,340
Collective trusts	803	558
Real estate investment trusts	47,412	126
Derivatives	(17,566)	(4,674)

Total net appreciation in fair value of investments	$232,147	$852,391

1.	Excludes real estate investment trusts.

The table below presents the fair value of investments that represent 5% or more of the Plan’s net assets available for benefits:

$ in thousands	As of December
	2014	2013
SSgA S&P 500® Index Non-Lending Series Fund	$771,584	$685,714
Goldman Sachs Mid Cap Value Fund	381,187	350,732
Goldman Sachs Financial Square Money Market Fund	344,461	380,217

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Note 4.

Fair Value Measurements

The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial instruments are marked at closing prices. Fair value measurements do not include transaction costs.

The best evidence of fair value is a quoted price in an active market. If quoted prices in active markets are not available, fair value is determined by reference to prices for similar instruments, quoted prices or recent transactions in less active markets, or internally developed models that primarily use market-based or independently sourced parameters as inputs including, but not limited to, interest rates, volatilities, equity or debt prices, foreign exchange rates, commodity prices, credit spreads, and funding spreads.

U.S. GAAP has a three-level fair value hierarchy for disclosure of fair value measurements. The fair value hierarchy prioritizes inputs to the valuation techniques used to measure fair value, giving the highest priority to level 1 inputs and the lowest priority to level 3 inputs. A financial instrument’s level in the fair value hierarchy is based on the lowest level of input that is significant to its fair value measurement.

The fair value hierarchy is as follows:

Level 1.	Inputs are unadjusted quoted prices in active markets to which the Plan had access at the measurement date for identical, unrestricted assets or liabilities.

Level 2.	Inputs to valuation techniques are observable, either directly or indirectly.

Level 3.	One or more inputs to valuation techniques are significant and unobservable.

Level 1 instruments are valued using quoted market prices for identical unrestricted instruments in active markets. The Plan defines active markets for equity instruments based on the average daily trading volume both in absolute terms and relative to the market capitalization for the instrument. The Plan defines active markets for debt instruments based on both average daily trading volume and the number of days with trading activity.

Valuations of level 2 instruments can be verified to quoted prices, recent trading activity for identical or similar instruments, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

Level 3 instruments have one or more significant valuation inputs that are not observable. Absent evidence to the contrary, level 3 instruments are initially valued at transaction price, which is considered to be the best initial estimate of fair value. Subsequently, the Plan uses other methodologies to determine fair value, which vary based on the type of instrument and include relevant broker quotations. Valuation inputs and assumptions are changed when corroborated by substantive observable evidence, including values realized on sales of level 3 instruments.

For valuation inputs involving broker quotations, consideration is given to the nature of the quotations (e.g., indicative or firm), and the relationship of recent market activity to the prices provided from alternative pricing sources.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

The investment managers and custodian, on behalf of the Plan, use independent pricing sources to value Plan assets traded on exchanges and independent quoted prices or developed models for all assets not traded on exchanges. Investment managers review their valuation approaches on an ongoing basis and revise as necessary based on changing market conditions to ensure their valuations represent a fair value. These valuation approaches are periodically reviewed by the Plan sponsor.

Total Plan investment assets at fair value classified within level 3 as of December 2014 and December 2013 were $124.3 million and $94.6 million, respectively. As of December 2014 and December 2013, such amounts were approximately 1.9% and 1.5%, respectively, of “Investment assets at fair value.” See Note 3 for further information about investments at fair value.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Fair Value of Investment Assets and Investment Liabilities by Level

The tables below present, by level within the fair value hierarchy, investment assets and investment liabilities of the Plan accounted for at fair value. See Note 3 for further information about investments at fair value.

	Investment Assets at Fair Value as of December 2014
$ in thousands	Level 1	Level 2	Level 3		Total
Bank deposit	$245,742	$—	$—		$245,742
Mutual funds:
Money market	415,926	—	—		415,926
Fixed income	480,727	—	—		480,727
Large cap	143,519	—	—		143,519
Mid cap	381,187	—	—		381,187
International equities	250,406	—	—		250,406

Total mutual funds	1,671,765	—	—		1,671,765

Collective trusts:
Fixed income	47,218	—	—		47,218
Large cap	1,056,473	—	—		1,056,473
Mid cap	171,496	—	—		171,496
Small cap	158,957	—	—		158,957
International equities	145,807	—	—		145,807
Asset allocation (target dates)	654,954	—	—		654,954

Total collective trusts	2,234,905	—	—		2,234,905

Managed accounts:
Cash and cash equivalents	2,537	—	—		2,537
Certificates of deposit	—	1,570	—		1,570
Securities purchased under agreements to resell	—	9,000	—		9,000
Fixed income securities	93,659	142,641	101,575	[3]	337,875
Common and preferred stocks[1]	1,669,120	22,402	22,597	[4]	1,714,119
Mutual funds[2]	4,640	—	—		4,640
Collective trusts[2]	121,946	—	—		121,946
Real estate investment trusts	241,584	—	—		241,584
Derivatives	8,087	35,195	117	[5]	43,399

Total managed accounts	2,141,573	210,808	124,289		2,476,670

Total investment assets at fair value	$6,293,985	$210,808	$124,289		$6,629,082

1.	Excludes real estate investment trusts.

2.	Consists of investments in funds that are primarily composed of fixed income securities.

3.	Principally consists of collateralized debt obligations.

4.	Consists of private equity investments.

5.	Consists of equity swaps.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

	Investment Liabilities at Fair Value as of December 2014
$ in thousands	Level 1	Level 2	Level 3		Total
Managed accounts:
Derivatives	$10,509	$19,564	$—		$30,073
Investments sold, but not yet purchased, at fair value:
Fixed income securities	25,131	14,900	2,533	[2]	42,564
Common and preferred stocks[1]	196,013	176	—		196,189
Real estate investment trusts	3,603	—	—		3,603

Total investment liabilities at fair value	$235,256	$34,640	$2,533		$272,429

1.	Excludes real estate investment trusts.

2.	Consists of corporate debt instruments.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

	Investment Assets at Fair Value as of December 2013
$ in thousands	Level 1	Level 2	Level 3		Total
Bank deposit	$266,526	$—	$—		$266,526
Mutual funds:
Money market	451,840	—	—		451,840
Fixed income	463,122	—	—		463,122
Large cap	123,753	—	—		123,753
Mid cap	350,732	—	—		350,732
International equities	256,644	—	—		256,644

Total mutual funds	1,646,091	—	—		1,646,091

Collective trusts:
Fixed income	28,239	—	—		28,239
Large cap	927,188	—	—		927,188
Mid cap	159,823	—	—		159,823
Small cap	155,987	—	—		155,987
International equities	—	154,158	—		154,158
Asset allocation (target dates)	552,880	—	—		552,880

Total collective trusts	1,824,117	154,158	—		1,978,275

Managed accounts:
Cash and cash equivalents	8,146	—	—		8,146
Securities purchased under agreements to resell	—	3,200	—		3,200
Fixed income securities	122,450	173,631	80,332	[3]	376,413
Common and preferred stocks[1]	1,672,983	18,359	13,498	[4]	1,704,840
Mutual funds[2]	7,028	—	—		7,028
Collective trusts[2]	141,775	—	—		141,775
Real estate investment trusts	180,183	—	—		180,183
Derivatives	—	32,210	754	[5]	32,964

Total managed accounts	2,132,565	227,400	94,584		2,454,549

Total investment assets at fair value	$5,869,299	$381,558	$94,584		$6,345,441

1.	Excludes real estate investment trusts.

2.	Consists of investments in funds that are primarily composed of fixed income securities.

3.	Principally consists of collateralized debt obligations.

4.	Consists of private equity investments.

5.	Consists of equity swaps.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

	Investment Liabilities at Fair Value as of December 2013
$ in thousands	Level 1	Level 2	Level 3		Total
Managed accounts:
Derivatives	$—	$32,366	$—		$32,366
Investments sold, but not yet purchased, at fair value:
Cash and cash equivalents	29	—	—		29
Fixed income securities	875	14,571	6	[2]	15,454
Common and preferred stocks[1]	163,049	2,073	—		165,122
Real estate investment trusts	2,171	—	—		2,171

Total investment liabilities at fair value	$166,124	$49,010	$6		$215,142

1.	Excludes real estate investment trusts.

2.	Consists of corporate debt instruments.

Transfers Between Levels of the Fair Value Hierarchy

Transfers between levels of the fair value hierarchy are reported at the beginning of the reporting period in which they occur.

During 2014, transfers into level 1 from level 2 of investments were $154.6 million, primarily reflecting transfers of the international equity collective trusts due to decreased volatility in the underlying indices and increased transparency in the ability to transact daily at the reported NAV.

During 2013, transfers into level 2 from level 1 of investments were $8.3 million, reflecting transfers of preferred stock due to decreased market activity in these instruments. During 2013, transfers into level 1 from level 2 of investments were $1.9 million, reflecting transfers of U.S. government and federal agency obligations, due to increased market activity in these instruments.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Level 3 Rollforward

The tables below present changes in fair value for all investment assets categorized as level 3 as of the end of the period:

	Level 3 Investment Assets at Fair Value for the
	Year Ended December 2014
$ in thousands	Fixed Income Securities	Common and Preferred Stock	Derivative Assets	Total
Balance, beginning of year	$80,332	$13,498	$754	$94,584
Net realized gains/(losses)[1]	6,774	(1,013)	9	5,770
Net unrealized gains/(losses) relating to instruments still held at year-end[1]	(13,889)	2,844	61	(10,984)
Purchases	57,715	13,550	1	71,266
Sales	(29,807)	(255)	(22)	(30,084)
Settlements	(12,093)	(4,568)	(4)	(16,665)
Transfers into level 3	12,671	—	—	12,671
Transfers out of level 3	(128)	(1,459)	(682)	(2,269)

Balance, end of year	$101,575	$22,597	$117	$124,289

1.	Included in “Net appreciation in the fair value of investments.”

Transfers into level 3 of $12.7 million during 2014 primarily reflected transfers of certain corporate debt instruments and loans secured by mortgages from level 2 primarily due to reduced price transparency as a result of a lack of market evidence, including decrease market transactions in these instruments.

Transfers out of level 3 into level 1 of $2.3 million during 2014 were primarily the result of initial public offerings of certain private equity investments and the subsequent price transparency due to listing on public exchanges.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

	Level 3 Investment Assets at Fair Value for the
	Year Ended December 2013
$ in thousands	Stable Value Fund	Fixed Income Securities	Common and Preferred Stock	Derivative Assets	Total
Balance, beginning of year	$556,550	$62,160	$2,223	$—	$620,933
Net realized gains/(losses)[1]	—	4,264	59	44	4,367
Net unrealized gains/(losses) relating to instruments still held at year-end[1]	—	2,865	(542)	354	2,677
Purchases	6,527	32,956	11,817	42	51,342
Sales	(563,077)	(20,070)	(59)	—	(583,206)
Settlements	—	(10,334)	—	(44)	(10,378)
Transfers into level 3	—	9,931	—	358	10,289
Transfers out of level 3	—	(1,440)	—	—	(1,440)

Balance, end of year	$—	$80,332	$13,498	$754	$94,584

1.	Included in “Net appreciation in the fair value of investments.”

Transfers into level 3 of $10.3 million during 2013 primarily reflected transfers of bank loans, included in fixed income securities, from level 2 primarily due to reduced price transparency as a result of a lack of market evidence, including decrease market transactions in these instruments.

Transfers out of level 3 of $1.4 million during 2013 primarily reflected transfers of certain collateralized loan obligations and bank loans into level 2 primarily due to increased price transparency as a result of market evidence, including market transactions in these instruments.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Note 5.

Description of the Plan’s Investment Contracts

Fully benefit-responsive investment contracts held by a defined contribution plan are required to be reported at fair value rather than contract value with an offsetting asset or liability in the statements of net assets available for benefits to reconcile to contract value. The statements of changes in net assets available for Plan benefits are prepared on a contract value basis.

Effective June 1, 2013, the Plan’s Stable Value Fund (the Stable Value Fund) was closed, and its underlying synthetic guaranteed investment contracts were terminated. All assets remaining in the Stable Value Fund as of such date were liquidated and transferred at fair value, which equaled contract value, to other investment options under the Plan.

The table below presents the average yields earned by the Stable Value Fund.

	Year Ended December
	2013
Based on actual earnings[1]	0.07%
Based on interest rate credited to participants[2]	6.41%	[3]

1.	Computed by dividing the annualized one-day actual earnings of the Stable Value Fund on June 1, 2013 by the fair value of the investments of the Stable Value Fund on the same date.

2.	Computed by dividing the annualized one-day earnings credited to participants in the Stable Value Fund on June 1, 2013 by the fair value of the investments of the Stable Value Fund on the same date.

3.

Rate is for the period January 1, 2013 through June 1, 2013 (the date on which the Stable Value Fund was closed). In connection with the Stable Value Fund’s closure, the interest rate credited to participants for the period reflects the amortization of realized gains associated with the redemption of the Stable Value Fund’s underlying investments.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Note 6.

Related Party Transactions and Party In Interest Transactions

An affiliate of the firm manages several mutual fund investment options within the Plan. These investments include the Goldman Sachs Financial Square Treasury Obligations Fund, Goldman Sachs Financial Square Money Market Fund, Goldman Sachs Short Duration Government Fund, Goldman Sachs Core Fixed Income Fund, Goldman Sachs High Yield Fund, Goldman Sachs Large Cap Value Fund, Goldman Sachs Strategic Income Fund and Goldman Sachs Mid Cap Value Fund, each of which is an investment company registered under the Investment Company Act of 1940. No fees were paid for 2014 and 2013, or were payable by the Plan as of December 2014 and December 2013, for investment management services relating to any of these funds; however, investment advisory fees may be paid from the funds to the firm or its affiliates.

The Plan offers as an investment option the Company Stock Fund, which primarily invests in shares of the firm’s common stock. As of December 2014 and December 2013, the Plan’s interest in the Company Stock Fund represented 609,988 and 643,414 shares of the firm’s common stock with a fair market value of $118.2 million and $114.1 million respectively. Purchases of $3.5 million and $4.5 million and sales of $9.4 million and $8.8 million of the firm’s common stock were made through the Company Stock Fund during 2014 and 2013, respectively. The Company Stock Fund is managed by an affiliate of the Trustee.

Effective June 1, 2013, GSAM Stable Value, LLC (GSAM Stable Value, formerly called Dwight Asset Management Company, LLC), an affiliate of the firm, manages a laddered fixed income investment option in the Plan. No fees are paid to GSAM Stable Value for acting as the laddered fixed income investment manager. This investment option includes collective trust funds that are subadvised by GSAM Stable Value and sponsored by Goldman Sachs Trust Company, N.A. (GSTC), and as such these investments are classified as related party transactions and party-in-interest transactions. Investment advisory fees are paid from the collective trust funds to GSTC, and may be shared with GSAM Stable Value and other affiliates.

Effective June 1, 2013, GS Bank USA, an affiliate of the firm, has a deposit obligation to the Plan under the Plan’s Bank Deposit option. No fees were paid for 2014 and 2013, or were payable by the Plan as of December 2014 and December 2013, for Bank Deposit obligations.

In addition, an affiliate of the Trustee manages several investment options within the Plan. These investments include the SSgA S&P 500® Index Non-Lending Series Fund, SSgA S&P MidCap® Index Non-Lending Series Fund, SSgA Russell Small Cap® Index Non-Lending Series Fund, and SSgA Emerging Markets Index Non-Lending Series Fund, each of which are collective trust funds. Fees associated with the management of these funds qualify as party-in-interest transactions.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Note 7.

Plan Termination

The firm intends to continue the Plan indefinitely but reserves the right to discontinue or amend the Plan at any time subject to the provisions of ERISA. In the event of discontinuance, affected participants will become fully vested in the Firm Contributions and the related investment income as required by ERISA.

Note 8.

Income Tax Status

The Internal Revenue Service has determined and informed the firm by a letter dated November 20, 2012, that the Plan and Master Trust are designed in accordance with applicable sections of the Internal Revenue Code. Although the Plan has been amended since the receipt of the letter, Plan management believes that the Plan continues to be designed and operated in all material respects in compliance with the applicable requirements of the Internal Revenue Code.

Note 9.

Reconciliation of Financial Statements to Form 5500

The tables below present the reconciliations from the Plan’s financial statements to the Form 5500.

	As of December
$ in thousands	2014	2013
Net assets available for benefits, per Statements of Net Assets Available for Benefits	$6,645,248	$6,343,208
Reduce by amounts allocated to withdrawing participants	(27,632)	(23,251)

Net assets, per the Form 5500	$6,617,616	$6,319,957

	Year Ended December
$ in thousands	2014	2013
Benefits paid, per Statements of Changes in Net Assets Available for Benefits	$355,559	$371,302
Add amounts allocated to withdrawing participants, end of year	27,632	23,251
Reduce for amounts allocated to withdrawing participants, beginning of year	(23,251)	(29,402)

Benefits paid to participants, per the Form 5500	$359,940	$365,151

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 2014 and December 2013, but had not yet been paid as of that date.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

	Year Ended December
$ in thousands	2014	2013
Total net appreciation, per Statements of Changes in Net Assets Available for Benefits	$232,147	$852,391
Reduce prior year adjustments from fair value to contract value for fully benefit-responsive investment contracts	—	(6,740)

Total net appreciation, per the Form 5500	$232,147	$845,651

Note 10.

Financial Instruments with Off-Balance Sheet Risk

In accordance with the investment strategy of the separately managed accounts, the Plan’s investment managers execute transactions in various financial instruments that may give rise to varying degrees of off-balance sheet market and credit risk, including investments sold, but not yet purchased. These investment liabilities involve obligations to deliver specified securities at contracted prices and thereby create a liability to purchase the securities at prevailing future market prices. Accordingly, these transactions result in off-balance sheet risk as the Plan’s ultimate obligation to satisfy the sale of investments sold, but not yet purchased, may exceed the amount recognized in the financial statements.

Derivatives are instruments that derive their value from underlying asset prices, indices, reference rates and other inputs, or a combination of these factors. Derivatives may be traded on an exchange (exchange-traded) or they may be privately negotiated contracts, which are usually referred to as OTC derivatives. The Plan enters into various types of derivatives, including:

•	Futures and Forwards. Contracts that commit counterparties to purchase or sell financial instruments, commodities or currencies in the future.

•

Swaps. Contracts that require counterparties to exchange cash flows such as currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, financial instruments, commodities, currencies or indices.

•

Options. Contracts in which the option purchaser has the right, but not the obligation, to purchase from or sell to the option writer financial instruments, commodities or currencies within a defined time period for a specified price.

Market risk includes risk that arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates, in prices of commodities, and in prices of debt and equity securities. In many cases, these financial instruments serve to reduce, rather than increase, the Plan’s exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers may limit the Plan’s market risk by holding or purchasing offsetting positions.

As a writer of option contracts, the Plan receives a premium to become obligated to buy or sell financial instruments for a period of time at the holder’s option. During this period, the Plan bears the risk of an unfavorable change in the market value of the financial instrument underlying the option, but has no credit risk, as the counterparty has no performance obligation to the Plan once it has paid its cash premium.

The Plan is subject to credit risk of counterparty nonperformance on derivative assets, except for written options, which obligate the Plan to perform and do not give rise to any counterparty credit risk.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

Derivatives are accounted for at fair value. Derivatives are recorded on a gross basis in the statements of net assets available for benefits. The tables below present the fair value and the notional amount of derivative contracts by major product type on a gross basis. Gross fair values exclude the effects of both counterparty netting and collateral, and therefore are not representative of the Plan’s exposure. The tables below also present the amounts of counterparty netting and collateral that have not been offset in the statements of net assets available for benefits. Notional amounts, which represent the sum of gross long and short derivative contracts, provide an indication of the volume of the Plan’s derivative activity and do not represent anticipated losses.

	As of December 2014
	Derivative	Derivative	Notional
$ in thousands	Assets	Liabilities	Amount
Interest rates	$2,159	$2,135	$12,245,891
Credit	1,122	1,077	30,277
Currencies	7,022	1,526	220,336
Commodities	8,080	6,329	73,946
Equities	25,016	19,006	705,369

Gross fair value/notional amount of derivatives	$43,399	$30,073	$13,275,819

Amounts that have not been offset in the statement of net assets available for benefits:
Counterparty netting	(12,229)	(12,229)
Collateral received/posted	(7,916)	(9,127)

Total	$23,254	$8,717

	As of December 2013
	Derivative	Derivative	Notional
$ in thousands	Assets	Liabilities	Amount
Interest rates	$515	$670	$210,802
Credit	1,072	1,651	42,515
Currencies	4,568	4,325	277,801
Commodities	535	585	71,888
Equities	26,274	25,135	1,807,849

Gross fair value/notional amount of derivatives	$32,964	$32,366	$2,410,855

Amounts that have not been offset in the statement of net assets available for benefits:
Counterparty netting	(14,193)	(14,193)
Collateral received/posted	(736)	(9,396)

Total	$18,035	$8,777

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2014 and 2013

The table below presents the net appreciation/(depreciation) in the fair value of derivatives (including gains and losses on derivatives bought and sold as well as held during the year) by major product type.

	Year Ended December
$ in thousands	2014	2013
Interest rates	$(78)	$2,792
Credit	(417)	(562)
Currencies	14,075	(1,078)
Commodities	94	145
Equities	(31,240)	(5,971)

Total	$(17,566)	$(4,674)

The Plan’s investment managers enter into various derivative transactions that are considered credit derivatives under U.S. GAAP. The Plan’s written and purchased credit derivatives include credit default swaps and total return swaps. Substantially all of the Plan’s written and purchased credit derivative transactions are with financial institutions and are subject to stringent collateral thresholds.

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
Bank Deposits
GS BANK DEPOSIT	245,742,176	$245,742,176

Total Bank Deposits	245,742,176	$245,742,176

Collective Trusts
SSGA S&P 500® INDEX NON-LENDING SERIES FUND	17,919,653	$771,584,433
SSGA EMERGING MARKETS INDEX NON-LENDING SERIES FUND	5,639,180	145,806,625
SSGA S&P MIDCAP® INDEX NON-LENDING SERIES FUND	6,513,339	171,496,226
SSGA RUSSELL SMALL CAP® INDEX NON-LENDING SERIES FUND	7,148,613	158,956,555
BLACKROCK/EQUITY VALUE FUND	6,339,879	157,198,578
BLACKROCK/EQUITY GROWTH FUND	6,425,434	127,690,086
BLACKROCK/20+ TREASURY BOND FUND	1,161,879	47,218,065
BLACKROCK/LIFEPATH INDEX ET NL FUND	2,714,589	30,817,101
BLACKROCK/LIFEPATH INDEX 2020 NL FUND	3,307,499	39,115,150
BLACKROCK/LIFEPATH INDEX 2025 NL FUND	5,776,769	69,991,908
BLACKROCK/LIFEPATH INDEX 2030 NL FUND	5,728,288	70,841,164
BLACKROCK/LIFEPATH INDEX 2035 NL FUND	7,592,416	95,643,187
BLACKROCK/LIFEPATH INDEX 2040 NL FUND	8,698,826	111,338,013
BLACKROCK/LIFEPATH INDEX 2045 NL FUND	9,510,687	123,676,979
BLACKROCK/LIFEPATH INDEX 2050 NL FUND	6,700,733	88,379,315
BLACKROCK/LIFEPATH INDEX 2055 NL FUND	1,884,110	25,151,552

Total Collective Trusts	103,061,896	$2,234,904,937

Mutual Funds
ASHMORE EMERGING MARKETS LOCAL CURRENCY BOND FUND	2,551,497	$20,463,008
DODGE & COX INTERNATIONAL STOCK FUND	1,353,882	57,011,963
GMO INTERNATIONAL EQUITY FUND	8,806,611	193,393,173
GOLDMAN SACHS CORE FIXED INCOME FUND	4,975,451	52,739,777
GOLDMAN SACHS FINANCIAL SQUARE MONEY MARKET FUND	344,461,339	344,461,339
GOLDMAN SACHS FINANCIAL SQUARE TREASURY OBLIGATIONS FUND	71,464,918	71,464,918
GOLDMAN SACHS HIGH YIELD FUND	20,832,401	140,618,707
GOLDMAN SACHS LARGE CAP VALUE FUND	8,085,573	143,518,924
GOLDMAN SACHS MID CAP VALUE FUND	9,167,566	381,187,379
GOLDMAN SACHS STRATEGIC INCOME FUND	2,599,380	26,721,622
GOLDMAN SACHS SHORT DURATION GOVERNMENT FUND	6,973,136	70,219,477
VANGUARD INFLATION-PROTECTED SECURITIES FUND	7,164,063	75,509,226
WESTERN ASSET CORE PLUS BOND FUND	8,114,736	94,455,531

Total Mutual Funds	496,550,552	$1,671,765,043

Managed Accounts
Collective Trusts
TERM FUND 2014	452	$4,772,257
TERM FUND 2015	2,749	29,764,861
TERM FUND 2016	2,912	30,452,596
TERM FUND 2017	2,949	29,677,866
TERM FUND 2018	2,681	27,278,138

Total Collective Trusts	11,743	$121,945,718

Mutual Funds
PIMCO FDS SHORT TERM FLTG NAV	463,585	$4,639,556

Total Mutual Funds	463,585	$4,639,556

Common Stock
3D SYSTEMS CORP	(20,056)	$(659,241)
3M CO	(1,757)	(288,710)
58.COM INC-ADR	15,053	625,452
7 ELEVEN MALAYSIA HOLDINGS B	297,000	127,413
AAC TECHNOLOGIES HOLDINGS IN	102,915	553,403
ABBOTT LABORATORIES	33,940	1,527,979
ABBVIE INC	200	13,088
ACADIA HEALTHCARE CO INC	15,085	923,353
ACCENTURE PLC-CL A	(3,189)	(284,810)
ACCESS MIDSTREAM PARTNERS LP	7,354	398,587
ACHAOGEN INC	11,000	143,550
ACHILLION PHARMACEUTICALS	5,700	69,825
ACTAVIS PLC	98,163	25,268,138
ACTIVISION BLIZZARD INC	(63,190)	(1,273,279)
ACTUANT CORP-A	(9,041)	(246,277)
ADELPHIA CONTINGENT VALUE	2,537,894	508
ADELPHIA RECOVERY TRUST	5,475,113	48,675
ADOBE SYSTEMS INC	62,000	4,507,400
ADT CORP/THE	13,900	503,597
ADVANCE AUTO PARTS INC	(2,432)	(387,369)
ADVANCE PURCHASE	89,000	6,461,213
ADVANCED DRAINAGE SYSTEMS INC	2,300	52,854

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
ADVANCED EMISSIONS SOLUTIONS	8,000	182,320
ADVANCED MICRO DEVICES	(391,361)	(1,044,934)
AERCAP HOLDINGS NV	253,248	9,831,087
AERIE PHARMACEUTICALS INC	27,955	816,006
AFFIMED NV	21,600	133,920
AFLAC INC	(4,890)	(298,730)
AFRICAN BANK INVESTMENTS LTD	302,044	8,094
AGCO CORP	(3,010)	(136,052)
AGIOS PHARMACEUTICALS INC	5,661	634,258
AHERN RENTALS INC CVR	547	27
AIA GROUP LTD	1,715,537	9,527,751
AIR LIQUIDE SA	29,400	3,658,938
AIR PRODUCTS & CHEMICALS INC	90,085	12,992,960
AISIN SEIKI CO LTD	1,200	43,594
AJINOMOTO CO INC	18,000	336,787
AK STEEL HOLDING CORP	18,465	109,682
AKAMAI TECHNOLOGIES INC	2,600	163,696
AKFEN HOLDING AS	54,399	109,368
ALBEMARLE CORP	(26,327)	(1,583,043)
ALEXANDER + BALDWIN INC	23,555	924,769
ALEXION PHARMACEUTICALS INC	17,197	3,181,961
ALFA LAVAL AB	(23,520)	(446,781)
ALIBABA GROUP HOLDING SP ADR	24,141	2,509,216
ALIMENTATION COUCHE-TARD -B	(18,890)	(791,050)
ALIOR BANK SA	15,119	331,920
ALKERMES PLC	12,194	714,081
ALL AMERICA LATINA LOGISTICA	174,800	332,739
ALLEGION PLC	38,919	2,158,448
ALLERGAN INC	116,906	24,853,047
ALLETE INC	17,300	953,922
ALLIANZ SE REG	21,900	3,639,789
ALLISON TRANSMISSION HOLDING	32,064	1,086,970
ALLSCRIPTS HEALTHCARE SOLUTI	97,314	1,242,700
ALLY FINANCIAL INC	71,091	1,679,169
ALPHA NATURAL RESOURCES INC	(19,800)	(33,066)
ALPS ELECTRIC CO LTD	(1,500)	(28,891)
ALROSA AO	830,248	885,459
ALTISOURCE PORTFOLIO SOLUTIONS	110,499	3,733,761
ALTRA INDUSTRIAL MOTION CORP	19,160	543,952
ALTRIA GROUP INC	(10,251)	(505,067)
AMADEUS IT HOLDING SA	73,400	2,938,775
AMAZON.COM INC	15,400	4,779,390
AMBARELLA INC	(20,153)	(1,022,160)
AMBUJA CEMENT REG S GDR	55,709	202,224
AMBUJA CEMENTS LTD	173,712	628,828
AMERICA MOVIL SPN ADR CL L	36,215	803,249
AMERICAN AIRLINES GROUP INC	73,180	3,924,643
AMERICAN EAGLE ENERGY CORP	136,740	85,134
AMERICAN ELECTRIC POWER	(6,004)	(364,563)
AMERICAN EXPRESS CO	6,700	623,368
AMERICAN INTERNATIONAL GROUP	207,435	11,618,434
AMERICAN WOODMARK CORP	38,733	1,566,363
AMERIPRISE FINANCIAL INC	6,200	819,950
AMERIS BANCORP	76,578	1,963,460
AMERISOURCEBERGEN CORP	335	30,204
AMETEK INC	71,069	3,740,361
AMGEN CORP	1,459	232,404
AMR CORP	237,719	435,471
AMR CORP EXP	74,074	135,694
ANACOR PHARMACEUTICALS INC	15,788	509,163
ANADARKO PETROLEUM CORP	23,800	1,963,500
ANADOLU EFES BIRACILIK VE	92,735	900,475
ANGLO AMERICAN PLC	242,527	4,522,320
ANGLO IRISH BANK CORP PLC	43,800	—
ANHEUSER-BUSCH INBEV NV	7,580	860,723
ANHEUSER-BUSCH INBEV SPN ADR	43,199	4,852,112
ANHUI CONCH CEMENT CO LTD H	500,881	1,879,551
ANTERO MIDSTREAM PARTNERS LP	(1,628)	(44,770)
ANTERO RESOURCES CORP	2,406	97,635
ANTHEM INC	(2,390)	(300,351)
APCOA HLCO EQ	57	—
APOGEE ENTERPRISES INC	15,025	636,609
APPLE INC	86,460	9,543,455
APPLIED INDUSTRIAL TECH INC	15,740	717,587
APPLIED MATERIALS INC	180,262	4,492,129
APPLIED MICRO CIRCUITS CORP	61,465	400,752
ARATANA THERAPEUTICS INC	42,780	762,340
ARCELOR MITTAL STEEL COMPANY N.V.	(90,850)	(1,002,076)
ARCELORMITTAL	(21,069)	(231,704)
ARCHER-DANIELS-MIDLAND CO	(5,838)	(303,576)
ARCTIC CAT INC	18,760	665,980
ARDEPRO CO LTD	14,100	18,584
ARGO GROUP INTERNATIONAL	9,000	499,230
ARISTA NETWORKS INC	1,972	119,819
ARM HOLDINGS PLC	150,100	2,328,732
ARMOUR ENERGY LTD	176,493	7,067
ARMSTRONG WORLD INDUSTRIES	11,859	606,232
ARUBA NETWORKS INC	16,970	308,515

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
ASBURY AUTOMOTIVE GROUP	10,703	812,572
ASHLAND INC	32,200	3,856,272
ASM PACIFIC TECHNOLOGY	88,871	848,044
ASPEN TECHNOLOGY INC	31,083	1,088,527
ASSURANT INC	(3,892)	(266,330)
AT&T INC	(171,185)	(5,750,104)
ATHENAHEALTH INC	17,061	2,485,788
ATLAS COPCO AB A SHS	69,100	1,927,818
ATLAS ENERGY LP	361,432	11,258,607
ATLAS PIPELINE PARTNERS LP	187,000	5,097,620
ATLAS RESOURCE PARTNERS LP	350,137	3,746,466
ATMEL CORP	4,865	40,842
ATTIJARIWAFA BANK	2,875	109,125
AUTODESK INC	44,470	2,670,868
AUTOHOME INC-ADR	(8,043)	(292,443)
AUTONATION INC	32,628	1,971,057
AUTOZONE INC	(601)	(372,085)
AUXILIUM PHARMACEUTICALS INC	11,750	404,024
AVAGO TECHNOLOGIES LTD	9,290	934,481
AVIS BUDGET GROUP INC	(2,540)	(168,478)
AVON PRODUCTS INC	(53,513)	(502,487)
AXA IMMOSELECT	13,014	137,640
AXIS BANK LTD	252,655	2,008,512
B/E AEROSPACE INC	98,242	5,700,001
BAIDU INC SPON ADR	48,767	11,117,413
BANCO BILBAO VIZCAYA ARGENTA	188,100	1,787,652
BANCO MACRO SA ADR	9,113	398,511
BANCO SANTANDER BRASIL ADS	101,761	510,840
BANCOLOMBIA S.A. SPONS ADR	12,535	600,176
BANCOLOMBIA S.A.	24,800	288,438
BANK OF AMERICA CORP	9,163	163,926
BANK OF CHINA LTD - H	225,000	126,781
BANK OF MONTREAL	(20,250)	(1,432,015)
BANK PEKAO SA REG S GDR	24,100	1,236,330
BANK TABUNGAN PENSIUNAN NASL	200,100	63,819
BANKRATE INC	25,620	318,457
BAXTER INTERNATIONAL INC	4,135	303,054
BAYERISCHE MOTOREN WERKE AG	25,630	2,784,090
BEAZER HOMES USA INC	(3,970)	(76,859)
BECTON DICKINSON AND CO	4,400	612,304
BEIJING URBAN CONSTRUCTION-H	229,000	107,775
BELLE INTERNATIONAL HOLDINGS	573,000	643,575
BELLICUM PHARMACEUTICALS INC	945	21,773
BENEFITFOCUS INC	15,370	504,751
BEST BUY CO INC	3,892	151,710
BG GROUP PLC	189,410	2,554,670
BHP BILLITON LTD-SPON ADR	(28,674)	(1,356,854)
BIDVEST GROUP LTD	55,627	1,461,172
BIG C SUPERCENTER PCL FORGN	80,900	582,775
BIOCRYST PHARMACEUTICALS INC	56,425	686,128
BIOGEN IDEC INC	9,400	3,190,830
BITAUTO HOLDINGS LTD-ADR	(5,051)	(355,641)
BLACK HILLS CORP	11,500	609,960
BLACKBERRY LTD	(126,141)	(1,385,028)
BLOOMIN BRANDS INC	19,465	481,953
BLUEBIRD BIO INC	1,186	108,780
BLUESTONE GLOBAL LTD	337,069	—
BOEING CO/THE	13,000	1,689,740
BOISE CASCADE CO	28,065	1,042,615
BOMBARDIER INC B	(162,828)	(581,178)
BONANZA CREEK ENERGY INC	13,118	314,832
BORA BORA RESOURCES LTD	29,145	4,883
BORGWARNER INC	13,646	749,848
BOSTON PRIVATE FINL HOLDING	44,700	602,109
BOSTON SCIENTIFIC CORP	37,795	500,784
BREITLING ENERGY CORP	(493)	(219)
BRIDGE CAPITAL HOLDINGS	43,802	980,289
BRISTOW GROUP INC	(3,970)	(261,186)
BROOKDALE SENIOR LIVING INC	72,973	2,675,920
BRUNSWICK CORP	16,636	852,761
BUFFALO WILD WINGS INC	4,585	827,042
BUNGE LTD	28,510	2,591,844
BURLINGTON STORES INC	20,141	951,864
C.H. ROBINSON WORLDWIDE INC	5,323	398,639
CABELA S INC	11,091	584,607
CABLEVISION SYSTEMS-NY GRP-A	(65,615)	(1,354,294)
CABOT OIL & GAS CORP	101,295	2,999,345
CACI INTERNATIONAL INC CL A	6,460	556,723
CADENCE DESIGN SYS INC	1,885	35,758
CAESARS ACQUISITION CO	39,311	405,296
CAESARS ENTERTAINMENT CORP	389,242	6,107,207
CALLON PETROLEUM CO	222,176	1,210,859
CALPINE CORP	87,482	1,935,977
CANADIAN NATL RAILWAY CO	30,381	2,096,394
CANADIAN PACIFIC RAILWAY LTD	66,030	12,707,389
CAPITAL ONE FINANCIAL CORP	11,905	982,758
CAPITALAND LTD SHORT	(41,000)	(102,508)
CAPITEC BANK HOLDINGS LTD	8,636	253,808

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
CAPMARK FINANCIAL GROUP INC	113,694	545,731
CARBONITE INC	17,685	252,365
CARDINAL HEALTH INC	8,000	645,840
CARDTRONICS INC	19,550	754,239
CARMAX INC	3,227	214,854
CARNIVAL CORP	6,018	272,796
CARRIZO OIL + GAS INC	9,280	386,048
CASCADE BANCORP	80,300	416,757
CASTLIGHT HEALTH INC-B	18,710	218,907
CATAMARAN CORP	15,843	819,875
CATHAY FINANCIAL HOLDING CO	122,000	180,999
CBL & ASSOCIATES PROPERTIES	(16,899)	(328,179)
CBS CORP-CLASS B NON VOTING	184,402	10,204,807
CCR SA	48,962	283,840
CDK GLOBAL INC	71,345	2,908,022
CDW CORP/DE	4,933	173,494
CELADON GROUP INC	5,925	134,438
CELGENE CORP	92,645	10,363,270
CEMBRA MONEY BANK AG	8,700	481,243
CEMEX SAB-SPONS ADR PART CER	(9,438)	(96,173)
CENTRAL PATTANA PUB CO FOREI	1,079,412	1,492,804
CENTURY COMMUNITIES INC	11,500	198,720
CENTURYLINK INC	(24,806)	(981,821)
CEPHEID INC	45,245	2,449,564
CERNER CORP	40,504	2,618,989
CGX ENERGY INC	3,892	636
CHARLES SCHWAB CORP/THE	(50,500)	(1,524,595)
CHART INDUSTRIES INC	2,445	83,619
CHC GROUP LTD	(7,439)	(23,954)
CHEESECAKE FACTORY INC/THE	13,750	691,763
CHESAPEAKE ENERGY CORP	(14,334)	(280,516)
CHEUNG KONG INFRASTRUCTURE	8,000	59,210
CHEVRON CORP	(44,074)	(4,944,221)
CHICAGO BRIDGE & IRON CO	(2,345)	(98,443)
CHIMERA INVESTMENT CORP	2,137,899	6,798,519
CHINA CINDA ASSET MANAGEME-H	4,127,000	2,011,483
CHINA CITIC BANK CORP LTD-H	97,000	77,795
CHINA CNR CORP LTD-H	179,500	257,371
CHINA CONSTRUCTION BANK-H	301,000	247,227
CHINA CREATIVE HOME GROUP LT	564,000	130,901
CHINA FOODS LTD	289,460	99,288
CHINA HUISHAN DAIRY HOLDINGS	970,000	168,848
CHINA LIFE INSURANCE CO-H	15,000	58,894
CHINA MEDICAL TECH-SPON ADR	9,062	—
CHINA MENGNIU DAIRY CO	228,000	940,831
CHINA MERCHANTS BANK H	657,445	1,649,791
CHINA MERCHANTS HLDGS INTL	20,000	67,307
CHINA MINSHENG BANKING - H-SHRS	16,500	21,701
CHINA MOBILE LTD	62,698	733,310
CHINA OVERSEAS LAND & INVEST	259,251	772,627
CHINA PETROLEUM & CHEM-ADR	(5,421)	(439,155)
CHINA PETROLEUM & CHEMICAL-H	11,000	8,865
CHINA PHARMACEUTICAL GROUP	312,000	275,170
CHINA RESOURCES ENTERPRISE	511,377	1,073,550
CHINA SHIPPING CONTAINER-H	509,000	160,796
CHINA TRADITIONAL CHINESE MEDICINE CO LTD	262,000	151,345
CHINA UNICOM HONG KONG LTD	267,000	358,043
CHIPOTLE MEXICAN GRILL INC	6,336	4,337,055
CHUBB CORP	(14,350)	(1,484,795)
CHURCHILL DOWNS INC	10,880	1,036,864
CIA BRASILEIRA DE DIS SP PRF	5,022	184,960
CIE GENERALE DES ETABLISSEMENT	59,600	5,428,844
CIENA CORP	49,998	970,461
CIGNA CORP	22,854	2,351,905
CIMAREX ENERGY CO	18,975	2,011,350
CIMB GROUP HOLDINGS BHD	562,633	894,677
CIMPOR-CIMENTOS DE PORTUGAL	70,702	100,443
CISCO SYSTEMS INC	35,403	984,734
CITIC LTD	76,000	129,549
CITIC SECURITIES CO LTD-H	7,000	26,355
CITIGROUP INC	216,600	11,720,226
CITRIX SYSTEMS INC	1,282	81,792
CJ E&M CORP	11,856	414,149
CLAYTON WILLIAMS ENERGY INC	6,200	395,560
CLEAN HARBORS INC	(9,730)	(467,527)
CLECO CORPORATION	2,140	116,716
CLOROX COMPANY	(7,581)	(790,016)
CLOUD PEAK ENERGY INC	26,600	244,188
COBIZ FINANCIAL INC	48,358	634,941
COCA COLA HBC AG CDI	55,279	1,058,460
COCA COLA ICECEK AS	13,248	286,183
COCA-COLA CO/THE	(10,660)	(450,065)
COCA-COLA ENTERPRISES	90,914	4,020,217
COGNIZANT TECH SOLUTIONS A	40,552	2,135,468
COMCAST CORP	82,000	4,720,330
COMCAST CORP CLASS A	148,340	8,605,203
COMMERCIAL METALS CO	9,215	150,112
COMMSCOPE HOLDING CO INC	74,208	1,694,169

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
COMMUNITY HEALTH SYSTEMS INC	9,503	512,402
CONCHO RESOURCES INC	4,900	488,775
CONOCOPHILLIPS	(74,938)	(5,175,218)
CONSOLIDATED EDISON INC	(57,583)	(3,801,054)
CONSTELLATION BRANDS INC-A	1,600	157,072
CONSUMER STAPLES SELECT SECTOR SPDR	(14,638)	(709,797)
CONTINENTAL RESOURCES INC/OK	1,200	46,032
COOPER COS INC/THE	500	81,045
CORE LABORATORIES N.V.	1,426	171,605
CORP MOCTEZUMA SER	92,284	286,123
COSTCO WHOLESALE CORP	5,500	779,625
COTT CORP	45,690	314,347
COUPONS.COM INC	3,200	56,800
COVIDIEN PLC	102,963	10,531,056
CREDICORP LTD	7,500	1,201,350
CREE INC	(35,720)	(1,150,898)
CROWN CASTLE INTL CORP	157,072	12,361,566
CS EUROREAL-A EUR	23,732	800,948
CSL LTD	33,700	2,390,495
CTRIP.COM INTERNATIONAL ADR	38,081	1,732,686
CU BANCORP	32,477	704,426
CURTISS WRIGHT CORP	10,745	758,490
CVS HEALTH CORP	10,900	1,049,779
DABUR INDIA LTD	146,112	543,732
DAIBIRU CORP	13,900	131,718
DALIAN WANDA COMMERCIAL PR-H	609,600	3,890,813
DANAHER CORP	37,000	3,171,270
DASSAULT SYSTEMES SA	77,746	4,754,629
DBS GROUP HOLDINGS LTD	116,000	1,803,336
DDR CORP	(8,776)	(161,127)
DEGI EUROPA	18,184	224,005
DELPHI AUTOMOTIVE PLC	5,670	412,322
DELTA AIR LINES INC	76,592	3,767,560
DEMANDWARE INC	8,995	517,572
DENA CO LTD	34,200	412,523
DENNYS CORP	6,458	66,582
DEUTSCHE POST AG-REG	18,967	620,736
DEVON ENERGY CORP	20,205	1,236,748
DEXCOM INC	26,790	1,474,790
DIALOG AXIATA PLC	1,678,010	170,103
DIAMOND OFFSHORE DRILLING	(5,707)	(209,504)
DIAMONDBACK ENERGY INC	18,538	1,108,202
DICERNA PHARMACEUTICALS INC	14,500	238,815
DIGITALGLOBE INC	32,566	1,008,569
DIRECTV	61,626	5,342,974
DISCOVER FINANCIAL SERVICES	51,565	3,376,992
DISCOVERY COMMUNICATIONS A	18,395	633,708
DISCOVERY COMMUNICATIONS C	91,337	3,079,884
DISCOVERY LTD	26,558	255,737
DISH NETWORK CORP	97,927	7,137,899
DOLLAR GENERAL CORP	175,849	12,432,524
DOMINION RESOURCES INC/VA	(1,946)	(149,647)
DOVER CORP	6,667	478,157
DOW CHEMICAL	220,865	10,073,653
DR PEPPER SNAPPLE GROUP INC	(1,595)	(114,330)
DTE ENERGY COMPANY	(4,875)	(421,054)
DUKE ENERGY CORP	(17,484)	(1,460,613)
DYNEGY INC	7,168	217,549
E MART CO LTD	2,058	380,088
E*TRADE FINANCIAL CORP	316,346	7,672,972
EASTMAN CHEMICAL CO	74,868	5,679,486
EBAY INC	405,618	22,763,282
ECHO GLOBAL LOGISTICS INC	4,270	124,684
ECLIPSE RESOURCES CORP	62,810	441,554
ECOLAB INC	12,800	1,337,856
EDISON INTERNATIONAL	(11,414)	(747,389)
E-HOUSE CHINA HOLDINGS-ADS	13,985	101,251
EL PASO ELECTRIC CO	15,820	633,749
ELECTRONIC ARTS INC	73,842	3,471,682
ELI LILLY & CO	(21,700)	(1,497,083)
ELIOR PARTICIPATIONS SCA	209,500	3,118,375
ELLINGTON FINANCIAL LLC	9,200	183,632
ELSWEDY ELECTRIC CO	59,908	347,715
EMBOTELLADORA ANDINA ADR B	11,229	190,893
EME REORGANIZATION TRUST-TRU	1,221,192	31,751
ENDO INTERNATIONAL PLC	76,776	5,537,085
ENDOLOGIX INC	38,595	590,118
ENERGY TRANSFER EQUITY LP	174,046	9,986,759
ENSCO PLC-CL A	(7,204)	(215,760)
ENTERGY CORP	(13,120)	(1,147,738)
ENVESTNET INC	17,995	884,274
ENVISION HEALTHCARE HOLDINGS	77,838	2,700,200
EOG RESOURCES INC	73,290	6,747,810
EP ENERGY CORP-CL A	14,945	156,026
EPAM SYSTEMS INC	14,830	708,133
EPIZYME INC	8,700	164,169
EQT CORP	10,600	802,420
EQUINIX INC	24,632	5,584,813

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
ESTEE LAUDER COMPANIES CL A	6,200	472,440
ESTERLINE TECHNOLOGIES CORP	7,150	784,212
ESTIA HEALTH LTD	20,776	80,476
EURASIA DRILLIN GDR REGS	20,961	373,106
EVERTEC INC	26,645	589,654
EXAR CORP	10,827	110,435
EXELON CORP	(233)	(8,640)
EXLSERVICE HOLDINGS INC	36,179	1,038,699
EXPEDIA INC	40,325	3,442,142
EXPEDITORS INTL OF WASHINGTON	(13,712)	(611,692)
EXPRESS SCRIPTS HOLDING CO	10,840	917,823
EXXON MOBIL CORP	(58,644)	(5,421,638)
FACEBOOK INC-A	38,642	3,014,849
FAMILY DOLLAR STORES	14,432	1,143,159
FANNIE MAE	22,989	47,242
FANUC CORP	21,900	3,643,232
FAST RETAILING CO LTD	3,200	1,175,576
FASTENAL CO	(17,758)	(844,570)
FBN HOLDINGS PLC	1,106,003	53,185
FCB FINANCIAL HOLDINGS INC	100,000	2,464,000
FCMB GROUP PLC	5,815,732	79,132
FEDEX CORP	5,800	1,007,228
FERRO CORP	67,465	874,346
FIAT CHRYSLER AUTOMOBILES NV	(300,539)	(3,480,242)
FIDELITY + GUARANTY LIFE	24,234	588,159
FIFTH STREET ASSET MANAGEMENT	11,500	160,425
FINANCIAL INSTITUTIONS INC	42,845	1,077,552
FIRST CASH FINL SVCS INC	6,900	384,123
FIRST DATA CORP CLASS B	2,830,000	11,320,000
FIRST MERCHANTS CORP	38,926	885,567
FIRST QUANTUM MINERALS LTD	161,835	2,306,839
FISERV INC	10,400	738,088
FIVE BELOW	18,805	767,808
FIVE PRIME THERAPEUTICS INC	12,020	324,540
FLEETCOR TECHNOLOGIES INC	73,575	10,941,338
FLEETMATICS GROUP PLC	23,609	837,883
FLEXTRONICS INTL LTD	14,594	163,161
FLIR SYSTEMS INC	36,636	1,183,709
FLOWSERVE CORP	2,700	161,541
FNF GROUP	97,297	3,351,882
FORD MOTOR CO	(68,175)	(1,056,713)
FORRESTER RESEARCH INC	26,350	1,037,136
FORTUNE BRANDS HOME + SECURI	62,654	2,836,347
FOSSIL GROUP INC	8,450	935,753
FOUNDATION MEDICINE INC	32,710	726,816
FRANKLIN RESOURCES INC	12,525	693,509
FREDDIE MAC	24,454	50,375
FREESCALE SEMICONDUCTOR LTD	34,161	861,882
FRESENIUS MEDICAL CARE AG +	23,920	1,790,211
FRESHPET INC	21,510	366,961
FRONTIER COMMUNICATIONS CORP	(311,654)	(2,078,732)
FS INVESTMENT CORP	(14,585)	(144,829)
FUCHS PETROLUB SE	9,000	345,663
FUJI HEAVY INDUSTRIES LTD	7,100	254,671
G III APPAREL GROUP LTD	6,685	675,252
GALAXY ENTERTAINMENT GROUP LTD	15,000	84,424
GALLERY MEDIA GROUP LTD	139	52,524
GAMESTOP CORP-CLASS A	(31,412)	(1,061,726)
GAMING AND LEISURE PROPERTIES	214,697	6,299,210
GANNETT CO	20,950	668,934
GARMIN LTD	10,496	554,504
GARTNER INC	23,341	1,965,546
GENERAC HOLDINGS INC	44,290	2,071,000
GENERAL ELECTRIC	(2,430)	(61,406)
GENERAL MOTORS CO	(21,844)	(762,574)
GENOCEA BIOSCIENCES INC	6,625	46,375
GENOMMA LAB INTERNACIONAL B	317,804	606,080
GENUINE PARTS CO	(11,482)	(1,223,637)
GERDAU S.A.	5,632	17,035
GERDAU SA SPON ADR	33,771	119,887
GILEAD SCIENCES INC	63,813	6,015,013
GLAXOSMITHKLINE PLC-ADR	(17,514)	(748,548)
GLOBAL BRASS + COPPER HOLDIN	21,355	281,032
GLOBAL PORTS INV GDR REG S	22,987	56,433
GLOBANT SA	9,850	153,857
GLOBE SPECIALTY METALS INC	10,210	175,918
GLOBUS MEDICAL INC A	41,726	991,827
GLYCOMIMETICS INC	25,655	184,716
GMX RESOURCES INC	8,746	—
GOLAR LNG LTD	374	13,640
GOLDMAN SACHS GROUP INC*	609,988	118,233,974
GOODYEAR TIRE + RUBBER CO	24,535	700,965
GOOGLE INC CL A	10,432	5,535,845
GOOGLE INC CL C	16,941	8,917,742
GOPRO INC-CLASS A	(973)	(61,513)
GRAPHIC PACKAGING HOLDING CO	238,815	3,252,660
GREAT WESTERN BANCORP INC	28,890	658,403
GROUPON INC	538,748	4,450,058

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
GRUBHUB INC	3,290	119,493
GRUPO BTG PACTUAL UNIT	62,470	661,549
GRUPO FINANCIERO BANORTE O	195,457	1,080,999
GRUPO FINANCIERO INBURSA O	198,754	516,041
GUARANTY TRUST BANK	2,050,370	282,122
GUARANTY TRUST BANK GDR REGS	121,238	786,835
GUIDEWIRE SOFTWARE INC	18,830	953,363
GULF COAST ULTRA DEEP ROYALTY	853,326	1,083,724
HAITONG SECURITIES CO LTD-H	46,400	116,785
HALLIBURTON CO	57,200	2,249,676
HANESBRANDS INC	7,000	781,340
HANG SENG BANK LTD	800	13,327
HANOVER INSURANCE GROUP INC/	21,760	1,551,923
HARBINGER GROUP INC	517,600	7,329,216
HARLEY DAVIDSON INC	500	32,955
HASBRO INC	(3,307)	(181,852)
HAVERTY FURNITURE	35,445	780,144
HAWAIIAN ELECTRIC INDS	(2,497)	(83,600)
HAYNES INTERNATIONAL INC	6,600	320,100
HCA HOLDINGS INC	34,274	2,515,369
HCP INC	(4,353)	(191,663)
HD SUPPLY HOLDINGS INC	7,381	217,666
HEADWATERS INC	121,145	1,815,964
HEALTH CARE SELECT SECTOR SPDR FUND	(48,405)	(3,309,934)
HEALTHSCOPE LTD	53,520	118,963
HEARTLAND PAYMENT SYSTEMS IN	44,860	2,420,197
HEARTWARE INTERNATIONAL INC	12,455	914,571
HEICO CORP CLASS A	21,198	1,003,937
HELLAS REORG EQUITY	182	209
HERITAGE CRYSTAL CLEAN INC	2,200	27,126
HERMES INTERNATIONAL	375	133,771
HERO MOTOCORP LTD	14,712	722,519
HERTZ GLOBAL HOLDINGS INC	(43,784)	(1,091,973)
HERZFELD CARIBBEAN BASIN FD	(1,966)	(17,478)
HIBU EQUITY	1,514	—
HILTON WORLDWIDE HOLDINGS IN	18,913	493,440
HINO MOTORS LTD	13,500	180,518
HOME DEPOT INC	12,700	1,333,119
HON HAI PRECISION INDUSTRY	62,000	172,211
HONEYWELL INTERNATIONAL INC	3,400	339,728
HONG KONG EXCHANGES + CLEAR	83,000	1,837,702
HORSEHEAD HOLDING CORP	7,520	119,042
HOST HOTELS & RESORTS INC	(17,135)	(407,299)
HOTEL SHILLA CO LTD	1,140	95,281
HOVNANIAN ENTERPRISES-A	(52,785)	(218,002)
HSN INC	23,770	1,806,520
HUADIAN FUXIN ENERGY CORP -H	352,000	165,663
HUBSPOT INC	9,040	303,834
HUNT (JB) TRANSPRT SVCS INC	3,900	328,575
HURON CONSULTING GROUP INC	30,657	2,096,632
HYPERMARCAS SA	51,400	321,951
ICICI BANK LTD SPON ADR	350,500	4,048,275
IDACORP INC	8,900	589,091
IGNITE RESTAURANT GROUP INC	11,900	93,653
IHS INC CLASS A	41,938	4,775,899
IHS INC-CLASS A	(1,950)	(222,066)
ILLINOIS TOOL WORKS	9,435	893,495
ILLUMINA INC	21,060	3,887,255
IMAX CORP	40,415	1,248,824
IMPERIAL OIL LTD	54,055	2,325,914
INC RESEARCH HOLDINGS INC	4,700	120,743
INCYTE CORP	20,664	1,510,745
INDOCEMENT TUNGGAL PRAKARSA	464,098	936,815
INDUSTRIAL SELECT SECT SPDR	(12,768)	(722,413)
INFOSYS LTD	16,200	505,588
INFOSYS LTD SP ADR	18,186	572,132
INFOSYS TECHNOLOGIES-SP ADR	(4,000)	(125,840)
INGERSOLL-RAND PLC	130,405	8,266,373
INSTEEL INDUSTRIES INC	26,318	620,578
INTEL CORP	(78,376)	(2,844,265)
INTERCONTINENTAL EXCHANGE IN	25,336	5,555,931
INTERFACE INC	17,585	289,625
INTERNATIONAL BANCSHARES CRP	21,750	577,245
INTERSECT ENT INC	6,900	127,995
INTL BUSINESS MACHINES CORP	2,521	404,469
INTL CONTAINER TERM SVCS INC	371,811	955,866
INTL FLAVORS & FRAGRANCES	(3,931)	(398,446)
INTL RECTIFIER CORP	28,340	1,130,766
INTUIT INC	46,412	4,278,722
INTUITIVE SURGICAL INC	1,600	846,304
INVESCO LTD	21,900	865,488
IPAYMENT HLDGS PHYSICAL CERTS	25,954	75,937
IPG PHOTONICS CORP	(13,672)	(1,024,306)
IROBOT CORP	23,415	812,969
IRONWOOD PHARMACEUTICALS INC	33,310	510,309
ISHARES CHINA LARGE-CAP ETF	(19,417)	(808,136)
ISHARES DJ US REAL ESTATE	(49,982)	(3,840,617)
ISHARES JP MORGAN USD EMERGING MARKETS BOND ETF	(9,682)	(1,062,212)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
ISHARES RUSSELL 2000 ETF	23,835	2,852,599
ISIS PHARMACEUTICALS INC	19,349	1,194,607
ISUZU MOTORS LTD	14,600	180,430
ITAU UNIBANCO H SPON PRF ADR	202,211	2,630,765
IVG CONCRETE 1 PREFERRED EQUITY TPEC SERIES 1	3,142	539,905
IVG CONCRETE 2 PREFERRED EQUITY TPEC SERIES 1	202	33,977
JAKKS PACIFIC INC	(3,065)	(20,842)
JAMES RIVER GROUP HOLDINGS L	19,800	450,648
JAPAN AIRLINES CO LTD	39,800	1,195,196
JASON INDUSTRIES INC	3,489	34,367
JD.COM INC ADR	23,673	547,793
JFE HOLDINGS INC	9,900	222,643
JGC CORP	82,000	1,704,358
JOHN B. SANFILIPPO + SON INC	12,450	566,475
JPMORGAN CHASE & CO	51,007	3,192,018
JUNIPER NETWORKS INC	23,120	516,038
JUNO THERAPEUTICS INC	2,300	120,106
JUST ENERGY GROUP INC	(12,283)	(64,230)
JX HOLDINGS INC	41,100	161,068
K+S AG-REG	(27,531)	(763,230)
KAISER ALUMINUM CORP	4,140	295,720
KANSAS CITY SOUTHERN	7,900	964,037
KAR AUCTION SERVICES INC	213,169	7,386,306
KARYOPHARM THERAPEUTICS INC	3,855	144,293
KASIKORNBANK PCL FOREIGN	22,800	158,699
KATE SPADE & CO	36,554	1,170,094
KENNEDY WILSON HOLDINGS INC	57,704	1,459,911
KERING	22,260	4,296,601
KEURIG GREEN MOUNTAIN INC	14,823	1,962,491
KEYENCE CORP	5,100	2,288,928
KIMBERLY CLARK CORP	(8,937)	(1,032,581)
KIMCO REALTY CORP	(16,010)	(402,491)
KINDER MORGAN INC	109,274	4,623,383
KITE PHARMA INC	2,000	115,340
KIWOOM SECURITIES CO LTD	5,354	224,555
KKR & CO LP	209,042	4,851,865
KLX INC	44,974	1,855,178
KNIGHT TRANSPORTATION INC	9,900	333,234
KNOWLES CORP	(18,857)	(444,082)
KOHLS CORP	(6,543)	(399,385)
KONICA MINOLTA INC	10,100	111,633
KOREA ELECTRIC POWER CORP	10,107	394,644
KOSMOS ENERGY LTD	37,857	317,620
KOTAK MAHINDRA BANK LTD	80,134	1,602,363
KRAFT FOODS GROUP INC	(7,479)	(468,634)
L BRANDS INC	64,057	5,544,133
L OREAL	17,900	3,017,224
LABORATORY CRP OF AMER HLDGS	23,471	2,532,521
LAFARGE MALAYSIA BHD	54,597	152,400
LAKELAND BANCORP INC	139,786	1,635,496
LAMBOO RESOURCES LTD	183,140	26,191
LANDS END INC	16,915	912,733
LANDSTAR SYSTEM INC	(10,192)	(739,226)
LAREDO PETROLEUM INC	31,395	324,938
LAS VEGAS SANDS CORP	(9,045)	(526,057)
LATTICE SEMICONDUCTOR CORP	220,685	1,520,520
LENDINGCLUB CORP	2,300	58,190
LENNAR CORP - B SHS	8,854	319,718
LENNAR CORP-CL A	(55,446)	(2,484,535)
LEVEL 3 COMMUNICATIONS INC	18,927	934,615
LI NING CO LTD	575,942	276,279
LIBERTY BROADBAND-A	(3,459)	(173,261)
LIBERTY BROADBAND-C	(3,400)	(169,388)
LIBERTY GLOBAL PLC-A	9,290	466,404
LIBERTY GLOBAL PLC-SERIES C	58,572	2,829,613
LIBERTY MEDIA CORP - A	939	33,119
LIFEWAY FOODS INC	21,070	390,427
LIMONEIRA CO	8,735	218,200
LINDE AG	7,160	1,335,983
LINDSAY CORP	(7,023)	(602,152)
LINEAR TECHNOLOGY CORP	9,435	430,236
LINK NET TBK PT	717,100	283,944
LINKEDIN CORP A	10,980	2,522,216
LINX SA	12,300	233,673
LIONS GATE ENTERTAINMENT COR	19,849	635,565
LIXIL GROUP CORP	(2,700)	(57,523)
LKQ CORP	111,085	3,123,710
LOJAS RENNER S.A.	9,334	268,517
LONGFOR PROPERTIES	378,967	491,616
LONGTOP FINANCIAL-SPON ADR	38,622	—
LORAL SPACE & COMMUNICATIONS I	40,000	3,148,400
LORILLARD INC	67,351	4,239,072
LOUIS XIII HOLDINGS LTD	5,662,500	2,300,679
LOUISIANA PACIFIC CORP	24,500	405,720
LOWE S COS INC	28,200	1,940,160
LPL FINANCIAL HOLDINGS INC	(4,865)	(216,736)
LSR GROUP	2,302	17,572
LSR GROUP OJSC GDR REGS	63,886	99,662

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
LUPIN LTD	69,417	1,571,443
LUXFER HOLDINGS PLC ADR	33,920	506,426
LVMH MOET HENNESSY LOUIS VUI	7,700	1,232,224
LYONDELLBASELL INDUSTRIES NV	47,646	3,782,616
M/I HOMES INC	38,115	875,120
M3 INC	76,100	1,284,043
MACQUARIE INFRASTRUCTURE CO	104	7,393
MACYS INC	(10,169)	(668,612)
MAGNA INTERNATIONAL INC	(1,281)	(139,232)
MAGNESITA REFRATARIOS SA	36,897	28,733
MARITIME FINANCE CO.	188,000	3,669,760
MARKET VECTORS SEMICONDUCTOR	(15,225)	(831,590)
MARKETO INC	53,985	1,766,389
MARKWEST ENERGY PARTNERS LP	10,870	730,355
MARRIOTT INTERNATIONAL CL A	2,327	181,576
MARRIOTT VACATIONS WORLD	9,290	692,477
MARSH + MCLENNAN COS	25,675	1,469,637
MASONITE INTERNATIONAL CORP	19,991	1,228,647
MASTERCARD INC CLASS A	113,475	9,777,006
MATAHARI DEPARTMENT STORE TBK	139,400	168,284
MATERIALS SELECT SECTOR SPDR	(19,160)	(930,793)
MATTEL INC	(2,432)	(75,258)
MAVENIR SYSTEMS INC	107,500	1,457,700
MAZDA MOTOR CORP	48,800	1,191,709
MCDONALDS CORP	4,497	421,369
MCGRAW HILL FINANCIAL INC	15,026	1,337,013
MCKESSON CORP	89,069	18,488,943
MECHEL-ADR	5,183	3,545
MEDIATEK INC	95,644	1,398,251
MEDICINES COMPANY	2,415	66,823
MEDTRONIC INC	48,482	3,500,400
MEGACABLE HOLDINGS CPO	128,574	503,227
MEIJI HOLDINGS CO LTD	4,300	394,920
MELCO CROWN ENTERTAINMENT LTD	137,190	3,484,626
MELCOLOT LTD	1,320,000	117,439
MENS WEARHOUSE INC THE	28,626	1,263,838
MERCANTILE BANK CORP	47,005	988,045
MERCK & CO. INC.	(11,284)	(640,818)
MERITAGE HOMES CORP	(2,394)	(86,160)
MERITOR INC	(1,410)	(21,362)
METLIFE INC	11,490	621,494
METTLER-TOLEDO INTERNATIONAL	(1,479)	(447,338)
MGIC INVESTMENT CORP	279,067	2,600,904
MGM RESORTS INTERNATIONAL	49,674	1,062,030
MICHAEL KORS HOLDINGS LTD	11,115	834,737
MICRON TECHNOLOGY INC	160,202	5,608,672
MICROSEMI CORP	29,035	824,013
MICROSOFT CORP	167,827	7,795,564
MILLENNIAL MEDIA INC	13,117	20,987
MINDRAY MEDICAL INTL LTD ADR	14,427	380,873
MIRABELA NICKEL LTD	237,842	5,637
MISUMI GROUP INC	47,400	1,577,430
MITSUBISHI ESTATE CO LTD	61,800	1,317,235
MITSUBISHI HEAVY INDUSTRIES	17,000	94,983
MITSUBISHI UFJ FINANCIAL GRP	29,900	165,737
MITSUI OSK LINES LTD	(1,500)	(4,492)
MKS INSTRUMENTS INC	35,575	1,302,045
MOBILEYE NV	(14,688)	(595,745)
MOELIS + CO CLASS A	6,550	228,792
MOHAWK INDUSTRIES INC	35,892	5,576,181
MOLYCORP INC	4,388	3,864
MONARCH CASINO + RESORT INC	17,661	292,996
MONDELEZ INTERNATIONAL INC	188,522	6,848,062
MONGOLIAN MINING CORP	1,892,032	82,953
MONITISE PLC	10,066,961	3,962,326
MONOLITHIC POWER SYSTEMS INC	4,685	233,032
MONOTARO CO LTD	25,500	521,294
MONSTER BEVERAGE CORP	7,709	835,270
MOOG INC CLASS A	10,655	788,790
MORGAN STANLEY	75,960	2,947,248
MOSCOW EXCHANGE MICEX RTS	122,240	121,221
MOTOROLA SOLUTIONS INC	113,700	7,626,996
MPLX LP	552	40,566
MS&AD INSURANCE GROUP HOLDING	8,800	211,448
MSC INDUSTRIAL DIRECT CO-A	(2,034)	(165,263)
MTN GROUP LTD	97,220	1,860,699
MYLAN LABS INC	(169,373)	(9,547,556)
MYRIAD GENETICS INC	(34,447)	(1,173,265)
NATIONAL BANK OF CANADA	(6,580)	(279,937)
NATIONAL CINEMEDIA INC	40,864	587,216
NATIONAL ENERGY	27,154	—
NATIONAL INSTRUMENTS CORP	19,093	593,601
NAVER CORP	169	110,033
NAVIENT CORP	426,100	9,208,021
NCI BUILDING SYSTEMS INC	10,005	185,293
NEFF CORP	9,100	102,557
NELNET INC CL A	22,450	1,040,109
NESTE OIL OYJ	(25,537)	(619,747)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
NESTLE SA SPONS ADR	66,100	4,821,995
NETFLIX INC	2,114	722,164
NEUSTAR INC-CLASS A	(18,060)	(502,068)
NEW MEDIA INVESTMENT GROUP INC	36,878	871,427
NEW RESIDENTIAL INVESTMENT COR	197,957	2,527,911
NEW SENIOR INVESTMENT GROUP IN	113,622	1,869,082
NEW WORLD DEPT STORE CHINA	349,840	111,879
NEW YORK COMMUNITY BANCORP	(8,225)	(131,600)
NEXTERA ENERGY INC	69,746	7,413,302
NEXTERA ENERGY PARTNERS LP	12,154	410,198
NIDEC CORP	(14,700)	(962,711)
NIELSEN NV	4,880	218,282
NIGERIAN BREWERIES PLC	882,079	796,763
NIKE INC CL B	42,206	4,058,107
NIMBLE STORAGE INC	26,345	724,488
NINTENDO CO LTD	(940)	(98,838)
NIPPON PAINT HOLDINGS CO LTD	12,000	352,353
NIPPON TELEGRAPH & TELEPHONE	5,400	279,775
NISSAN MOTOR CO LTD	30,800	271,568
NOBLE ENERGY INC	27,016	1,281,369
NOMURA HOLDINGS INC	(22,600)	(130,118)
NORDIC AMERICAN OFFSHORE LTD	155,000	1,903,400
NORTHEAST UTILITIES	(5,838)	(312,450)
NORTHERN TRUST CORP	1,800	121,320
NORWEGIAN CRUISE LINE HOLDIN	3,200	149,632
NOVARTIS AG-REG	16,020	1,487,928
NOVARTIS AG-SPONSORED ADR	(74)	(6,857)
NOVATEK OAO SPONS GDR REG S	20,237	1,586,581
NOVAVAX INC	100,267	594,583
NOVION PROPERTY GROUP	(12,000)	(20,790)
NOVO NORDISK A/S B	54,100	2,288,398
NOVO NORDISK A/S SPONS ADR	80,195	3,393,852
NOVOLIPET STEEL GDR REG S	40,094	460,279
NPS PHARMACEUTICALS INC	29,260	1,046,630
NRG ENERGY INC	6	162
NRG YIELD INC CLASS A	12,175	573,930
NSK LTD	14,000	168,402
NVDR THB10.0	206,066	1,443,633
O KEY GROUP SA GDR REGS	6,004	26,358
O REILLY AUTOMOTIVE INC	7,300	1,406,126
OCCIDENTAL PETROLEUM CORP	10,440	841,568
OCI NV	29,446	1,029,384
OCULAR THERAPEUTIX INC	7,600	178,752
ODONTOPREV S.A.	21,600	80,120
OMNICARE INC	(558)	(40,695)
OMNICOM GROUP	(12,649)	(979,918)
OMNOVA SOLUTIONS INC	91,960	748,554
ON DECK CAPITAL INC	5,800	130,094
ONEBEACON INSURANCE GROUP A	42,990	696,438
OPKO HEALTH INC	(97,550)	(974,525)
ORBITAL SCIENCES CORP	23,995	645,226
OREILLY AUTOMOTIVE INC	(1,250)	(240,775)
ORION ENGINEERED CARBONS SA	28,900	491,011
ORIX CORP	2,800	35,584
OTONOMY INC	5,915	197,147
OTP BANK PLC	28,199	411,844
OUTERWALL INC	(1,459)	(109,746)
OZNER WATER INTERNATIONAL HOLDING LTD	1,605,000	616,711
PACIFIC BIOSCIENCES OF CALIF	62,320	488,589
PACWEST BANCORP	71,846	3,266,119
PALL CORP	20,838	2,109,014
PANDORA MEDIA INC	51,565	919,404
PANERA BREAD COMPANY CLASS A	5,548	969,790
PAREXEL INTERNATIONAL CORP	(5,852)	(325,137)
PARKER HANNIFIN CORP	7,380	951,651
PARKSON RETAIL GROUP LTD	95,848	24,102
PARSLEY ENERGY INC	7,600	121,296
PATRIOT COAL CORP - A	1,008	5,040
PATTERN ENERGY GROUP INC	13,460	331,924
PAYCHEX INC	(45,198)	(2,086,792)
PDC ENERGY INC	37,623	1,552,701
PDF SOLUTIONS INC	30,645	455,385
PEAPACK GLADSTONE FINL CORP	5,000	92,800
PEGATRON CORP	14,964	34,518
PENN REAL ESTATE INVEST TST	(8,427)	(197,697)
PENNYMAC FINANCIAL SERVICES IN	144,800	2,505,040
PENNYMAC MORTGAGE INVESTMENT T	128,700	2,714,283
PEPSICO INC	200	18,912
PERRIGO CO PLC	31,033	5,187,476
PETROCHINA CO LTD-H	4,000	4,436
PFIZER INC	48,405	1,507,816
PHARMACYCLICS INC	5,400	660,204
PHILIP MORRIS INTERNATIONAL	6,788	552,883
PHILLIPS 66-W/I	(8,348)	(598,552)
PHS TOPCO EQUITY	9,398	—
PICC PROPERTY & CASUALTY-H	101,560	197,476
PICK N PAY HOLDINGS LTD	18,627	37,838
PICK N PAY STORES LTD	66,288	301,508

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
PILGRIM’S PRIDE CORP	(23,380)	(766,630)
PING AN INSURANCE GROUP CO-H	393,500	4,013,390
PINNACLE WEST CAPITAL	(1,946)	(132,931)
PIONEER NATURAL RESOURCES CO	7,250	1,079,163
PITNEY BOWES INC	(18,870)	(459,862)
PLAINS GP HOLDINGS LP-CL A	160,541	4,122,693
PLY GEM HOLDINGS INC	17,585	245,838
PNC FINANCIAL SERVICES GROUP	12,185	1,111,638
POLARIS INDUSTRIES INC	300	45,372
POPEYES LOUISIANA KITCHEN IN	13,200	742,764
PORTLAND GENERAL ELECTRIC CO	21,675	819,965
PORTOLA PHARMACEUTICALS INC	23,255	658,582
POST HOLDINGS INC	36,450	1,526,891
POWER INTEGRATIONS INC	19,820	1,025,487
POWERSHARES QQQ TRUST SERIES	(5,300)	(547,225)
PPG INDUSTRIES INC	26,797	6,194,127
PRA HEALTH SCIENCES INC	7,500	181,650
PRAXAIR INC	7,090	918,580
PRECISION CASTPARTS CORP	8,600	2,071,568
PRESTIGE BRANDS HOLDINGS INC	32,955	1,144,198
PRICELINE GROUP INC/THE	8,966	10,223,123
PRIMERICA INC	26,166	1,419,767
PROCTER & GAMBLE	(3,863)	(351,881)
PROGRESSIVE CORP	37,455	1,010,910
PRUDENTIAL FINANCIAL INC	14,025	1,268,702
PTC INC	24,010	879,967
PTC THERAPEUTICS INC	12,716	658,307
PUBLIC SERVICES ENTERPRISE GP	(19,833)	(821,285)
PUMA BIOTECHNOLOGY INC	871	164,854
PVH CORP	60,381	7,739,033
PW MEDTECH GROUP LTD	179,000	80,089
QEP RESOURCES INC	331,000	6,692,820
QIHOO 360 TECHNOLOGY CO ADR	29,679	1,699,420
QINHUANGDAO PORT CO LTD H	249,000	115,592
QIWI PLC SPONSORED ADR	4,663	94,146
QLIK TECHNOLOGIES INC	18,562	573,380
QUALCOMM INC	92,452	6,871,957
QUANTUM CORP	19,460	34,250
QUEST DIAGNOSTICS INC	(12,162)	(815,584)
QUIDEL CORP	49,495	1,431,395
QUNAR CAYMAN ISLANDS LTD-ADR	30,842	876,838
RADIAN GROUP INC	97,516	1,630,468
RADWARE LTD	103,515	2,279,400
RAKUTEN INC	(15,100)	(211,927)
RALPH LAUREN CORP	100	18,516
RAMAYANA LESTARI SENTOSA PT	1,614,097	102,958
RANGE RESOURCES CORP	8,364	447,056
RASPADSKAYA	121,912	46,733
RCS CAPITAL CORP-CLASS A	(39,508)	(483,578)
REALOGY HOLDINGS CORP	70,030	3,115,635
RED HAT INC	12,398	857,198
RED ROBIN GOURMET BURGERS	7,495	576,928
REGENCY ENERGY PARTNERS LP	(9,405)	(225,720)
REGENERON PHARMACEUTICALS	13,852	5,682,783
REGULUS THERAPEUTICS INC	24,315	390,013
RELYPSA INC	15,665	482,482
RENTRAK CORP	900	65,538
REPUBLIC SERVICES INC	(33,046)	(1,330,102)
RESONA HOLDINGS INC	34,000	173,545
RESTAURANT BRANDS INTERNATIONAL INC	(89,228)	(3,483,461)
RESTAURANT BRANDS-EXCH UNITS	(3)	(113)
REXNORD CORP	10,520	296,769
REYNOLDS AMERICAN INC	(9,524)	(612,107)
RF MICRO DEVICES INC	(11,890)	(197,255)
RICHTEK TECHNOLOGY CORP	30,690	163,152
ROBINSON DEPT STORE PCL FOR	209,900	287,097
ROCHE HOLDING AG GENUSSCHEIN	13,500	3,666,935
ROCKWELL COLLINS INC	(9,687)	(818,358)
ROCKWOOD HOLDINGS INC	54,821	4,319,895
ROGERS CORP	28,550	2,325,112
ROPER INDUSTRIES INC	5,200	813,020
ROSETTA RESOURCES INC	2,572	57,381
ROSS STORES INC	7,800	735,228
ROYAL BAFOKENG PLATINUM LTD	23,027	104,917
ROYAL BANK OF CANADA	(13,130)	(906,593)
ROYAL CARIBBEAN CRUISES LTD	1,000	82,430
RPM INTERNATIONAL INC	13,992	709,534
RREEF CHINA COMMERCIAL TRUST	798,800	1,483
RSP PERMIAN INC	49,845	1,253,103
RTI INTERNATIONAL METALS INC	13,185	333,053
RYANAIR HOLDINGS PLC-SP ADR	(2,563)	(182,665)
RYLAND GROUP INC	(17,624)	(679,581)
SABMILLER PLC	81,254	4,253,369
SABRE CORP	65,367	1,324,989
SALESFORCE.COM INC	24,700	1,464,957
SALIX PHARMACEUTICALS LTD	(12,687)	(1,458,244)
SALLY BEAUTY HOLDINGS INC	65,933	2,026,780
SAMSUNG ELECTR GDR	2,200	1,331,000

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
SAMSUNG ELECTRO REGS GDR PFD	3,350	1,574,165
SAMSUNG ELECTRONICS CO LTD	2,716	3,279,017
SAMSUNG FIRE + MARINE INS	11,209	2,880,901
SANCHEZ ENERGY CORP	(1,946)	(18,078)
SANDERSON FARMS INC	(3,583)	(301,062)
SANDISK CORP	(17,482)	(1,712,886)
SANDRIDGE ENERGY INC	2,049,361	3,729,837
SANDS CHINA LTD	351,600	1,731,766
SANTANA MINERALS LTD	83,435	2,182
SANTANDER CONSUMER USA HOLDINGS INC	136,518	2,677,118
SAP SE SPONSORED ADR	33,490	2,332,579
SAPIENT CORPORATION	7,078	176,101
SASOL LTD	24,900	927,684
SAUR SPV 1 EQUITY	110	—
SAUR SPV 2 EQUITY	30	—
SAUR SPV 3 EQUITY	32	—
SBERBANK	785,931	720,437
SBI HOLDINGS INC LONG	2,300	25,440
SCANA CORP	(3,892)	(235,077)
SCHLUMBERGER LTD	13,171	1,124,935
SCHNEIDER ELECTRIC SE	34,700	2,544,938
SEACOAST BANKING CORP/FL	67,000	921,250
SEADRILL LTD	4,798	57,288
SEADRILL PARTNERS LLC	2,616	42,458
SEAGATE TECHNOLOGY	(26,340)	(1,751,610)
SEARS HOLDINGS CORP	(14,320)	(472,274)
SEAWORLD ENTERTAINMENT INC	1,250	22,375
SEIKO HOLDINGS CORP	(6,000)	(33,984)
SEMEN INDONESIA PERSERO TBK	462,476	604,934
SEMGROUP CORP CLASS A	14,935	1,021,405
SEMICONDUCTOR MANUFACTURING	(1,498,000)	(137,139)
SENSATA TECHNOLOGIES HOLDING	35,959	1,884,611
SERVICE CORP INTERNATIONAL	(54,552)	(1,238,330)
SERVICENOW INC	13,751	933,005
SFX ENTERTAINMENT INC	42,109	190,754
SHANDONG WEIGAO GP MEDICAL-H	64,000	51,659
SHERWIN WILLIAMS CO/THE	9,300	2,446,272
SHIMIZU CORP	24,000	164,765
SHINHAN FINANCIAL GROUP LTD	48,308	1,953,592
SHIP FINANCE INTL LTD	6,180	87,262
SHIRE PLC	37,270	5,226,041
SHIRE PLC ADR	100	21,254
SHIZUOKA BANK LTD	18,000	166,216
SHOE CARNIVAL INC	19,340	496,845
SIAM COMMERCIAL BANK FOREIGN	121,217	670,562
SIENTRA INC	1,195	20,064
SIGNET JEWELERS LTD	14,766	1,942,763
SINA CORP	(651)	(24,354)
SINOPHARM GROUP CO-H	244,800	866,451
SIRIUS XM HOLDINGS INC	2,650,674	9,277,359
SM INVESTMENTS CORP	1,470	26,772
SOFTBANK CORP	39,000	2,345,597
SOFTBANK CORP UNSPON ADR	9,500	282,150
SOLAR CAPITAL LTD	37,455	674,565
SOLARCITY CORP	318	17,007
SOLARWINDS INC	37,671	1,877,146
SONOVA HOLDING AG REG	10,700	1,581,875
SONUS NETWORKS INC	653,415	2,594,058
SONY CORP	149,700	3,087,533
SONY CORP-SPONSORED ADR	28,646	586,384
SONY FINANCIAL HOLDINGS INC	13,800	205,135
SOUFUN HOLDINGS LTD-ADR	171,873	1,270,141
SOUTH JERSEY INDUSTRIES	11,900	701,267
SOUTH STATE CORP	23,585	1,582,082
SOUTHERN CO	(86,711)	(4,258,377)
SOUTHWEST GAS CORP	20,925	1,293,374
SOUTHWESTERN ENERGY CO	23,639	645,108
SPANSION INC CLASS A	29,175	998,369
SPDR S&P HOMEBUILDERS ETF	(19,097)	(651,590)
SPEEDCAST INTERNATIONAL LTD	35,191	52,915
SPROUTS FARMERS MARKET INC	7,733	262,767
STANDARD BANK GROUP LTD	83,543	1,036,132
STANDARD METALS PROCESSING INC	22,819	22,819
STANDARD PACIFIC CORP	115,215	839,917
STARBUCKS CORP	22,700	1,862,535
STARWOOD HOTELS + RESORTS	27,130	2,199,429
STARWOOD WAYPOINT	136	3,586
STATE STREET CORP	11,600	910,600
STERLING CONSTRUCTION CO	56,633	361,885
STEVEN MADDEN LTD	18,307	582,712
STEWART INFORMATION SERVICES	26,845	994,339
STRYKER CORP	10,640	1,003,671
SUMITOMO ELECTRIC INDUSTRIES	9,900	124,948
SUMITOMO MITSUI FINANCIAL GRP INC	4,900	178,825
SUMMIT ASCENT HOLDINGS LTD	450,000	218,748
SUMMIT MIDSTREAM PARTNERS LP	3,373	128,174
SUN PHARMACEUTICAL INDUS	171,671	2,249,149
SUNEDISON INC	411,100	8,020,561

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
SUNOPTA INC	69,629	825,104
SUNPOWER CORP	(3,435)	(88,726)
SUZUKI MOTOR CORP	36,700	1,114,348
SWATCH GROUP AG/THE BR	2,660	1,189,123
SWIFT TRANSPORTATION CO	14,340	410,554
SYMETRA FINANCIAL CORP	11,951	275,471
SYMRISE AG	25,130	1,524,381
SYNAGEVA BIOPHARMA CORP	3,900	361,881
SYSCO CORP	19,455	772,169
SYSMEX CORP	56,400	2,535,519
T ROWE PRICE GROUP INC	(13,710)	(1,177,141)
T&D HOLDINGS INC	14,900	181,216
TAIWAN SEMICONDUCTOR MANUFACTURING CO LTD	1,302,596	5,810,968
TAIWAN SEMICONDUCTOR SP ADR	85,800	1,920,204
TAKEDA PHARMACEUTICAL CO LTD	4,700	195,892
TAKE-TWO INTERACTIVE SOFTWARE	(7,112)	(199,349)
TALISMAN ENERGY INC	(38,486)	(301,345)
TALLINK GROUP AS	359,457	293,599
TARGET CORP	(14,670)	(1,113,600)
TATA CONSULTANCY SVCS LTD	30,550	1,240,924
TD AMERITRADE HOLDING CORP	72,784	2,604,212
TEAM HEALTH HOLDINGS INC	53,582	3,082,572
TECHNOLOGY SELECT SECT SPDR	(2,436)	(100,729)
TECO ENERGY INC	15,142	310,260
TEEKAY TANKERS LTD-CLASS A	11,600	58,696
TELEDYNE TECHNOLOGIES INC	9,130	938,016
TELENET GROUP HOLDING NV	165,200	9,283,136
TENCENT HOLDINGS LTD	97,200	1,409,967
TENNECO INC	8,960	507,226
TERNIUM SA SPONSORED ADR	17,906	315,862
TERRAFORM POWER INC	60,500	1,868,240
TESARO INC	17,656	656,627
TESLA MOTORS INC	(1,895)	(421,467)
TETRAPHASE PHARMACEUTICALS I	18,575	737,613
TEXAS ROADHOUSE INC	16,200	546,912
TEXTRON INC	13,274	558,968
THAI BEVERAGE PCL	2,675,809	1,393,335
THERMO FISHER SCIENTIFIC INC	52,419	6,567,577
THOMSON REUTERS CORP	(20,050)	(808,242)
THUNDERBIRD RESOURCES LP	11,123	785,274
THUNDERBRID RESOURCES EQUITY I	4,114	360,377
TIFFANY + CO	1,500	160,290
TIME WARNER CABLE INC	19,578	2,977,031
TIME WARNER INC	126,310	10,789,400
TINGYI (CAYMAN ISLN) HLDG CO	468,000	1,073,011
TJX COMPANIES INC	10,440	715,975
TMB BANK PUBLIC CORP FOREIGN	5,869,101	520,905
TMW IMMOBILIEN WELTFONDS	1,852	31,958
TOREX GOLD RESOURCES INC	155,597	165,236
TOSHIBA CORP	16,000	68,388
TOTVS SA	20,867	274,752
TOWERS WATSON & CO-CL A	(5,613)	(635,223)
TRACKING STK USD.01	195,157	5,741,519
TRACTEBEL ENERGIA SA	41,754	531,389
TRACTOR SUPPLY COMPANY	26,907	2,120,810
TRANSCANADA CORP	139,135	6,832,896
TRANSDIGM GROUP INC	14,433	2,833,920
TRANSOCEAN LTD	(26,899)	(493,059)
TRANSOCEAN PARTNERS LLC	60,944	891,001
TREEHOUSE FOODS INC	18,350	1,569,476
TREVENA INC	26,300	157,274
TRIBUNE MEDIA CO	130,100	7,776,077
TRICO BANCSHARES	34,245	845,852
TRIMBLE NAVIGATION LTD	13,636	361,899
TRINA SOLAR LTD - SPON ADR	6,909	63,977
TRINET GROUP INC	14,520	454,186
TRIPADVISOR INC	11,566	863,518
TRIVASCULAR TECHNOLOGIES INC	15,045	189,116
TRULIA INC	(12,698)	(584,489)
TUESDAY MORNING CORP	73,040	1,584,968
TULLOW OIL PLC	277,604	1,791,583
TUMI HOLDINGS INC	27,860	661,118
TURKIYE GARANTI BANKASI	410,462	1,653,963
TURKIYE GARANTI BANKASI ADR	474,800	1,884,956
TWENTY FIRST CENTURY FOX A	(5,272)	(202,471)
TWENTY FIRST CENTURY FOX B	124,888	4,607,118
TWITTER INC	29,665	1,064,084
TYSON FOODS INC-CL A	(9,502)	(380,935)
UGI CORP	(3,130)	(118,877)
UIL HOLDINGS CORP	11,285	491,349
ULKER BISKUVI SANAYI	47,283	375,190
ULTA SALON COSMETICS & FRAGR	9,366	1,197,349
ULTRAGENYX PHARMACEUTICAL IN	1,000	43,880
ULTRAPAR PARTICIPACOES SA	17,508	338,871
ULTRAPAR PARTICPAC SPON ADR	2,684	51,184
ULTRATECH INC	22,990	426,694
UNDER ARMOUR INC CLASS A	14,565	988,964
UNICHARM CORP	141,600	3,439,169

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
UNILEVER PLC	32,900	1,348,146
UNION PACIFIC CORP	9,300	1,107,909
UNITED BANK FOR AFRICA PLC	7,782,717	183,723
UNITED COMMUNITY BANKS/GA	62,450	1,182,803
UNITED CONTINENTAL HOLDINGS	210,397	14,073,455
UNITED MICROELECTRON-SP ADR	178,863	406,019
UNITED STATES STEEL CORP	(20,043)	(535,950)
UNITED TECH CORP	13,890	1,597,350
UNITED TECHNOLOGIES CORP	(94)	(10,810)
UNITEDHEALTH GROUP INC	4,300	434,687
UNIVERSAL HEALTH SERVICES-B	8,402	934,807
UNIVERSAL STAINLESS + ALLOY	10,500	264,075
UTILITIES SELECT SECTOR SPDR	(9,094)	(429,419)
VALE SA-SP ADR	(42,288)	(345,916)
VALEANT PHARMACEUTICALS INTE	29,628	4,240,063
VALERO ENERGY CORP	(28,070)	(1,389,465)
VALSPAR CORP	(2,848)	(246,295)
VANTIV INC CL A	18,365	622,941
VARIAN MEDICAL SYSTEMS INC	(3,892)	(336,697)
VENTAS INC	(2,432)	(174,374)
VERINT SYSTEMS INC	13,675	796,979
VERISK ANALYTICS INC CLASS A	7,828	501,383
VERIZON COMMUNICATIONS INC	(11,676)	(546,203)
VERSARTIS INC	500	11,225
VERTEX PHARMACEUTICALS INC	4,400	522,720
VF CORP	13,042	976,846
VIENNA INSURANCE GROUP AG	10,795	484,357
VINCE HOLDING CORP	24,845	649,448
VIOLIN MEMORY INC	40,900	195,911
VIPSHOP HOLDINGS LTD ADS	36,400	711,256
VIRTUS INVESTMENT PARTNERS	1,705	290,685
VISA INC CLASS A SHARES	41,475	10,874,745
VIVARTE ORD SHS	1,004	—
VIVINT SOLAR INC	22,000	202,840
VMWARE INC CLASS A	900	74,268
VULCAN MATERIALS CO	28,240	1,856,215
WABTEC CORP	9,000	782,010
WAGEWORKS INC	16,830	1,086,713
WALGREENS BOOTS ALLIANCE INC	162,750	12,401,550
WAL-MART STORES INC	(31,550)	(2,709,514)
WALT DISNEY CO/THE	18,185	1,712,845
WARTSILA OYJ ABP	(9,810)	(440,189)
WASTE CONNECTIONS INC	66,598	2,929,646
WASTE MANAGEMENT INC	(72,963)	(3,744,461)
WATERS CORP	(3,892)	(438,706)
WATSCO INC	7,400	791,800
WATTS WATER TECHNOLOGIES A	18,635	1,182,204
WAYFAIR INC CLASS A	13,000	258,050
WEB.COM GROUP INC	10,765	204,427
WEINGARTEN REALTY INVESTORS	(5,515)	(192,584)
WELLCARE HEALTH PLANS INC	8,766	719,338
WELLS FARGO + CO	10,125	555,053
WEST CHINA CEMENT LTD	992,938	104,994
WESTERN GAS EQUITY PARTNERS	5,131	309,040
WESTERN UNION CO	(89,627)	(1,605,220)
WESTPORTS HOLDINGS BHD	313,300	301,069
WEX INC	21,779	2,154,379
WEYERHAEUSER CO	(8,233)	(295,482)
WHIRLPOOL CORP	4,845	938,670
WHITEWAVE FOODS CO	36,128	1,264,119
WHITING PETROLEUM CORP	7,995	263,835
WILLIAM LYON HOMES-CL A	(5,451)	(110,492)
WILLIAMS COS INC	237,480	10,672,351
WILLIAMS PARTNERS LP	1,761	78,805
WILLIAMS SONOMA INC	9,183	694,969
WINDSTREAM HOLDINGS INC	(3,242)	(26,714)
WINTRUST FINANCIAL CORP	10,700	500,332
WISCONSIN ENERGY CORP	(2,919)	(153,948)
WISDOMTREE INVESTMENTS INC	50,030	784,220
WMI HOLDINGS CORP	4,831	9,904
WORKDAY INC CLASS A	37,498	3,060,212
WORLD FUEL SERVICES CORP	(5,537)	(259,851)
WPP PLC	187,100	3,923,845
WPX ENERGY INC	134,933	1,569,271
WUMART STORES INC H	230,668	197,507
WUXI PHARMATECH CAYMAN ADR	62,611	2,108,112
WYNN MACAU LTD	47,600	134,106
WYNN RESORTS LTD	12,667	1,884,343
X 5 RETAIL GROUP NV REGS GDR	48,576	592,627
XCEL ENERGY INC	(973)	(34,950)
XENOPORT INC	81,190	712,036
XINYI GLASS HOLDINGS LTD	739,000	372,604
XOOM CORP	14,380	251,794
XPO LOGISTICS INC	35,465	1,449,809
YAHOO! INC	145,946	7,371,732
YANGZIJIANG SHIPBUILDING	(103,000)	(93,750)
YAPI VE KREDI BANKASI	248,134	519,036
YASKAWA ELECTRIC CORP	(18,900)	(244,685)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
YELP INC	21,998	1,203,951
YPF S.A.-SPONSORED ADR	13,906	368,092
YY INC-ADR	(888)	(55,358)
ZAYO GROUP HOLDINGS INC	12,380	378,457
ZEBRA TECHNOLOGIES CORP-CL A	38,919	3,012,720
ZHEN DING TECHNOLOGY HOLDING	21,000	56,405
ZHUZHOU CSR TIMES ELECTRIC-H	64,000	373,412
ZILLOW INC-CLASS A	19,925	2,109,858
ZIMMER HOLDINGS INC	29,189	3,310,616
ZULILY INC - CL A	34,200	800,280

Total Common Stock	134,355,981	$1,500,800,766

Cash and Cash Equivalents
BRAZILIAN REAL	3,403	$1,280
CANADIAN DOLLAR	61,389	53,001
DANISH KRONE	4,160	676
EGYPTIAN POUND	108	15
EURO CURRENCY	358,931	434,325
HONG KONG DOLLAR	10,770	1,389
INDIAN RUPEE	794,957	12,594
INDONESIAN RUPIAH	2	—
JAPANESE YEN	23,260,348	194,006
MALAYSIAN RINGGIT	479	137
MEXICAN PESO	1,656,426	112,378
NEW ISRAELI SHEQEL	874	225
NEW TAIWAN DOLLAR	41,077,987	1,299,854
NEW ZEALAND DOLLAR	60,275	47,111
POLISH ZLOTY	56,675	15,956
POUND STERLING	165,596	258,206
SOUTH AFRICAN RAND	14,479	1,252
SOUTH KOREAN WON	11,524	10
SWEDISH KRONA	46,034	5,880
SWISS FRANC	2,024	2,037
THAILAND BAHT	2,568,860	78,081
TURKISH LIRA	43,993	18,819

Total Cash and Cash Equivalents	70,199,293	$2,537,231

Certificates of Deposit
CREDIT SUISSE NY	1,570,000	$1,570,000

Total Certificates of Deposit	1,570,000	$1,570,000

Securities Purchased Under Agreements To Resell
BANK AMERICA	5,800,000	$5,800,000
CITIGROUP REPO	400,000	400,000
PARIBAS	2,800,000	2,800,000

Total Securities Purchased Under Agreements To Resell	9,000,000	$9,000,000

Fixed Income Securities
ACE 2006-HE4 M2 0.55594 10/25/2036 ESC	1	$—
ACE 2007-HE3 M1 0.785 01/25/2037 (ESC)	1	—
ADELPH COM 10.25 11/1/06 NA ESC	23,947	180
ADELPHIA COMM 7.5% 01/04 NA ESCROW	8,100	61
ADIDAS AG 0.25 06/14/2019	(1,200,000)	(1,585,715)
ADLAC 3.25 05/01/21 NA ESCROW	2,031,000	—
AEGIS ASSET BACKED SECURITIES 1% 25 Oct 2035	155,681	153,170
AERO INVENTORY RCF USD	2,296,809	46,514
AFRICAN DEVELOPMENT BANK 5.25% 23 Mar 2022	200,000	183,570
AHM 2007-1 GIOP FLT 05/25/2047	6,633,147	1,130,530
AIFUL CORP 8 04/30/2020	16,307,323	141,472
AIRWAVE SOLUTIONS EXT TL GB	102,453	67,058
ALGOSAIBI TL SYNDICATE 05/08/13	25,324	2,026
ALLY FINANCIAL INC 3.5% 18 Jul 2016	400,000	404,500
ALPHA NATURAL RESOURCES 4.875 12/15/2020	269,000	99,711
ALPHA NATURAL RESOURCES 6.25 06/01/2021	(118,000)	(36,580)
ALPS ELECTRIC CO LTD 0 03/25/2019	10,000,000	112,508
AMERICAN MUNI PWR OHIO INC OH 7.734% 15 Feb 2033	100,000	137,511
AMERICAN SEAFOODS GROUP LLC TL B-NEW 1L USD	192,460	182,356
AMERIQUEST MORTGAGE SECURITIES 1% 25 Sep 2033	223,719	215,365
AMORTIZING RESIDENTIAL COLLATE 1% 25 Oct 2034	646,743	638,064
ANNINGTON FINANCE NO 5	323,706	639,407
APCOA HLCO TLA EUR	2,290	1,603
APCOA HLCO TLB EUR	5,893	4,125
APCOA SNR TLB EUR	2,753	1,927
APCOA SNR TLB GBP	490	442
APCOA SNR TLB NOK	14,590	1,129
ARM 4.625% 3/1/26	304,000	327,885
ARSI 2006-W1 M3 0.71625 03/25/2036 ESC	1	—
ATRIUM V 5A SUB	260,000	318,500
AUST + NZ BANKING GROUP 1% 06 Oct 2016	1,100,000	1,103,310
AWAL BANK LC CLAIM	332,019	39,842
AWAL BANK SYN CLAIM	152,729	18,327

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
AYT CEDULAS CAJAS IX 3.75% 31 Mar 2015	100,000	121,917
AYT CEDULAS CAJAS V 4.75% 04 Dec 2018	100,000	139,260
BABSON 2014-1A SUB (144A)	1,275,000	1,434,935
BAFC 2007-E 8A5 0.5 09/20/2047 ESC	2	—
BANC OF AMERICA COMMERCIAL MOR 5.309% 10 Oct 2045	29,011	29,021
BANC OF AMERICA MORTGAGE SECUR 1% 25 Jul 2035	34,363	32,471
BANC OF AMERICA MORTGAGE SECUR 1% 25 Sep 2035	257,398	236,544
BANCA CARIGE SPA 3.75% 25 Nov 2016	100,000	127,301
BANCA CARIGE SPA 3.875% 24 Oct 2018	100,000	132,911
BANCO POPOLARE SC 3.5% 14 Mar 2019	500,000	630,781
BANK OF AMERICA CORP 1% 23 May 2017	250,000	300,092
BANK OF AMERICA NA 1% 08 May 2017	1,000,000	998,344
BANKIA SA 3.5% 14 Dec 2015	300,000	373,336
BEAR STEARNS ADJUSTABLE RATE M 1% 25 Aug 2035	61,235	53,560
BEAR STEARNS ADJUSTABLE RATE M 1% 25 Mar 2035	50,949	51,408
BEAR STEARNS ADJUSTABLE RATE M 1% 25 Oct 2035	17,803	17,795
BEAR STEARNS ALT A TRUST 1% 25 Nov 2036	397,674	314,607
BEAR STEARNS ASSET BACKED SECU 1% 25 Oct 2034	600,000	596,828
BEAR STEARNS STRUCTURED PRODUC 1% 26 Jan 2036	123,579	100,990
BNCMT 2007-2 M2 FLT 05/25/2037 ESC	1	—
BONHOM SAS 10 06/30/2018	303	367
BONOS Y OBLIG DEL ESTADO 2.75% 31 Oct 2024	1,500,000	2,001,865
BONOS Y OBLIG DEL ESTADO 3.8% 30 Apr 2024	300,000	434,300
BONOS Y OBLIG DEL ESTADO 5.15% 31 Oct 2028	400,000	648,277
BONOS Y OBLIG DEL ESTADO 5.4% 31 Jan 2023	3,100,000	4,905,649
BPCE SA 1% 18 Nov 2016	700,000	700,489
BRISCON RESERVE FACILITY	51	18
BRISCON SWAPS	168,152	58,573
BRISCON TERM FACILITY	1,171,377	408,028
BRITISH COLUMBIA PROV OF 2.7% 18 Dec 2022	100,000	89,247
BRITISH LAND CO(JERSEY) 1.5 09/10/2017	(300,000)	(552,258)
BROD 2006-2A A1AD FLT 02/01/2049 144A	11,776,746	1,280,721
BROD 2006-2A A1AT FLT 02/01/2049 144A	9,245,900	1,044,016
BSABS 2006-HE8 21A3 FLT 10/25/2036	195,000	155,896
BUMI INVESTMENT PTE LTD 10.75 10/06/2017 DFT NA	144,000	35,640
BUNDESOBLIGATION I/L 0.75% 15 Apr 2018	425,480	528,784
BUONI POLIENNALI DEL TES 3.75% 01 Sep 2024	1,200,000	1,694,395
BUONI POLIENNALI DEL TES 4.5% 01 Mar 2024	900,000	1,340,157
BUONI POLIENNALI DEL TES 4.5% 01 May 2023	600,000	884,890
BUONI POLIENNALI DEL TES 4.75% 01 Aug 2023	600,000	902,092
BUONI POLIENNALI DEL TES 4.75% 01 Sep 2028	600,000	917,368
BUONI POLIENNALI DEL TES 4.75% 01 Sep 2044	400,000	626,874
BUONI POLIENNALI DEL TES 5.5% 01 Nov 2022	1,000,000	1,556,025
BUONI POLIENNALI DEL TES 5.5% 01 Sep 2022	200,000	310,644
BURLINGTN NORTH SANTA FE 5.75% 15 Mar 2018	254,000	284,698
CADOG 5A M 8/15/25 (144A)	500,000	596,755
CAESARS ENT OP CO INC TL B5 1L USD	504,384	440,075
CAESARS ENT OP CO INC TL B6 1L USD	986,814	860,995
CAESARS ENTERTAINMENT 9% 2/15/	240,000	183,600
CAESARS(CERP)11% 10/01/21 2ND	2,930,000	2,666,300
CAISSE CENTRALE DESJARDN 2.55% 24 Mar 2016	100,000	102,161
CAISSE D AMORT DETTE SOC 1.125% 30 Jan 2017	300,000	301,069
CAISSE FRANCAISE DE FIN 5.25% 16 Feb 2017	400,000	432,590
CALLAHAN NRH WESTF 14.125 07/15/11 (NON-ACC) ESC	9,000	—
CAMAIEU INTERNATIONAL SAS TL A 1L EUR	16,336	15,024
CAMBR 7A B FLT 06/12/2042 144A	96,752	—
CANNINGTON FND 2006-1A INC11/2	1,400,000	539,000
CANYON CAP 2014-1A SUB 4/30/25	8,000,000	6,480,000
CAPITALAND LTD 1.95 10/17/2023 REG S	500,000	383,337
CAPMARK TL STUB	1,727,905	13,823
CARTESIO S.R.L. FLT 03/07/2028	575,000	447,390
CASTLE GARDEN 2005-1A SUB	460,000	478,400
CATALYST PAPER CORP 11 10/30/2017 PIK	77,863	72,802
CELSA AMORT	1,795	478
CELSA BULLET A	8,090	2,154
CELSA BULLET B	519	138
CELSA EXCH A PIK	5,478	1,458
CEMEX SAB DE CV	131,000	152,379
CENT CLO LP 2014-22I SUB IAI N	300,000	267,780
CFS RETAIL PROPERTY 5.75 07/04/2016	500,000	427,498
CHINA OVERSEA FIN KY III 3.375 10/29/2018	(800,000)	(807,828)
CHINA OVRES FIN KY 4 0 02/04/2021	1,000,000	1,081,250
CHINA UNICOM(HK) LTD 0.75% 18OCT15 CVB	800,000	800,000
CIENA CORP 0.875 06/15/2017	(158,000)	(157,313)
CIFC FUNDING LTD 1% 01 Mar 2021	58,367	58,031
CINRAM 1 C 12/17/2016	939,192	149,975
CITIGROUP INC 1% 01 May 2017	700,000	698,219
CITRIX SYSTEMS INC 0.5 04/15/2019 144A	(529,000)	(559,687)
CLEAR CHANNEL COMMUNICAT 14% 02/01/2021 2% PIK	(286,600)	(236,445)
CLEAR CHANNEL COMMUNICAT 9 09/15/2022 144A	209,000	203,775
CLEAR CHANNEL TL D-EXT 1L	214,400	202,072
CLEVELAND ELECTRIC ILLUM 5.7% 01 Apr 2017	189,000	203,830
CMSI 2006-5 1A11 FLT 10/25/2036	23,107	18,441
CNLF 1999-1 F 8.5 08/18/2016	10,182	10,418
COMDISCO 6.125% 01/15/03	117,000	—
COMDISCO 6.13% 08/01/01	56,000	—
COMDISCO 7.25% 9/01/02	98,000	—
COMDISCO 9.5% 08/15/03	65,000	—

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
COMMERCIAL MORTGAGE LOAN TRUST 1% 10 Dec 2049	372,779	400,643
COMMERZBANK AG 4 09/16/2020	(152,000)	(217,301)
COMSTOCK FUNDING 2006-1A INC 5	2,300,000	1,525,666
CONTI 177. SCHIFFFAHRTS-GMBH & CO. BULKER KG MS	70,138	49,097
CONTI 178 SCHIFFFAHRTS-GMBH & CO BULKER KG MS	70,561	49,393
CONTI 182. SCHIFFFAHRTS-GMBH & CO. KG NR. 1	71,400	49,980
CONTI 183. SCHIFFFAHRTS-GMBH & CO. KG NR. 1	70,999	49,699
CONTI 184. SCHIFFFAHRTS-GMBH & CO. KG NR. 1	74,294	52,006
CONTI 185. SCHIFFFAHRTS-GMBH & CO. KG NR. 1	76,515	53,560
CO-OPERATIVE BANK PLC 11 12/20/2023	168,880	304,634
CO-OPERATIVE BANK PLC 5.125 09/20/2017	113,000	168,175
CORNERSTONE CLO LTD 1% 15 Jul 2021	673,692	667,846
CORY ACQ FAC	497	620
CORY CAPEX FAC	85	105
CORY EFW FAC	113	141
CORY LC	247	238
CORY RCF	112	140
COUNTRYWIDE ALTERNATIVE LOAN T 1% 20 Dec 2046	240,554	182,309
COUNTRYWIDE HOME LOANS 1% 25 Mar 2035	118,964	113,275
CP FOODS HOLDINGS LTD 0.5 01/15/2019	1,600,000	1,608,000
CREDIT SUISSE FIRST BOSTON MOR 1% 25 Oct 2034	16,509	15,980
CTRIP.COM INTER LTD. 1.25 10/15/2018	1,053,000	1,026,675
CWALT 2006-OA16 M1 FLT 10/25/2046 ESCROW	1	—
CWL 2007-1 M2 FLT 07/25/2037 ESC	1	—
DECO 9-E3A C PAN EUROPE 3 144A	500,000	232,990
DEPFA ACS BANK 3.875% 14 Nov 2016	1,000,000	1,289,747
DERWENT LONDON CAPITAL N 1.125 07/24/2019	(200,000)	(343,627)
DEUTSCHE POST AG 0.6 12/06/2019	(1,100,000)	(1,841,346)
DIAMOND OFFSHORE DRILL 5.875 05/01/2019	(130,000)	(140,725)
DNB BANK ASA 3.875 06/29/2020	(169,000)	(242,341)
DNB BANK ASA 4.25 01/18/2022	(100,000)	(149,847)
DNB BANK ASA 4.375 02/24/2021	(100,000)	(148,225)
ECLIP 2006-3 A FLT 07/25/2019	1,368,743	533,262
ECLIP 2006-3 B 0.78438 07/25/2019	381,286	1,485
EHME 2007-1 A FLT 07/02/2050	288,204	279,005
EHMI 2007-1 A FLT 11/02/2054	2,244,987	2,254,827
EHMU 2007-2 M2 FLT 09/15/2044	50,000	58,830
EITZEN SG TL 265 USD	5,877	3,644
EITZEN TL 510 USD	3,067	1,901
ELECTRONIC ARTS INC 0.75 07/15/2016	447,000	674,358
ELLI FINANCE UK PLC 8.75 06/15/2019	220,000	347,991
E-MAC DE07-1 B FLT 11/25/2054	100,000	88,791
ENERGY FUTURE TXU 11.75% 03/01	5,940,000	7,024,050
ENI SPA 0.625 01/18/2016	(1,700,000)	(2,177,514)
ESAIL 2006-2X D1C FLT 12/15/2044	99,000	114,940
ESAIL 2006-4X C1C FLT 12/10/2044	126,884	154,728
ESAIL 2007-3X A3A 1.064 06/13/2045	800,000	764,783
ESAIL 2007-3X D1A FLT 06/13/2045	323,000	168,071
ESAIL 2007-3X E1C FLT 06/13/2045	78,000	32,328
ESAIL 2007-4X A2A FLT 06/13/2045 GBP	699,210	1,077,936
ESAIL 2007-4X A3 FLT 06/13/2045	276,000	419,365
ESAIL 2007-4X A4 FLT 06/13/2045	75,000	109,575
ESAIL 2007-4X A5 FLT 06/13/2045	36,000	50,773
ESAIL 2007-4X E1C FLT 06/13/2045	126,839	163,035
ESAIL 2007-4X RESD 0 06/13/2045	174	460,975
ESCROW COMDISCO MTN 0.00 I	44,000	—
ESCROW COMDISCO MTN 0.00 II	29,000	—
ESPIRITO SANTO FIN GRP 0% 06MAY15 CP	5,000	212
ESPIRITO SANTO FIN GRP 3.125 12/02/2018 NON-ACC	100,000	3,025
ESPIRITO SANTO FIN GRP 9.75 12/19/2025 NON-ACC	57,000	1,724
EUROPEAN INVESTMENT BANK 0.5% 10 Aug 2023	200,000	123,061
EUROPEAN INVESTMENT BANK 0.5% 21 Jul 2023	200,000	123,316
EUROPEAN UNION 2.375% 22 Sep 2017	200,000	257,694
EUROPEAN UNION 2.75% 03 Jun 2016	400,000	502,873
EUROPEAN UNION 3.625% 06 Apr 2016	200,000	253,029
EVERGREEN SOLAR INC 13 04/15/2015 (NON-ACC)	16,947	—
EVERGREEN SOLAR INC 4 07/15/2013 (DEFAULT)	20,000	50
EXTRACTION OIL & GAS HOLDINGS LLC	1,625,597	1,643,093
EXTRACTION OIL & GAS HOLDINGS LLC DT II	914,080	892,435
FANNIE DISCOUNT NOTE 0 04/15/2015	6,000,000	5,997,498
FANNIE DISCOUNT NOTE 0.01% 13 Apr 2015	100,000	99,976
FANNIE DISCOUNT NOTE 0.01% 22 Apr 2015	100,000	99,973
FANNIE MAE 6% 18 Apr 2036	1,400,000	1,492,665
FANTASIA HOLDINGS GROUP 10.625 01/23/2019	200,000	171,500
FED HOME LN DISCOUNT NT 0.01% 09 Jan 2015	1,100,000	1,099,996
FED HOME LN DISCOUNT NT 0.01% 17 Apr 2015	100,000	99,975
FED HOME LN DISCOUNT NT 0.01% 20 Feb 2015	2,500,000	2,499,915
FED HOME LN DISCOUNT NT 0.01% 27 Mar 2015	100,000	99,993
FFMER 2007-4 2M3 0.52063 07/25/2037 (ESC)	1	—
FHR 3346 SC FLT 10/15/2033	1,542,514	275,192
FINANCIERE GAILLON 8 SAS 7 09/30/2019	275,000	321,962
FIRST DATA CORP 11 3/4% 8/15/2	896,000	1,031,520
FMS WERTMANAGEMENT 0.75% 15 Dec 2017	100,000	154,594
FMS WERTMANAGEMENT 3.375% 17 Jun 2021	200,000	288,763
FNMA TBA 15 YR 3.5 3.5% 18 Feb 2030	5,000,000	5,274,120
FNMA TBA 30 YR 3.5 3.5% 14 Jan 2045	(800,000)	(833,938)
FNMA TBA 30 YR 4 4% 12 Feb 2045	(4,000,000)	(4,258,078)
FNMA TBA 30 YR 4 4% 14 Jan 2045	—	1,329

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
FNMA TBA 30 YR 4.5 4.5% 11 Dec 2044	(6,700,000)	(7,270,868)
FNMA TBA 30 YR 4.5 4.5% 14 Jan 2045	(6,700,000)	(7,272,641)
FNR 2004-29 PS FLT 05/25/2034	114,515	24,445
FNR 2004-92 S FLT 08/25/2034	43,330	4,491
FNR 2005-79 NS FLT 09/25/2035	100,798	15,936
FNR 2006-43 SJ FLT 06/25/2036	51,491	8,957
FNR 2006-62 SB FLT 04/25/2036	65,786	11,932
FNR 2007-53 SG FLT 06/25/2037	63,387	11,030
FNR 2009-106 SA FLT 01/25/2040	109,659	18,075
FNR 2009-90 QI 6.34375 08/25/2036	520,454	93,696
FNR 2010-56 AS FLT 06/25/2040	335,045	42,550
FNR 2010-58 SA FLT 06/25/2040	136,396	24,173
FOMENTO DE CONSTRUCCIONES PIK TERM B UNSEC	127,808	138,635
FOMENTO DE CONSTRUCCIONES TL A1 UNSEC EUR	12,225	13,260
FOMENTO DE CONSTRUCCIONES TL A2 UNSEC EUR	818,016	887,311
FORE CLO LTD 1% 20 Jul 2019	133,797	133,569
FOSSE MASTER ISSUER PLC 1% 18 Oct 2054	300,000	472,886
FRANCE (GOVT OF) 1% 25 May 2018	1,400,000	1,750,679
FRANCE (GOVT OF) 3.25% 25 May 2045	100,000	158,565
FRANCE (GOVT OF) 4% 25 Oct 2038	300,000	520,739
FRANCE (GOVT OF) 4.5% 25 Apr 2041	1,100,000	2,084,918
FREDDIE MAC 1% 15 Jul 2036	11,150	11,216
FREDDIE MAC 1% 15 May 2036	186,016	186,241
FREDDIE MAC 1% 15 Nov 2036	1,600,980	1,616,666
FREDDIE MAC 4.375 07/17/2015	5,000,000	5,111,750
FREDDIE MAC DISCOUNT NT 0.01% 21 Apr 2015	100,000	99,974
FRENCH TREASURY NOTE 2.5% 25 Jul 2016	300,000	377,245
GALLATIN FUNDING LTD 1% 15 Jul 2023	200,000	199,059
GLITNIR BON-BAML3	228,304	82,881
GLOBAL A&T ELECTRONICS 10 02/01/2019 144A	200,000	179,000
GM 8.375% 7/15/2033 - ESCROW	112,000	11
GMAC MORTGAGE CORPORATION LOAN 1% 25 Jun 2034	43,288	41,569
GNR 2007-26 SG FLT 04/20/2037	75,668	11,840
GP PORTFOLIO TRUST 1% 15 Feb 2027	200,000	199,494
GPMF 2006-AR3 3A1 FLT 04/25/2036	97,266	71,215
GPMF 2006-OH1 M1 0.60875 01/25/2037 ESC	1	—
GRANITE MASTER ISSUER PLC 1% 20 Dec 2054	206,966	205,260
GRANITE MORTGAGES PLC. 1% 20 Jul 2043	69,448	69,122
GREENS CREEK FUNDING LTD	2,940,000	1,960,001
GRP BRUXELLES LAMBERT SA 0.375 10/09/2018	(300,000)	(388,896)
GRUPO EMPRESARIAL SAN JOSE SA TL A 1L EUR	17,422	9,487
GRUPO EMPRESARIAL SAN JOSE SA TL B 1L EUR	14,131	7,695
GRUPO EMPRESARIAL SAN JOSE SA TL C 1L EUR	12,576	6,848
GRUPO EMPRESARIAL SAN JOSE SA TL E 1L EUR	8,503	4,630
GRUPO EMPRESARIAL SAN JOSE SA TL G 1L EUR	167,898	91,428
GSAA 2006-S1 1M1 0.705 01/25/2037 ESC	1	—
GSAA 2007-1 M1 0.52 02/25/2037 ESC	1	—
GSAMP 2007-NC1 M2 0.53 12/25/2046 ESC	1	—
GSR 2004-15F 2A3 6 12/25/2034	28,854	5,575
HARBINGER 7.75% 1/15/2022	670,000	673,350
HASC 2006-WMC1 M2 0.60875 07/25/2036 ESC	1	—
HBOS PLC 6.75% 21 May 2018	254,000	283,082
HCHC 11% 12/1/19 144A HC2 HOLD	510,000	499,800
HEAT 2006-6 M1 FLT 11/25/2036 ESC	1	—
HEAT 2006-7 M1 FLT 01/25/2037 ESC	1	—
HEAT 2007-2 M1 0.75875 07/25/2037 ESC	1	—
HEMT 2006-6 M1 3.60875 03/25/2037 ESC	1	—
HEMT 2006-6 M2 2.85188 03/25/2037 ESC	1	—
HIBU SPAIN TL EUR	135	—
HIBU A2 USD	1,688	1,857
HIBU B2 USD PIK	3,922	—
HOST HOTELS & RESORTS LP	214,000	395,805
HOUFIT 8 6/22A 24 HOUR HOLDINGS III LLC 8 06/01/2022 144A	90,000	72,000
HSBC FINANCE CORP 6.676% 15 Jan 2021	600,000	711,874
HVMLT 2006-12 B2 FLT 01/19/2038 ESCROW	1	—
HVMLT 2007-2 B1 0.87875 05/25/2038 ESC	1	—
ICE CANYON CLO 2012 1A INC	2,900,000	2,001,000
ICE CANYON CLO 2013 1A INC	2,700,000	1,782,000
ICM 2006-S2A A1LB FLT 10/12/2045 144A	258,006	—
ILLUMINA INC 0.5 06/15/2021 144A	(315,000)	(357,167)
IMTECH CAP 7.35% 2% PIK 7/15/14 SER C CRYSTL MWN	98	78
IMTECH CAP BV 7.35% 2% PIK 7/15/14 SER C CRSTL MWN	6,542	5,233
IMTECH CAP BV 7.35% 2% PIK 7/15/14 SER C SNR NOTES	2,545	2,036
IMTECH CAP BV 7.35% 2% PIK 7/15/17 SER C SNR NOTES	90,382	72,305
IMTECH CAPITAL BV 6.52 7/15/17 SER D SNR NTS 2 PIK	7,309	7,076
IMTECH CAPITAL BV 9.52 7/15/17 SER D SNR NTS 2 PIK	218,002	211,043
INABS 2007-B M2 FLT 07/25/2037 ESCROW	1	—
INDAH CAPITAL LTD 0 10/24/2018	500,000	395,611
INDIANA TOLL ROAD TL B CITI UNI	18,881	14,538
INDIANA TOLL ROAD TL A BNP	408,628	314,643
INDIANA TOLL ROAD TL A BOA BANKIA	209,466	161,289
INDIANA TOLL ROAD TL A BOA SANT	1,090,242	839,486
INDIANA TOLL ROAD TL A BOFA2	244,116	187,969
INDIANA TOLL ROAD TL A DB	145,212	111,814
INDIANA TOLL ROAD TL B BNP	18,873	14,532
INDIANA TOLL ROAD TL B BOA BANKIA	9,674	7,449
INDIANA TOLL ROAD TL B BOA SANT	48,930	37,676
INDIANA TOLL ROAD TL B BOFA2	11,279	8,685

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
INDIANA TOLL ROAD TL B DB	6,707	5,164
INDIANA TOLL ROAD TL C BNP	57,672	44,408
INDIANA TOLL ROAD TL C BOA	150,730	116,062
INDIANA TOLL ROAD TL C BOA BANKIA	29,563	22,764
INDIANA TOLL ROAD TL C BOFA2	34,455	26,530
INDIANA TOLL ROAD TL C CITI UNI	57,699	44,428
INDIANA TOLL ROAD TL C DB	20,495	15,781
INDIANA TOLL ROAD TLA CITI UNI	408,818	314,790
INDX 2006-AR3 3X FLT 04/25/2036 ESCROW	1	—
INDYMAC INDX MORTGAGE LOAN TRU 1% 25 Sep 2035	191,465	165,337
INDYMAC RESIDENTIAL ASSET BACK 1% 25 Aug 2035	236,290	233,448
INFIG CONSTRUCTION AF2 AUD	153,824	104,964
INFIG CONSTRUCTION AF2 EUR	45,258	45,730
INFIG CONSTRUCTION AF3 AUD	2,786	1,901
INFIG CONSTRUCTION AF3 EUR	2,771	2,800
INFIG CONSTRUCTION LC AUD	4,365	(589)
INFIGEN CONSTRUCTION MF AUD	137,610	93,900
INFIGEN CONSTRUCTION MF USD	9,888	8,257
INFIGEN LC EUR	11,360	(2,268)
INFIGEN TL MF AUD	129,779	88,556
INFIGEN TL MF USD	124,226	103,729
INFIGEN TLAF1 USD	163,797	136,771
INFIGEN WC MF EUR	10,069	(2,010)
ING BANK NV 2.5% 14 Jan 2016	400,000	407,678
INTC 2.95% 12/15/35	263,000	346,410
INTESA SANPAOLO NEW YORK 1% 11 Apr 2016	500,000	500,875
INTL BANKING CORP SYN CLAIM	195	4
IPAYMENT INC 9.5 12/15/2019 144A	145,086	145,086
ITALY GOV T INT BOND 6% 04 Aug 2028	100,000	190,991
ITR LOAN FROM SWAP BANKIA BOA	285,637	219,941
ITR LOAN FROM SWAP BNP BNP	79,524	61,233
ITR LOAN FROM SWAP DEXIA CITI	374,285	288,199
ITR LOAN FROM SWAP SANTANDER BOA	1,226,947	944,749
IVG CONCRETE PRE-FUND 3 TLA3 3M DEAL GBL PIK TGL	133	149
IVG CONCRETE PRE-FUND2 TLA2-7M DEAL GLOBAL PIK TGL	1,396	1,564
IVG CONCRETE PRE-FUND3 TLA2 W M DEAL GLBL PIK TGL	953	1,067
IVG CONCRETEPRE-FUND 2 TLA3 7M DEAL GLOBAL PIK TGL	533	598
IVG NEW MONEY EXIT TLA1 PIK TOGGLE	39,299	47,556
IVG NEW MONEY EXIT TLA2 PIK TOGGLE	61,607	74,551
IXIS 2007-HE1 M1 0.51594 05/25/2037 ESC	1	—
JAKKS PACIFIC INC 4.875 06/01/2020 144A	39,000	34,218
JAMESTOWN CLO LTD 2012-1A SUB	2,700,000	2,281,500
JAPAN (20 YEAR ISSUE) 1.4% 20 Sep 2034	290,000,000	2,568,951
JAPAN (20 YEAR ISSUE) 1.5% 20 Mar 2033	20,000,000	182,442
JAPAN (20 YEAR ISSUE) 1.6% 20 Mar 2033	250,000,000	2,315,359
JAPAN (20 YEAR ISSUE) 1.7% 20 Sep 2032	450,000,000	4,243,178
JAPAN (30 YEAR ISSUE) 1.7% 20 Sep 2044	290,000,000	2,674,294
JEFFERSON CO-CABS-F 0 10/01/2046	115,000	71,013
JP MORGAN CHASE BANK NA 6% 01 Oct 2017	1,000,000	1,109,884
JP MORGAN CHASE COMMERCIAL MOR 1% 12 Feb 2049	400,000	429,130
JP MORGAN CHASE COMMERCIAL MOR 1% 12 Jun 2043	590,640	619,185
JP MORGAN CHASE COMMERCIAL MOR 5.42% 15 Jan 2049	753,267	804,172
JP MORGAN MORTGAGE TRUST 1% 25 Apr 2035	111,244	112,955
JPMMT 2004-S2 4A2 FLT 11/25/2034	80,229	19,125
JPMORGAN CHASE + CO 1% 25 Apr 2018	500,000	498,854
JUNTA DE CASTILLA Y LEON 6.505% 01 Mar 2019	340,000	500,342
K HOVNANIAN ENTERPRISES 6 12/01/2017	575,000	669,760
KAISA GROUP HOLDINGS LTD 8 12/20/2015	800,000	92,833
KATONAH IX CLO PFD 01/25/19 14	1,000,000	245,000
KAUP BOND EUR DB	1,399,306	380,993
KAUP BOND EUR DB2	1,295,928	352,846
KAUP LOAN EUR ML	53,671	14,613
KAUPTHING BOND EUR YORVIK	217,698	59,273
KAUPTHING BOND TRADE CLAIM EUR MS	276,496	75,282
KAUPTHING BOND TRADE CLAIM EUR MS 2	266,449	72,547
KAUPTHING BOND TRADE CLAIMS AUD BARC	175,701	24,768
KAUPTHING BOND TRADE CLAIMS CHF CITI	58,567	10,019
KAUPTHING BOND TRADE CLAIMS CHF DB	130,019	22,241
KAUPTHING BOND TRADE CLAIMS CHF MS	207,065	35,421
KAUPTHING BOND TRADE CLAIMS CHF MS2	58,270	9,968
KAUPTHING BOND TRADE CLAIMS EUR MS	153,424	41,773
KAUPTHING BOND TRADE CLAIMS EUR RBS	92,953	25,309
KAUPTHING BOND TRADE CLAIMS USD SEAP	1,033,040	224,686
KAUPTHING BOND TRADE CLAIMS USD YORVIK	99,427	21,625
KAUPTHING BOND TRADE CLAIMS USD YORVIK2	74,497	16,203
KAUPTHING BOND TRUST TRADE CLAIMS EUR CITI	86,051	23,429
KAUPTHING BOND TRUST TRADE CLAIMS USD CITI	666,457	144,954
KAUPTHING BOND TRUST TRADE CLAIMS USD CITI2	58,961	12,824
KAUPTHING BOND TRUST TRADE CLAIMS USD CITI3	32,938	7,164
KAUPTHING BOND TRUST TRADE CLAIMS USD CITI4	1,862,653	405,127
KAUPTHING BOND TRUST TRADE CLAIMS USD CITI5	348,357	75,768
KAUPTHING BOND TRUST TRADE CLAIMS USD CITI6	585,672	127,384
KAUPTHING BOND TRUST TRADE CLAIMS USD CITI7	585,672	127,384
KAUPTHING BOND TRUST TRADE CLAIMS USD CITI8	260,249	56,604
KAUPTHING BOND TRUST TRADE CLAIMS USD CITI9	347,528	75,587
KAUPTHING BOND TRUST TRADE CLAIMS USD DB	195,691	42,563
KAUPTHING BOND TRUST TRADE CLAIMS USD MS	465,629	101,274
KAUPTHING BOND TRUSTEE USD CIT 10	962,945	209,441

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
KAUPTHING BOND USD CITI	310,732	67,584
KAUPTHING DEPOSIT TRADE CLAIM EUR CIT	2,922,174	795,628
KAUPTHING DEPOSIT TRADE CLAIM EUR CIT2	1,295,928	352,846
KFW 2% 07 Sep 2016	500,000	625,384
KKR FINANCIAL 2007-1A SUB 5/15	380,000	338,200
L 3.75% 02/15/30	1,174,000	745,490
L 4.0% 11/15/29 (FON)	785,000	506,325
L 8.5% 07/15/29	(95,000)	(105,501)
LBHI CLASS 9A	46,904	3,948
LBHI GUARANTEE CLAIM USD	256,175	20,494
LBHI TERM LOAN JPY	156,115,025	198,595
LBIE CLAIM GBP2	212,000	120,589
LBIE TCL GBP TORONTO-DOMINION BANK	29,808	18,872
LBMLT 2006-10 M2 0.51875 11/25/2036 ESC	1	—
LBMLT 2006-5 M1 FLT 06/25/2036 ESC	1	—
LCPI CLAIM WDAC	9,740	1,266
LEHMAN BROTHERS HOLDINGS	10,983,000	1,591,433
LEHMAN BROTHERS HOLDINGS 0 01/14/2009 (NON ACC)	2,450,000	346,063
LEHMAN BROTHERS HOLDINGS 0 03/17/2011 EUR	649,000	128,602
LEHMAN BROTHERS HOLDINGS 0 04/05/2011 EUR	386,000	76,487
LEHMAN BROTHERS HOLDINGS 0 05/04/2011 EUR	472,000	92,815
LEHMAN BROTHERS HOLDINGS 0 05/19/2016 EUR	150,000	29,496
LEHMAN BROTHERS HOLDINGS 0 05/25/2010 (NON ACC)	1,723,000	248,767
LEHMAN BROTHERS HOLDINGS 0 06/12/2013 EUR NA	326,000	64,598
LEHMAN BROTHERS HOLDINGS 0 07/20/2012	560,000	110,119
LEHMAN BROTHERS HOLDINGS 0 08/21/2009 (NON-ACC)	252,000	35,910
LEHMAN BROTHERS HOLDINGS 0 09 NA	67,000	9,673
LEHMAN BROTHERS HOLDINGS 0 10/25/2011 EUR	43,000	8,521
LEHMAN BROTHERS HOLDINGS 0 11/09/2009 EUR NA	374,000	74,110
LEHMAN BROTHERS HOLDINGS 0% 03/05/2010 NA	50,000	9,908
LEHMAN BROTHERS HOLDINGS 01/12 NON ACC	363,000	52,410
LEHMAN BROTHERS HOLDINGS 03/09 NA	3,050,000	440,359
LEHMAN BROTHERS HOLDINGS 05/10/2012 EUR	1,350,000	265,466
LEHMAN BROTHERS HOLDINGS 05/19/2023 NA	11,000	1,554
LEHMAN BROTHERS HOLDINGS 11 06/22/2022 (NA)	78,000	11,115
LEHMAN BROTHERS HOLDINGS 12/18 NA	239,000	34,507
LEHMAN BROTHERS HOLDINGS 4 03/09/2015 EUR	2,546,000	512,202
LEHMAN BROTHERS HOLDINGS 4 05/04/2011 EUR	922,000	185,487
LEHMAN BROTHERS HOLDINGS 4.75 01/16/2014 EUR	509,000	102,400
LEHMAN BROTHERS HOLDINGS 5.125 06/27/2014 EUR	550,000	110,649
LEHMAN BROTHERS HOLDINGS 5.25 12 NA	416,000	60,320
LEHMAN BROTHERS HOLDINGS 5.375 10/17/2012 EUR	200,000	40,236
LEHMAN BROTHERS HOLDINGS 5.5 02/27/2020 (NON ACC)	18,000	2,565
LEHMAN BROTHERS HOLDINGS 5.625 03/15/2030(NON ACC)	17,000	2,423
LEHMAN BROTHERS HOLDINGS 5.7 12/14/2029 (NON ACC)	25,000	3,563
LEHMAN BROTHERS HOLDINGS 5.75 07/18/2011 (NON ACC)	328,000	47,150
LEHMAN BROTHERS HOLDINGS 6 04/01/2011 (NA)	462,000	49,472
LEHMAN BROTHERS HOLDINGS 6.2 14 (NON-ACC)	2,215,000	329,481
LEHMAN BROTHERS HOLDINGS 6.375 05/10/2011 EUR	116,000	23,337
LEHMAN BROTHERS HOLDINGS 6.5 02/13/2037 (NON ACC)	21,000	2,993
LEHMAN BROTHERS HOLDINGS 7 11/16/2037 (NA)	12,000	1,710
LEHMAN BROTHERS HOLDINGS 7.875 11/01/2009(NON ACC)	7,500,000	1,068,750
LEHMAN BROTHERS HOLDINGS 9.5 12/28/2022 (NA)	229,000	32,633
LEHMAN BROTHERS HOLDINGS FLT 01/03/2023 (NON ACC)	15,000	2,138
LENNAR CORP	1,203,000	2,342,224
LETRA TESOURO NACIONAL 0.01% 01 Jul 2015	6,500,000	2,306,901
LIBERTY MEDIA CORP 1.375 10/15/2023	(79,000)	(77,792)
LIBERTYVIEW CREDIT OPPORTUNITIES FUND LP	619,037	116,842
LIBERTYVIEW CREDIT SELECT FUND LP	296,707	56,003
LIBERTYVIEW FUNDS LP	284,921	53,778
LIBERTYVIEW GLOBAL RISK ARBITRAGE FUND LP	39,458	7,448
LIBERTYVIEW SPECIAL OPPORTUNITIES FUND LP	146,048	27,566
LLOYDS BANK PLC 1% 29 Dec 2049	500,000	710,000
LOS ANGELES CNTY CA PUBLIC WKS 7.618% 01 Aug 2040	300,000	437,745
LUDGATE FUNDING PLC 1% 01 Jan 2061	371,842	415,035
LXS 2007-18N AX 1 10/25/2037 (NON ACC)	1,850,215	—
LYB S91 CANT TRADE CLAIM 01/31/2025	344,300	63,696
LYB S91 TRADE CLAIM 01/31/2025	347,000	64,195
M SETEK CO LTD 1L DD JPY	22,000,000	174,341
MACQUARIE INFRASTRUCTURE 2.875 07/15/2019	(145,000)	(164,609)
MADISON PARK F IV 2007-6A INC	260,000	292,500
MADISON PARK F V 2007-5A SUB 2	260,000	279,500
MADISON PARK FND 2006-2A INC	3,500,000	3,395,000
MADISON PARK FND III 2006-3A S	130,000	134,687
MADISON PARK FNDG 2011-7A SUB	1,040,000	967,200
MADISON PARK XV 2014-15A SUB 1	1,800,000	1,710,000
MANA 2007-OAR3 A3 FLT 07/25/2047 ESC	3	—
MANUTENCOOP FACILITY 8.5 08/01/2020	489,000	492,623
MARM 2007-HF1 M1 0.74606 05/25/2037 ESC	1	—
MAXIS LOANS SECURITISATION 1% 12 Sep 2041	56,156	46,381
MERCATOR CLO PLC 1% 18 Feb 2024	57,688	68,881
MERITAGE HOMES CORP	429,000	424,305
MERITOR INC 4 02/15/2027	763,000	822,327
MERRILL LYNCH MORTGAGE INVESTO 1% 25 Feb 2035	81,641	81,448
MERRILL LYNCH MORTGAGE INVESTO 1% 25 Feb 2036	38,352	35,134
MEX BONOS DESARR FIX RT 10% 05 Dec 2024	1,050,000	93,304
MEX BONOS DESARR FIX RT 6.5% 09 Jun 2022	10,000,000	711,326
MEX BONOS DESARR FIX RT 7.5% 03 Jun 2027	10,200,000	772,240

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
MFD 2008-1 B1 FLT 03/13/2046	405,205	589,636
MFD 2008-1 B2 FLT 03/13/2046	499,987	812,295
MFD 2008-1 R 0 03/13/2046	214	92,707
MGIC INVESTMENT CORP 5 05/01/2017	867,000	976,149
MGM RESORTS INTL 4.25 04/15/2015	1,082,000	1,278,218
MKP 6A A2 FLT 06/15/2051 144A	232,205	1
ML CFC COMMERCIAL MORTGAGE TRU 5.172% 12 Dec 2049	377,232	399,301
ML CFC COMMERCIAL MORTGAGE TRU 5.378% 12 Aug 2048	382,639	406,476
MLCC MORTGAGE INVESTORS INC 1% 25 Nov 2029	311,579	300,171
MLST IV-A A1A FLT 08/04/2047 144A ESCROW	1	—
MLST IV-A A1B FLT 08/04/2047 144A ESCROW	1	—
MLST IV-A A1C FLT 08/04/2047 144A ESCROW	1	—
MONGOLIAN MINING CORP 8.875 03/29/2017	432,000	289,440
MORGAN STANLEY 1% 15 Oct 2015	600,000	600,982
MORGAN STANLEY BAML TRUST 1% 15 Dec 2048	1,852,487	115,365
MORGAN STANLEY MORTGAGE LOAN T 1% 25 Feb 2047	198,605	154,374
MORGAN STANLEY MORTGAGE LOAN T 1% 25 Jan 2035	423,091	402,032
MORGAN STANLEY REREMIC TRUST 1% 12 Aug 2045	259,189	277,804
MOTOR PLC 1% 25 Aug 2021	389,760	390,097
MSAC 2006-HE6 M2 FLT 09/25/2036 ESC	1	—
MSAC 2007-HE1 M1 FLT 11/25/2036 ESCROW	1	—
MSAC 2007-NC1 M1 FLT 11/25/2036 ESC	1	—
MSM 2007-1XS M1 0.52875 09/25/2046 ESC	1	—
MSM 2007-2AX M1 0.52625 12/25/2036 ESC	1	—
MYLAN INC 3.75 09/15/2015	2,263,000	9,565,717
NATIONAL BANK GREECE SA 3.875% 07 Oct 2016	100,000	122,714
NATL ENERGY 10.375% UNIT FROM REORG	3,671,034	—
NAUTILUS SHIPHOLDINGS TERM LOAN B (JUNIOR LOAN)	436,106	8,949
NCIG HOLDINGS PTY LTD 12.5 08/26/2031	400,000	452,000
NEW S WALES TREASURY CRP 6% 01 Feb 2018	800,000	725,395
NEWCREST FINANCE PTY LTD 4.2 10/01/2022	55,000	49,921
NEWCREST FINANCE PTY LTD 4.45 11/15/2021	96,000	91,666
NEWCREST FINANCE PTY LTD 5.75 11/15/2041	55,000	48,169
NEWGATE FUNDING PLC 1% 01 Dec 2050	400,000	589,836
NIDEC CORP 0% 18SEP15 CVB	65,000,000	801,114
NISKA GAS STORAGE CAN/FI 6.5 04/01/2019 144A	339,000	255,945
NOMURA ASSET ACCEPTANCE CORPOR 1% 25 Aug 2034	49,688	47,707
NORDEA BANK AB 3.25 07/05/2022	(100,000)	(144,135)
NORDEA BANK AB 4 06/29/2020	(85,000)	(122,268)
NORDEA BANK AB 4.5 03/26/2020	(185,000)	(259,620)
NOTA DO TESOURO NACIONAL 10% 01 Jan 2025	1,400,000	461,169
NOVO BANCO SA 3.375% 17 Feb 2016	200,000	242,516
NOVO BANCO SA 5.875 11/09/2015	(300,000)	(367,341)
OAKTREE CLO 2014-2A SUB	1,500,000	1,500,000
ONTARIO (PROVINCE OF) 2.95% 05 Feb 2015	900,000	901,618
ONTARIO (PROVINCE OF) 3.15% 02 Jun 2022	500,000	456,387
ONTARIO (PROVINCE OF) 3.45% 02 Jun 2045	200,000	178,405
ONTARIO (PROVINCE OF) 3.5% 02 Jun 2024	500,000	463,730
ONTARIO (PROVINCE OF) 4% 02 Jun 2021	100,000	95,984
ONTARIO (PROVINCE OF) 4% 07 Oct 2019	200,000	218,734
OOMLT 2007-1 M2 FLT 01/25/2037 ESC	1	—
OOMLT 2007-4 M2 0.64328 04/25/2037 ESC	1	—
OOMLT 2007-5 M2 FLT 05/25/2037 ESCROW	1	—
OZLM FUNDING LTD 2012-2A SUB	1,200,000	966,560
OZLM FUNDING LTD 2013-3A SUB	1,000,000	882,500
OZLMF FUNDING LTD 2013-4A SUB	500,000	420,000
OZLMF FUNDING LTD 2013-5A SUB	2,500,000	2,087,500
OZLMF FUNDING LTD 2014-6A SUB	1,000,000	837,500
PALADIN ENERGY LTD 6 04/30/2017	400,000	360,000
PALOMAR CA CMNTY CLG DIST 7.194% 01 Aug 2045	300,000	360,768
PARAGON MORTGAGES PLC 1% 15 May 2041	389,967	580,142
PARAGON MORTGAGES PLC 1% 15 Nov 2038	164,421	153,775
PATRIOT COAL CORP 15 12/15/2023 NA	545,815	491,234
PEARSON DOL FIN TWO PLC 6.25% 06 May 2018	725,000	810,580
PESCANOVA TL	19,371	703
PETROBRAS GLOBAL FINANCE 3.25% 17 Mar 2017	400,000	377,000
PHS HLCO TR A EUR	1,606	1,263
PHS HLCO TR A GBP	8,228	8,335
PHS SNR TL EUR	1,941	2,161
PHS SNR TL GBP	9,948	14,262
POLAND GOVERNMENT BOND 3.25% 25 Jul 2025	3,000,000	901,535
POLAND GOVERNMENT BOND 4% 25 Oct 2023	3,700,000	1,173,021
PR BLDGS-T-TXBL 5.6 07/01/2030	97,000	69,664
PR COMLWTH UNREF-B 5 07/01/2035	5,000	3,425
PR COMWLTH REF-IMPT 5 07/01/2035 HP5	5,000	3,425
PR COMWLTH-IMPT-A 5 07/01/2029	5,000	3,627
PR PUB BLDGS-R1-QSCB 5.65 07/01/2028	469,000	343,543
PR PUB BLDGS-R1-QSCB 5.7 07/01/2028	254,000	186,055
PREFERRED TERM SECS XXI FLT 03/22/2038 144A	1,337,774	836,109
PREFERRED TERM SECS XXVII LTD FLT 12/22/2037 144A	78,765	55,518
PREFERRED TERM XXII FLT 09/22/2036 144A	965,280	612,953
PREFERRED TERM XXIII FLT 12/22/2036 144A	846,140	633,182
PROVINCE OF QUEBEC 3% 01 Sep 2023	100,000	89,465
PROVINCE OF QUEBEC 3.5% 01 Dec 2022	300,000	279,310
PR-REF-A 5 07/01/2032	5,000	3,456
PR-REF-A 5.5 07/01/2026	50,000	37,806
PR-REF-A 5.5 07/01/2039	215,000	155,879
PUERTO RICO BLDG 6 07/01/2041	15,000	10,500

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
PUERTO RICO-REF-D 5.75 07/01/2041	80,000	57,100
PUERTO RICO-REF-E 5.5 07/01/2031	15,000	10,800
PUERTO RICO-REF-E 5.625 07/01/2033	15,000	10,800
PUMA FINANCE LIMITED 1% 22 Aug 2037	88,840	72,394
QIHOO 360 TECH CO LTD 2.5 09/15/2018 144A	735,000	710,352
QUEENSLAND TREASURY CORP 4.25% 21 Jul 2023	100,000	89,351
RABOBANK NEDERLAND 3.875% 08 Feb 2022	700,000	744,643
RABOBANK NEDERLAND NY 1% 28 Apr 2017	700,000	699,212
RADIAN GROUP INC 3 11/15/2017	1,064,000	1,633,008
RALI 2006-QO10 M1 0.59063 01/25/2037 ESC	1	—
RALI 2007-QH2 M1 0.6225 03/25/2037 ESC	1	—
RALI 2007-QH2 M2 FLT 03/25/2037 ESC	1	—
RALI 2007-QH3 M1 FLT 04/25/2037 ESC	1	—
RED HAT INC 0.25 10/01/2019 144A	(302,000)	(357,960)
RELIANCE COMMUNICATIONS LMA - DB	242,294	237,449
RELIANCE COMMUNICATIONS LMA 2017	70,434	68,673
RELIANCE INFRATEL LMA - DB	352,172	341,607
REPUBLIC OF ARGENTINA 12/15/2035 NON-ACC	4,150,000	305,025
REPUBLIC OF ARGENTINA 2.26 12/31/2038 FBN NON-ACC	565,000	340,144
REPUBLIC OF ARGENTINA 2.5 12/31/2038 FBN NON-ACC	385,000	196,350
REPUBLIC OF ARGENTINA 7.82 12/31/2033 FBN NON-ACC	151,371	158,904
REPUBLIC OF ARGENTINA 8.28 12/31/2033 FBN NON-ACC	1,849,288	1,650,490
REPUBLIC OF SLOVENIA 4.7% 01 Nov 2016	500,000	649,628
REPUBLIC OF SLOVENIA 5.25% 18 Feb 2024	900,000	988,875
REPUBLIC OF SLOVENIA 5.5% 26 Oct 2022	1,600,000	1,774,000
REPUBLIKA SLOVENIJA 4.125% 26 Jan 2020	400,000	547,853
REPUBLIKA SLOVENIJA 4.375% 06 Feb 2019	100,000	137,333
RIVERCITY AUD SWAP INTEREST LOAN CLAIM	99,596	7,325
RIVERCITY SWP PIK	12,116	—
RIVERSIDE CA ELEC REVENUE 7.455% 01 Oct 2030	200,000	263,076
RMAC SECURITIES PLC 1% 12 Jun 2044	248,759	364,138
RPG BYTY SRO 6.75 05/01/2020	782,000	968,773
RTSX 9.875 4/17 21ST CENTURY ONCOLOGY 9.875 04/15/2017	691,000	651,268
RYLAND GROUP	1,170,000	1,580,846
SAAD SA INVEST FLT 08/24/2017	25,324	3,039
SABR 2007-BR3 M1 FLT 04/25/2037 ESC	1	—
SABR 2007-BR4 M2 0.5726 05/25/2037 ESC	1	—
SABR 2007-NC1 M2 0.53 12/25/2036 ESC	1	—
SALIX PHARMACEUTICALS LT 1.5 03/15/2019 CVB	962,000	1,760,267
SALIX PHARMACEUTICALS LTD 01/15/2021 144A	109,000	111,180
SALUS 2012-1I SUB 03/05/21	900,000	850,050
SALUS 2012-1IN FN CLASS 03/05/	1,100,000	1,090,980
SALUS 2012-1IN SUBN 03/05/21	2,600,000	2,455,700
SAMI 2004-AR5 2A3 FLT 10/19/2034	21,625	18,880
SAMI 2006-AR3 12X 1 04/25/2036	2,275,620	93,740
SANDISK CORP 1.5 08/15/2017	1,694,000	3,252,722
SASC 2006-BC4 M2 FLT 12/25/2036 ESCROW	1	—
SASC 2006-BC6 M2 FLT 01/25/2037	1	—
SASC 2006-S4 M1 0.8375 01/25/2037 ESC	1	—
SASC 2007-BC1 M2 FLT 02/25/2037 ESC	1	—
SASC 2007-EQ1 M2 0.69722 03/25/2037 ESCROW	1	—
SAUR NEW TL EUR	21,518	23,305
SAUR NEW HLCO TL A	20,652	23,586
SAUR NEW HLCO TL B	183,021	189,637
SAUR NEW PIK A (7.77% PIK)	111,912	34,533
SAUR NEW PIK C (8% PIK)	26,119	8,060
SCIENTIFIC GAMES INTERNA 10 12/01/2022	2,324,000	2,126,460
SEMICONDUCTOR MANUFACTUR 0 11/07/2018	600,000	640,500
SIEMENS FINANCIERINGSMAT 1.05 08/16/2017	(1,500,000)	(1,644,450)
SIEMENS FINANCIERINGSMAT 1.65 08/16/2019	(1,750,000)	(1,991,923)
SINA CORP 1 12/01/2018	1,498,000	1,383,705
SLC STUDENT LOAN TRUST 1% 15 Jun 2017	704	704
SLM STUDENT LOAN TRUST 1% 25 Apr 2023	695,231	714,042
SLOSO 2005-1A A1L FLT 10/15/2035	1,013,238	780,194
SLOSO 2005-1A A1LA FLT 10/15/2035 144A	388,219	292,394
SLOSO 2007-1A A1LA FLT 10/07/2037 144A	597,613	444,632
SM INVESTMENTS CORP 1.625 02/15/2017	200,000	246,000
SMALL BUSINESS ADMINISTRATION 5.6% 01 Sep 2028	270,696	300,580
SMALL BUSINESS ADMINISTRATION 5.87% 01 Jul 2028	187,737	211,426
SNY SENIOR SUBORDINATED NOTES 9.75%	959,001	994,964
SOLARCITY CORP 1.625 11/01/2019 144A	236,000	212,338
SOLARCITY CORP 2.75 11/01/2018	26,000	27,989
SPS 2005-3X D1C FLT 12/10/2043	61,000	77,951
STANDARD PACIFIC CORP	555,000	627,755
STARWOOD WAYPOINT RESDTL 3 07/01/2019 144A	(106,000)	(102,119)
STARWOOD WAYPOINT RESDTL 4.5 10/15/2017 144A	106,000	110,460
STONEY LANE FUNDING SUB 4/18/2	1,800,000	1,107,000
STRN 2007-1A PREF 5/13/22	10,000	3,725,000
SUNPOWER CORP 4.5 03/15/2015	92,000	107,518
SURF 2007-BC1 M2 FLT 01/25/2038 ESC	1	—
SVENSKA HANDELSBANKEN AB 2.625 08/23/2022	(100,000)	(138,726)
SVENSKA HANDELSBANKEN AB 4.375 10/20/2021	(100,000)	(150,936)
SVENSKA HANDELSBANKEN AB 5.125 03/30/2020 144A	(100,000)	(113,120)
SWAN 1% 25 Apr 2041	131,605	108,963
SWEDBANK HYPOTEK AB 3.75% 20 Dec 2017	1,200,000	168,183
SWEDISH COVERED BOND 4% 21 Mar 2018	1,000,000	141,866
SWEDISH GOVERNMENT 4.25% 12 Mar 2019	1,100,000	164,613
SWISS LIFE HOLDING AG 0 12/02/2020	(430,000)	(510,566)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
TAKE-TWO INTERACTIVE SOF 1.75 12/01/2016	418,000	634,251
TENN VALLEY AUTHORITY 5.88% 01 Apr 2036	363,000	495,161
TENN VALLEY AUTHORITY 6.25% 15 Dec 2017	400,000	458,449
TESLA MOTORS INC 0.25 03/01/2019	223,000	207,018
TESLA MOTORS INC 1.5 06/01/2018	517,000	958,038
TEXAS COMP ELEC HOLD L/C EXT	390,688	251,994
TEXAS COMPETITIVE/TCEH 10.25 11/01/2015 DFT NA	575,000	54,625
TEXAS COMPETITIVE/TCEH 10.5 11/01/2016 DFT NA	229,000	21,755
TEXAS COMPETITIVE/TCEH 15 04/01/2021 DFT NA	1,015,000	177,625
THEAT 2007-1 C FLT 10/15/2031	320,278	475,412
THEAT 2007-1 D FLT 10/15/2031	115,731	164,123
THEAT 2007-2 B FLT 10/15/2031	190,174	284,513
THEAT 2007-2 C FLT 10/15/2031	224,284	332,048
THEAT 2007-2 D FLT 10/15/2031	52,034	73,792
THQ INC 5 08/15/2019 DFT NA ESCROW	368,000	57,040
THUNDERBIRD LNG LLC	670,521	704,047
THUNDERBIRD RESOURCES	352,693	335,358
TITN 2007-1X A FLT 01/20/2017	1,014,790	1,362,734
TITN 2007-1X C FLT 01/20/2017	177,000	28
TORRENS TRUST 1% 14 Jan 2041	118,786	98,217
TOWERGATE FINANCE PLC FLT 02/15/2018	264,000	362,047
TRANSOCEAN INC 6.375 12/15/2021	(36,000)	(33,300)
TRANSOCEAN INC 6.5 11/15/2020	(90,000)	(84,825)
TREASURY BILL 0 04/02/2015	5,000,000	4,999,536
TREASURY BILL 0% 03/05/2015	8,000,000	7,999,850
TREASURY BILL 0.01% 09 Apr 2015	270,000	269,980
TREASURY BILL 0.01% 28 May 2015	280,000	279,926
TREASURY CORP VICTORIA 6% 17 Oct 2022	100,000	99,722
TRINA SOLAR LTD 3.5 06/15/2019 144A	328,000	297,413
TRINA SOLAR LTD 4 10/15/2019 144A	237,000	211,177
TROPC 2004-1A A1L FLT 07/15/2034 144A	192,356	148,777
TROPC 2004-4A A2L FLT 04/15/2035 144A	1,109,000	635,446
TROPC 2006-5A A1L2 FLT 07/15/2036	1,832,799	1,246,303
TRYON PARK CLO LTD SUB 7/25 (1	1,100,000	907,500
TSY INFL IX N/B 0.125% 15 Apr 2019	2,634,762	2,605,737
TSY INFL IX N/B 0.125% 15 Jan 2023	1,748,824	1,691,031
TSY INFL IX N/B 0.125% 15 Jul 2022	103,257	100,603
TSY INFL IX N/B 0.125% 15 Jul 2024	900,027	866,768
TSY INFL IX N/B 0.625% 15 Jul 2021	210,710	213,360
TSY INFL IX N/B 1.375% 15 Feb 2044	407,540	461,253
TSY INFL IX N/B 2.375% 15 Jan 2025	125,972	147,899
TSY INFL IX N/B 2.375% 15 Jan 2027	117,746	140,918
TSY INFL IX N/B 2.5% 15 Jan 2029	110,597	137,235
TSY INFL IX N/B 3.875% 15 Apr 2029	288,884	413,465
TXU EXTENDED TL	11,098,343	7,186,177
TXU TL B3	1,570,024	1,004,815
UK TSY 1% 2017 1 09/07/2017	212,000	333,263
UK TSY 2 3/4 2024 2.75% 07 Sep 2024	200,000	339,290
UK TSY 3 1/4 2044 3.25% 22 Jan 2044	1,300,000	2,338,506
UK TSY 4 1/4 2032 4.25% 07 Jun 2032	100,000	201,268
UK TSY 4 1/4 2036 4.25% 07 Mar 2036	100,000	204,225
UK TSY 4 1/4 2040 4.25% 07 Dec 2040	700,000	1,463,969
UK TSY 4 3/4 2038 4.75% 07 Dec 2038	100,000	222,159
UNIBAIL-RODAMCO SE 0.75 01/01/2018	(3,513)	(1,116,334)
UNITED AIRLINES INC 4.5 01/15/2015	205,000	724,547
US STEEL CORP 2.75 04/01/2019	683,000	851,379
US TREASURY BILL 0% 05/28/2015	7,000,000	6,998,435
US TREASURY BOND 3.375% 05/15/2044	(33,400)	(37,606)
US TREASURY N/B 0.125% 30 Apr 2015	11,500,000	11,502,691
US TREASURY N/B 1.75% 15 May 2023	600,000	584,203
US TREASURY N/B 2% 30 Nov 2020	100,000	100,875
US TREASURY N/B 2.25 11/15/2024	30,000	30,217
US TREASURY N/B 2.5% 15 Aug 2023	1,000,000	1,032,109
US TREASURY N/B 2.5% 15 May 2024	400,000	412,062
US TREASURY N/B 2.75% 15 Aug 2042	100,000	99,969
US TREASURY N/B 3.125% 15 Aug 2044	300,000	322,969
US TREASURY N/B 3.125% 15 Nov 2041	200,000	215,844
US TREASURY N/B 3.375% 15 May 2044	100,000	112,578
US TREASURY N/B 3.625% 15 Aug 2043	600,000	705,610
US TREASURY N/B 3.625% 15 Feb 2044	2,000,000	2,353,594
US TREASURY N/B 3.75% 15 Nov 2043	600,000	721,265
US TREASURY N/B 5.25% 15 Feb 2029	100,000	134,438
US TREASURY NOTE 1.5% 10/31/2019	121,000	120,244
US TREASURY NOTE 2.375 08/15/2024	(105,100)	(107,034)
VERIZON COMMUNICATIONS 1% 15 Sep 2016	500,000	509,065
VERSO PAPER HLDGS LLC/IN 8.75 02/01/2019	71,000	39,760
VERSO PAPER HLDGS LLC/IN 8.75 02/01/2019 QIB BOND	42,000	23,520
VINCOM JSC 5 04/03/2017	400,000	480,000
VIVARTE PPN EUR	296,271	311,910
VIVARTE REINST TL	81,809	28,214
WACHOVIA MORTGAGE LOAN TRUST, 1% 20 Oct 2035	251,055	233,875
WAMU 2004-AR10 X 0 07/25/2044	558,783	30,106
WAMU 2004-AR12 X 0 10/25/2044	727,077	37,205
WAMU 2005-AR1 A1A FLT 01/25/2045	14,510	13,849
WAMU 2006-AR1 B2 FLT 01/25/2046 ESC	1	—
WAMU 2006-AR3 B2 FLT 02/25/2046 ESC	1	—
WAMU 2007-OA3 B1 FLT 04/25/2047 ESC	1	—
WAMU MORTGAGE PASS THROUGH CER 1% 25 Nov 2034	432,700	415,981

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
WAMU MORTGAGE PASS THROUGH CER 1% 25 Nov 2045	233,510	206,022
WASH MUTUAL PFD 6.534 03/29/49 144A (NON-ACC)	124	—
WASH MUTUAL PFD FDG III 6.895 06/49 144A (NON-ACC)	120	—
WEIGHT WATCHERS TL B2 1L	1,301,410	998,832
WELLS FARGO MORTGAGE BACKED SE 1% 25 Apr 2036	52,849	52,731
WELLS FARGO MORTGAGE BACKED SE 1% 25 Mar 2036	173,902	169,033
WESTPAC BANKING CORP 1% 19 May 2017	700,000	699,648
WESTPAC BANKING CORP 1.85% 26 Nov 2019	200,000	200,055
WINDERMERE SER I CL D FLT 01/31/2023	32,319	25,554
WINSWAY COKING COAL HOLD 8.5 04/08/2016	673,000	269,200
WMABS 2006-HE1 M4 0.6358 04/25/2036 ESC	1	—
WMABS 2007-HE2 M1 FLT 02/25/2037 ESC	1	—
WMALT 2007-OA3 MB1 0.7495 04/25/2047 ESC	1	—
WMALT 2007-OA3 MB2 FLT 04/25/2047 ESC	1	—
WMHE 2007-HE1 M2 FLT 01/25/2037 ESC	1	—
YASKAWA ELECTRIC CORP 0 03/16/2017	10,000,000	117,409
YY INC 2.25 04/01/2019 144A	211,000	195,808
ZHEN DING TECH HLD LTD 0% 06/07/2015	100,000	107,250
ZIGGURAT CLO LTD 2014-1A SUB 1	1,400,000	1,242,500
ZIGGURAT CLO LTD 2014-1F 10/17	300,000	254,790

Total Fixed Income Securities	1,989,158,713	$295,310,893

Derivatives
90DAY EURO$ FUTR DEC19	(2)	$24
90DAY EURO$ FUTR MAR18	(2)	(6,676)
90DAY EURO$ FUTR DEC15	(13)	(9,175)
90DAY EURO$ FUTR DEC16	(5)	(4,854)
90DAY EURO$ FUTR DEC17	(2)	(6,276)
90DAY EURO$ FUTR DEC18	(2)	(6,448)
90DAY EURO$ FUTR JUN15	(13)	(16,261)
90DAY EURO$ FUTR JUN16	(5)	(4,545)
90DAY EURO$ FUTR JUN17	(2)	(5,451)
90DAY EURO$ FUTR JUN18	(2)	(7,026)
90DAY EURO$ FUTR JUN19	(2)	(4,301)
90DAY EURO$ FUTR MAR15	(13)	(15,449)
90DAY EURO$ FUTR MAR16	(5)	(4,235)
90DAY EURO$ FUTR MAR17	(2)	(5,107)
90DAY EURO$ FUTR MAR19	(2)	(5,517)
90DAY EURO$ FUTR SEP15	(13)	(17,464)
90DAY EURO$ FUTR SEP16	(5)	(6,197)
90DAY EURO$ FUTR SEP17	(2)	(5,876)
90DAY EURO$ FUTR SEP18	(2)	(7,549)
90DAY EURO$ FUTR SEP19	(2)	(3,105)
A 2015 FEB 42.5 CALL 02/20/2015	292	58,254
A 2015 FEB 45 CALL 02/20/2015	748	98,736
AAPL 2015 JAN 105 CALL 01/17/2015	(229)	(141,980)
AAPL 2015 JAN 105 PUT 01/17/2015	229	16,030
AAPL 2015 JAN 110 CALL 01/17/2015	(334)	(87,842)
AAPL 2015 JAN 110 PUT 01/17/2015	393	84,692
ABB LTD SWP	(9,637)	(2,748)
ABENGOA DFT 500 03/20/2015 CS	47,000	915
ABENGOA DFT 500 03/20/2019 CS	554,000	141,771
ABENGOA DFT 500 06/20/2019 CS	(67,000)	(17,758)
ABENGOA SA 6.25 01/17/19 CVB SWP CITI	600,000	(20,831)
ABENGOA SA- B SHARES SWP CITI	(123,486)	24,284
ABENGOA SA- B SHARES SWP HSBC	21,687	(14,093)
ABENGOA SA- B SHARES SWP MS	32,600	(11,125)
ABENGOA SA- B SHARES SWP SG	(8,838)	6,609
ABERDEEN ASSET MANAGEMENT USD SWP CSFB	686	16
ABERDEEN ASSET MANAGEMENT USD SWP CSFB SHORT	(686)	(16)
ACCESS MIDSTREAM PARTNERS LP SWP MS	(7,538)	20,497
ACCOR SWAP	24,419	124,256
ACE LTD SWP CS SHT	(421)	(76)
ACE LTD USD SWP CS	421	76
ACT Feb15 245 PUT	(22)	(15,950)
ACTELION LTD REG SWP	6,649	7,716
ACTIVE BIOTECH AB SWP BOA	(285)	(93)
ACTIVE BIOTECH AB SWP CS	(230)	(91)
ACTIVE BIOTECH AB SWP DB	(804)	(11)
ACTIVE BIOTECH AB SWP UBS	(3,274)	(1,049)
ACTIVE BIOTECH AB-BTA SWP BOA	284	84
ACTIVE BIOTECH AB-BTA SWP CS	240	86
ACTIVE BIOTECH AB-BTA SWP DB	800	(8)
ACTIVE BIOTECH AB-BTA SWP UBS	3,274	929
ADIDAS AG CS SWP	2,185	(6,995)
ADMIRAL GROUP PLC SWP	(2,564)	582
ADS GY 100 CALL 18DEC2015	54	1,111
ADS GY 2015 DEC 92 CALL 12/18/2015	76	2,621
ADS GY 2016 DEC 63 CALL 12/16/2016	31	18,663
ADS GY 2016 DEC 84 CALL 12/16/2016	15	2,559
ADT Apr15 33 PUT	(54)	(6,426)
AEGON NV SWP	(19,995)	(2,503)
AERCAP HLDGS SWP CS	(2,416)	11,712
AFLAC INC USD SWP CS	935	(84)
AFLAC SWP CS SHT	(935)	84
AFRICAN BANK INVESTMENTS LTD SWP CS	(1,630)	—

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
AFRICAN BANK INVESTMENTS SWP BARC	1,630	(400)
AGGREKO PLC SWP	(3,179)	3,512
AGRICULTURAL BANK OF CHINA SWP USD CS	635,406	15,535
AGRICULTURAL BANK OF CHINA-H USD SWP CS SHORT	(635,406)	(15,535)
AIA GROUP LTD SWP DB	(12,600)	(128)
AIA GROUP LTD SWP USD CS	8,737	727
AIA GROUP LTD USD SWP CS SHORT	(8,737)	(727)
AIR FRANCE SWP MS	(4,890)	7,414
AIR FRANCE SWP SG	(3,534)	5,358
AIR FRANCE-KLM 2.03% 15FEB2013 SWP CITI	13,324	18,635
AIR FRANCE-KLM CITI SWP	(9,031)	3,840
AIR FRANCE-KLM DFT 500 12/20/2019 CS	47,080	(1,188)
AIR FRANCE-KLM HSBC SWAP	(4,075)	2,165
AIR FRANCE-KLM SWP	(11,799)	(18,644)
AIR FRANCE-KLM SWP BARC	(5,379)	10,883
AIR FRANCE-KLM SWP JPM	30,150	(7,260)
AIR FRANCE-KLM SWP SEB	(9,501)	(24,167)
AIRBUS GROUP NV SWP	(4,357)	(1,608)
ALCATEL LUCENT DFT 500 03/20/2019 CITI	118,000	(15,138)
ALCATEL LUCENT DFT 500 03/20/2019 CS	383,000	(49,133)
ALCATEL LUCENT DFT 500 12/20/2019 CS	400,000	(49,896)
ALCATEL LUCENT DFT 500 12/20/2019 JPM	24,000	(2,994)
ALCATEL LUCENT DFT 500 12/20/2019 NOMURA	228,000	(28,441)
ALCATEL-LUCENT 0.125 01/30/20 SWP CITI	96,100	64,911
ALCATEL-LUCENT 4.25 SWP CITI	641,786	346,848
ALCATEL-LUCENT SWP	160,125	13,825
ALCATEL-LUCENT SWP CITI	(710,890)	(460,198)
ALCATEL-LUCENT SWP CS	(80,332)	(21,541)
ALIBABA GROUP HOLDING SWP BOA	(25,487)	(31,062)
ALIBABA GROUP HOLDING SWP JEF	(5,786)	45,034
ALIBABA GROUP HOLDING-SP ADR SWP CITI	(1,946)	12,916
ALLIANZ SE-REG USD SWP CS	591	(2,116)
ALLIANZ SE-REG USD SWP CS SHORT	(591)	2,116
ALPS ELECTRIC CO LTD CS JPY SWP	(10,600)	(46,564)
ALPS ELECTRIC CO LTD L+70 ASW 25MAR19 MIZ	20,000,000	64,518
ALSTOM SWP	39,323	(18,254)
ALUFP 0% 01/19 SWP CITI	313,040	185,563
AMERICAN AIRLINES GRP SWP CS	41,463	1,616,308
AMERICAN FINANCIAL GROUP USD SWP CS	657	197
AMERICAN FINANCIAL GRP SWP CS SHT	(657)	(197)
AMP LTD USD SWP CS	3,663	105
AMP LTD USD SWP CS SHORT	(3,663)	(105)
AMR CORP SWP CS	67,089	94,082
AMR CORP SWP DB	30,885	42,975
AMTRUST FINANCIAL SERVICES SWP USD CS	113	(64)
AMTRUST FINANCIAL SWP CS SHT	(113)	64
AMZN 2015 JAN 305 CALL 01/02/2015	10	5,750
ANA HOLDINGS INC DB JPY SWP	(86,000)	(23,973)
ANA HOLDINGS INC MS JPY SWP	(57,000)	(12,233)
ANA HOLDINGS INC SWP UBS	(60,000)	(10,767)
ANHEUSER-BUSCH INBEV NV SWP USD SG	8,264	24,627
ANHEUSER-BUSCH INBEV NV USD SWP BARC	16,210	48,306
ANHEUSER-BUSCH INBEV NV USD SWP BOA	38,068	113,442
ANHUI CONCH CEMENT A USD SWP UBS	25,300	20,975
ANHUI CONCH CEMENT CO LTD - H SWP UBS	(4,500)	3,170
ANHUI CONCH CEMENT CO LTD HKD SWP BAR	(19,500)	(2,234)
ANHUI CONCH CEMENT CO LTD HKD SWP BOA	(57,000)	(27,613)
ANHUI CONCH CEMENT CO LTD HKD SWP CITI	(10,500)	(2,431)
ANHUI CONCH CEMENT CO LTD NOM HKD SWP	(11,000)	8,435
ANHUI CONCH CEMENT CO LTD SWP BOA	54,000	37,599
ANHUI CONCH CEMENT CO LTD SWP USD CITI	38,000	34,295
ANHUI CONCH CEMENT CO USD SWP CS	16,500	15,476
ANTERO RESOURCES CORP SWP UBS	(2,406)	55,703
AO WORLD PLC	72,070	(24,425)
APC 2015 FEB 82.5 CALL 02/20/2015	49	24,868
APC Jan15 95 CALL	(105)	(2,415)
APC Jan15 97.50 CALL	(78)	(1,092)
APD 2015 JAN 150 CALL 01/17/2015	49	3,920
ARCELORMITTAL SWP	(28,981)	429
ARCP 2015 JAN 9 CALL 01/17/2015	463	18,520
ARISTA NETWORKS INC SWP CS	(1,972)	45,324
ARM 500 03/20/2016 BOA	250,000	(13,809)
ARM DFT 03/20/2019 500 CITI	125,000	(14,940)
ARM DFT 500 03/20/2016 BOA 4	50,000	(2,762)
ARM DFT 500 03/20/2019 BARC	100,000	(11,952)
ARM DFT 500 03/20/2019 BOA 5	125,000	(14,940)
ARMSTRONG WOLRD INDUSTRIES SWP UBS	5,787	(23,886)
ARMSTRONG WORLD INDUSTRIES SWP CS	12,453	(43,122)
ARMSTRONG WORLD INDUSTRIES SWP MS	10,141	(43,765)
ASAHI BREWERIES MS JPY SWP	2,300	538
ASAHI BREWERIES UBS JPY SWP	13,600	8,792
ASPS Apr15 45 PUT	(51)	(70,635)
ASTRA INTERNATIONAL TBK PT USD SWP BOA	(11,000)	(374)
ASTRA INTERNATIONAL TBK PT USD SWP DB	(104,700)	(461)
ASTRA INTERNATIONAL TBK PT USD SWP JPM	(28,500)	523
ASTRA INTERNATIONAL TBK PT USD SWP MACQ	(24,600)	(666)
AT&T INC SWP BOA	(17,275)	(15,021)
AT&T INC SWP CS	(9,829)	24,124

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
ATML 2015 JAN 8 CALL 01/17/2015	97	5,335
AUD/USD FWD 01-07-2015	40,817	514
AUDUSD CRNCY FUT MAR15	(3)	3,405
AUST 3YR BOND FUT MAR15	—	(116,857)
AUST AND NZ BANKING GROUP USD SWP CS	4,424	1,798
AUST AND NZ BANKING GROUP USD SWP CS SHORT	(4,424)	(1,798)
AUSTRALIAN DOLLAR SPOT	(3,245)	(2,652)
AUTONATION INC SWP CS	2,399	16,408
AUTOZONE INC UBS	(174)	(15,783)
AVB DFT 100 03/20/2015 BARC	500,000	(987)
AVIVA PLC SWP	262,256	(77,541)
AVIVA PLC USD SWP CS	1,631	(309)
AVIVA PLC USD SWP CS SHORT	(1,631)	309
AVP 2015 APR 12 CALL 04/17/2015	389	10,698
AVP 2015 APR 9 PUT 04/17/2015	191	15,758
AXA SA USD SWP CS	7,708	(3,351)
AXA SA USD SWP CS SHORT	(7,708)	3,351
B&M EUROPEAN VALUE RETAIL SA	168,550	15,670
B&M EUROPEAN VALUE RETAIL SA SWP	136,589	780
BA 2015 FEB 120 PUT 02/20/2015	51	6,528
BA 2015 FEB 125 PUT 02/20/2015	51	12,011
BABA US 2015 JAN 99 PUT 01/17/2015	97	10,913
BABCOCK INTL GRP PLC SWP	(6,847)	9,283
BAC 2016 JAN 20 CALL 01/15/2016	104	8,892
BAE SYSTEMS PLC SWP	126,594	35,690
BALOISE HOLDING R USD SWP CS	1,329	(1,815)
BALOISE HOLDING R USD SWP CS SHORT	(1,329)	1,815
BAML JP EXPORT BASKET JPY SWP BOA	8	5,484
BANCO BILBAO VIZCAYA ARGENTARIA USD SWP CS	19,203	(5,418)
BANCO BILBAO VIZCAYA ARGENTARIA USD SWP CS SHORT	(19,203)	5,418
BANCO BRADESCO S.A. SWP CITI USD	(3,209)	4,221
BANCO BRADESCO S.A. SWP MS USD	(5,157)	6,899
BANCO DE SABADELL SA SWP	(61,765)	(1,027)
BANCO ESPIRITO DFT 500 06/20/2015 JPM	78,000	—
BANCO ESPIRITO DFT 500 06/20/2015 MS	71,000	202
BANCO ESPIRITO DFT 500 12/20/2015 MS	97,000	—
BANCO POPOLARE SPA USD SWP CS	422	53
BANCO POPOLARE SPA USD SWP CS SHORT	(422)	(53)
BANCO SANTANDER SWP USD CS	40,984	(9,535)
BANCO SANTANDER SWP USD CS SHORT	(40,984)	9,535
BANK NIFTY NSE JAN15 INR FUT SWP CITI (X25)	(100)	(412)
BANK NIFTY NSE JAN15 INR FUT SWP UBS (X25)	(225)	(936)
BANK OF AMERICA CORP-WRTS 01/16/19	(17,975)	(125,825)
BANK OF AMERICA SWP CS SHT	(47,536)	(12,835)
BANK OF CHINA -A SHS CITI USD SWP	198,000	33,380
BANK OF CHINA HKD SWP JPM	153,000	(90)
BANK OF CHINA LTD-A USD SWP BOA	(6,200)	(624)
BANK OF CHINA LTD-A USD SWP NOM	(247,000)	(30,125)
BANK OF CHINA LTD-A USD SWP UBS	(86,495)	(7,512)
BANK OF COMMUNICATION SWP UBS	72,900	27,067
BANK OF COMMUNICATIONS CO USD CS	141,404	8,010
BANK OF COMMUNICATIONS CO-A USD SWP MS	418,000	36,913
BANK OF COMMUNICATIONS CO-H USD SWP CS SHORT	(141,404)	(8,010)
BANK OF IRELAND USD SWP CS	(1,014,490)	5,851
BANK OF IRELAND-SPONS ADR SWP CS	24,827	(13,127)
BANK OF QUEENSLAND LTD SWP USD CSFB	2,137	302
BANK OF QUEENSLAND LTD SWP USD CSFB SHORT	(2,137)	(302)
BANKAMERICA CORP SWP CSFB 1	47,536	12,835
BANKIA SA SWP	(153,335)	7,489
BANKIA SA USD SWP CS	11,980	(623)
BANKIA SA USD SWP CS SHORT	(11,980)	623
BARC LN 2015 FEB 250 CALL 02/20/2015	205	17,571
BARCLAYS PLC SWP	603,896	109,101
BARCLAYS USD SWP CSFB	12,023	938
BARCLAYS USD SWP CSFB SHORT	(12,023)	(938)
BASF SE SWP	(11,211)	22,015
BAYER AG SWP	2	9
BAYERISCHE MOTOREN WERKE AG SWP	(5,518)	(9,399)
BAYN GY 2015 MAR 110 CALL 03/20/2015	37	32,416
BB SEGURIDADE PARTICIPACOES USD SWP CS	2,775	1,146
BB SEGURIDADE PARTICIPACOES USD SWP CS SHORT	(2,775)	(1,146)
BEIJING YANJING BREWERY JPM USD SWP	12,200	1,372
BEIJING YANJING BREWERY UBS USD SWP	33,100	4,031
BEIJING YANJING BREWERY USD SWP DB	97,800	16,245
BEIJING YANJING BREWERY USD SWP SG	81,000	12,012
BENDIGO AND ADELAIDE BANK USD SWP CS	5,324	891
BENDIGO AND ADELAIDE BANK USD SWP CS SHORT	(5,324)	(891)
BENI STABILI SPA 3.375 01/17/2018 SWP CITI	300,000	9,039
BENI STABILI SPA DFT 500 3/20/2018 BARC	100,000	(14,903)
BENI STABILI SPA DFT 500 3/20/2018 MS	100,000	(14,903)
BENI STABILI SPA SWP CITI	(231,612)	(8,316)
BERKSHIRE HATHAWAY CL B SWP CSFB	2,550	(3,596)
BERKSHIRE HATHAWAY-B SWP CS SHT	(2,550)	3,596
BES FINANCE LTD 3 05/19/2015 CVB SWP CITI	150,000	3,903
BES FINANCE LTD 3.5 12/06/2015 CVB SWP CITI	500,000	4,574
BHARAT HVY ELECTRC JAN15 INR FUT SWAP (X1K)	(18,000)	(879)
BHARAT HVY ELECTRC JAN15 INR FUT SWP MS (X1K)	(22,000)	(260)
BHP BILLITON DFT 100 20SEP15 DB	300,000	(1,953)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
BKS 2015 JAN 8 PUT 01/17/2015	350	875
BLND LN 2015 JUN 740 CALL 06/19/2015 BLCEAR	13	11,041
BM&F BOVESPA SA SWP USD CS	3,320	540
BM&F BOVESPA SA SWP USD CS SHORT	(3,320)	(540)
BNP PARIBAS USD SWP CSFB	2,245	447
BNP PARIBAS USD SWP CSFB SHORT	(2,245)	(447)
BOC HONG KONG HLDGS SWP USD CS	4,647	598
BOC HONG KONG HOLDINGS LTD USD SWP CS SHORT	(4,647)	(598)
BOLLORE SWP BARC	(40,750)	3,454
BOLLORE SWP BOA	(8,200)	(1,694)
BOLLORE SWP CITI	(3,260)	419
BOLLORE SWP JPM	(16,200)	1,972
BOLLORE SWP MS	(30,100)	(2,195)
BOLLORE SWP SG	(7,200)	1,399
BOLLORE SWP UBS	(7,803)	1,752
BORA BORA RSRCES LTD FREE OPTIONS K=0.40 03/31/17	9,715	121
BOUYGUES SA SWP	22,830	60,911
BP CURRENCY FUT MAR15	(10)	7,625
BPIM DFT 500 20MAR2015 JPM	200,000	(2,387)
BRAZIL REAL Forward	1,418,357	6,015
BRENT CRUDE FUTR DEC15	—	(69,606)
BRENT CRUDE FUTR DEC16	—	593
BRENT CRUDE FUTR FEB15	—	(9,503)
BRENT CRUDE FUTR JUN15	—	(29,342)
BRENT CRUDE FUTR JUN16	—	4,627
BRENT CRUDE FUTR MAR16	—	347,904
BRENT CRUDE FUTR SEP15	—	394,060
BRITISH AMERICAN TOBACCO PLC SWP	(3,396)	7,930
BRITISH LAND CO SWP CSFB	13,449	17,545
BRITISH POUNDS SPOT	8,124	12,654
BURLINGTON STORES INC SWP MS	(5,526)	(17,438)
BURSON GROUP LTD AUD SWP UBS	65,809	29,421
BUWOG SWP JPM	(452)	(697)
BZH 2015 JAN 22 CALL 01/17/2015	(4)	(20)
BZH 2015 JAN 22 PUT 01/17/2015	4	1,040
BZH DFT 500 06/20/2018 JPM	250,000	(17,348)
CA IMMOBILIEN ANLAGEN AG SWP CS	1,630	(254)
CAC40 10 EURO FUT JAN15	(13)	(33,589)
CAIXABANK 4.5 11/22/2016 SWP CITI	1,000,000	(70,198)
CAIXABANK DFT 100 12/20/2016 JPM	100,000	(1,077)
CAIXABANK SWP	(52,680)	(3,369)
CAN 10YR BOND FUT MAR15	—	(7,209)
CANADIAN DOLLAR Forward	2,650,000	(17,035)
CANADIAN NATL RAILWAY CO SWP CS	(5,719)	(86,225)
CAPITAL ONE FINL CORP CSFB SWP USD	668	80
CAPITAL ONE FINL SWP CS SHT	(668)	(80)
CARNIVAL CORP SWP CS	(1,542)	(8,139)
CATHAY FINANCIAL SWP USD MS	(122,000)	17,523
CCI.N 2015 JAN 80 CALL 01/17/2015	39	3,218
CCL SWAP MS	(1,571)	(8,835)
CDS EUR 1.00000 1% 20 Dec 2019	2,600,000	(49,963)
CDS EUR P F 1.00000 1% 20 Dec 2019	200,000	(5,585)
CDS EUR P F 1.00000 1% 20 Mar 2020	200,000	(5,608)
CDS EUR R V 03MEVENT 1% 20 Dec 2019	400,000	11,337
CDS USD P F .51000 0.51% 20 Mar 2018	254,000	(3,537)
CDS USD P F .94000 0.94% 20 Jun 2017	363,000	(5,113)
CDS USD P F 1.00000 1% 20 Sep 2015	102,000	(734)
CDS USD P V 03MEVENT 1% 20 Jun 2019	800,000	(10,424)
CDS USD P V 03MEVENT 1% 20 Mar 2019	3,500,000	(34,517)
CDS USD P V 03MEVENT 1% 20 Sep 2019	200,000	(1,549)
CDW CORP/DE SWP UBS	(2,215)	(12,632)
CDX NA HY SER 22 500 06/20/2019 ICE	2,016,630	(137,383)
CDX NA HY SER 23 500 12/20/2019 ICE	760,000	(47,121)
CDX.O P 1.00 IG23 5Y MAR15 1 PUT	(2,400,000)	(1,740)
CGG SWP BARC	(408)	777
CGG SWP HSBC	6,933	(18,941)
CGG SWP JPM	(1,223)	3,633
CGG SWP SG	(5,302)	14,096
CHEUNG KONG HOLDINGS CITI HKD SWP	(6,000)	4,505
CHEUNG KONG HOLDINGS HKD SWP BNP	(2,000)	622
CHEUNG KONG HOLDINGS HKD SWP BOA	(8,000)	5,283
CHEUNG KONG HOLDINGS HKD SWP DB	(10,000)	(796)
CHEUNG KONG HOLDINGS HKD SWP HSBC	(4,000)	4,273
CHEUNG KONG HOLDINGS SWP JPM	(10,000)	4,100
CHEUNG KONG HOLDINGS UBS HKD SWP	(4,000)	(1,254)
CHF/USD FWD 01-21-2015 LONG	200,000	(2,755)
CHF/USD FWD 01-21-2015 SHORT	(204,048)	—
CHIAN EVERBRIGHT LTD SWP USD CS	3,763	455
CHINA CITIC BANK CORP LTD SWP USD CS	103,356	4,523
CHINA CITIC BANK CORP LTD-A USD SWP MS	378,400	76,684
CHINA CITIC BANK CORP LTD-H USD SWP CS SHORT	(103,356)	(4,523)
CHINA CNR CORP HSBC USD SWP	12,800	3,635
CHINA CNR CORP UBS USD SWP	71,300	19,372
CHINA CONSTRUCTION BANK HKD SWP CS	(88,000)	(4,747)
CHINA CONSTRUCTION BANK HKD SWP DB	(72,000)	(3,642)
CHINA CONSTRUCTION BANK H-SHRS SWP USD CS	633,382	20,366
CHINA CONSTRUCTION BANK-A USD SWP UBS	(99,000)	(13,505)
CHINA CONSTRUCTION BANK-H USD SWP CS SHORT	(633,382)	(20,366)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
CHINA EVERBRIGHT BANK CO-A USD SWP CS	228,300	56,606
CHINA EVERBRIGHT BANK CO-A USD SWP MS	619,900	67,810
CHINA EVERBRIGHT BANK CO-A USD SWP SG	3,000	905
CHINA EVERBRIGHT LTD USD SWP CS SHORT	(3,763)	(455)
CHINA HUISHAN DAIRY HOLDINGS HKD SWP BOA	(757,000)	43,727
CHINA HUISHAN DAIRY HOLDINGS HKD SWP NOM	(213,000)	9,783
CHINA INTERNATIONAL TRAVEL-A USD SWP BNP	22,200	18,041
CHINA INTERNATIONAL TRAVEL-A USD SWP BOA	32,100	28,337
CHINA INTERNATIONAL TRAVEL-A USD SWP CITI	18,500	26,200
CHINA INTERNATIONAL TRAVEL-A USD SWP CS	39,200	67,714
CHINA INTERNATIONAL TRAVEL-A USD SWP DB	30,900	38,445
CHINA INTERNATIONAL TRAVEL-A USD SWP HSBC	56,500	67,213
CHINA INTERNATIONAL TRAVEL-A USD SWP JPM	42,400	31,586
CHINA INTERNATIONAL TRAVEL-A USD SWP MS	14,400	12,245
CHINA INTERNATIONAL TRAVEL-A USD SWP SG	3,300	3,061
CHINA INTERNATIONAL TRAVEL-A USD SWP UBS	87,300	76,896
CHINA LIFE HKD SWP CS	(71,000)	(30,604)
CHINA LIFE INSURANCE CO-A USD SWP BOA	(2,400)	(253)
CHINA LIFE INSURANCE CO-A USD SWP MS	(12,400)	(15,226)
CHINA LIFE SWP HKD SWAP BOA	(98,000)	(32,902)
CHINA LIFE SWP HKD SWAP DB	(113,000)	(56,725)
CHINA LIFE SWP HKD SWAP JPM	(39,000)	(18,611)
CHINA LIFE SWP HKD SWAP NOMURA	(27,000)	(14,879)
CHINA MEDICAL TECH-SPON ADR SWP CS	(9,062)	91
CHINA MENGNIU DAIRY CO HKD SWP BNP	(47,000)	(8,173)
CHINA MENGNIU DAIRY CO HKD SWP CS	(33,000)	14,835
CHINA MENGNIU DAIRY CO HKD SWP DB	(19,000)	2,540
CHINA MERCHANTS BANK - H SWAP BARC	(31,000)	(16,167)
CHINA MERCHANTS BANK - H SWAP BNP	(26,000)	(20,383)
CHINA MERCHANTS BANK - H SWP HKD HSBC	(35,500)	(18,486)
CHINA MERCHANTS BANK SWP DB	(33,000)	(19,308)
CHINA MERCHANTS BANK SWP USD CS	65,030	17,258
CHINA MERCHANTS BANK - H USD SWP CS SHORT	(65,030)	(17,258)
CHINA MINSHENG BANKING - H-SHRS USD SWP CS SHORT	(385,134)	(50,606)
CHINA MINSHENG BANKING SWP USD CS	385,134	50,606
CHINA MINSHENG BANKING-A USD SWP BOA	(12,400)	(545)
CHINA OVERSEAS LAND & INVEST HKD SWP BOA	(11,100)	(1,079)
CHINA OVERSEAS LAND & INVESTMENTS HSBC HKD SWP	(148,000)	(34,852)
CHINA PACIFIC INSURANCE GR-H USD SWP CS SHORT	(21,756)	(13,455)
CHINA PACIFIC INSURANCE GRP SWP USD CS	21,756	13,455
CHINA PACIFIC INSURANCE USD SWP BOA	14,200	36,410
CHINA PACIFIC INSURANCE USD SWP CS	11,500	27,529
CHINA PACIFIC INSURANCE USD SWP HSBC	200	469
CHINA PACIFIC INSURANCE USD SWP JPM	20,200	43,732
CHINA PETROLEUM & CHEM ADR DB SWP USD EXP	220	(1,378)
CHINA PETROLEUM & CHEM ADR JPM SWP USD EXP	5,201	(7,786)
CHINA PETROLEUM & CHEMICAL JPM HKD SWP	42,895	(876)
CHINA PETROLEUM & CHEMICAL-A USD SWP BOA	(7,600)	(220)
CHINA PETROLEUM & CHEMICAL-A USD SWP UBS	(35,000)	(7,405)
CHINA RENMINBI Forward	6,290,000	10,137
CHINA RESOURCES LAND LTD HKD SWP BOA	(114,000)	(13,364)
CHINA SHENHUA ENERGY CO - HKD SWP CITI	(9,000)	(4,166)
CHINA SHENHUA ENERGY CO - HKD SWP CS	(33,500)	6,388
CHINA SHENHUA ENERGY CO - HKD SWP JPM	(31,500)	(1,828)
CHINA SHENHUA ENERGY CO - HKD SWP MACQ	(16,500)	(1,065)
CHINA SHENHUA ENERGY CO - HKD SWP UBS	(12,000)	(177)
CHINA SHENHUA ENERGY CO -A USD SWP DB	41,400	23,179
CHINA SHENHUA ENERGY CO -A USD SWP JPM	54,400	46,202
CHINA SHENHUA ENERGY CO -A USD SWP UBS	3,700	2,882
CHINA SHENHUA ENERGY CO A-SHS SWP CS	39,200	20,022
CHINA SHENHUA ENERGY CO SWP BOA	28,400	27,013
CHINA SHENHUA ENERGY DB HKD SWP	(35,500)	7,153
CHINA STEEL CORP	(789,054)	2,656
CHINA UNICOM HONG KONG LTD HKD SWP BOA	(204,000)	29,297
CHINA UNICOM HONG KONG LTD HKD SWP NOM	(56,000)	5,734
CHINA VANKE CO LTD-A USD SWP BOA	132,100	103,572
CHINA VANKE CO LTD-A USD SWP CITI	46,600	45,827
CHINA VANKE CO LTD-A USD SWP CS	95,300	55,792
CHINA VANKE CO LTD-A USD SWP DB	195,300	150,364
CHINA VANKE CO LTD-A USD SWP MS	75,800	51,662
CHINA VANKE CO LTD-A USD SWP SG	44,100	29,725
CHINA VANKE CO LTD-A USD SWP UBS	75,600	56,464
CHINA VANKE CO LTD-H HKD SWP SG	(36,400)	(14,397)
CHINA VANKE CO LTD-H SWP BOA	(9,900)	(4,234)
CIE FINANCIERE RICHEMONT SWP	(1,620)	(13,726)
CIEN 2015 JAN 20 CALL 01/17/2015	19	561
CIMB GROUP HOLDINGS BHD USD SWP CSFB	2,947	(20)
CIMB GROUP HOLDINGS BHD USD SWP CSFB SHORT	(2,947)	20
CITIC SECURITIES CO LTD SWP USD CS	98,312	5,033
CITIC SECURITIES CO LTD-H HKD SWP MS	(40,500)	(5,807)
CITIC SECURITIES CO LTD-H USD SWP CS SHORT	(98,312)	(5,033)
CITIC SECURITIES CO-A USD SWP BOA	(4,900)	(96)
CITIGROUP SWP CS	3,256	326
CITIGROUP SWP CS SHT	(3,256)	(326)
CLP HOLDINGS LTD HKD SWP BOA	(6,500)	(3,844)
CLP HOLDINGS LTD HKD SWP HSBC	(4,000)	(1,509)
COAL INDIA LTD JAN15 INR FUT SWP BOA (X1K)	(10,000)	923
COAL INDIA LTD JAN15 INR FUT SWP MACQ (X1K)	(12,000)	1,802

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
COAL OF AFRICA LTD SWP	756,454	(133,118)
COAL OF AFRICA LTD SWP CSFB	50,910	(57,578)
COCHLEAR LTD	(16,208)	(231,414)
COCOA FUTURE MAR15	—	(5,963)
COCOA FUTURE MAY15	—	(12,164)
COCOA FUTURE - ICEMAR15	—	624
COFFEE C FTR OPTN MAR15 190 CALL	(75,000)	(1,680)
COM FWD JETNWECO 1Q15	3,000	(8,930)
COM FWD NAPCO 1Q15	3,000	(3,234)
COMMERZBANK AG USD SWP CS	36,683	(2,366)
COMMERZBANK AG USD SWP CS SHORT	(36,683)	2,366
COMMSCOPE HOLDING CO INC SWP CS	(3,158)	(2,480)
CONSUMER STAPLES SPDR SWP BOA	(34,443)	9,300
CONSUMER STAPLES SPDR SWP CSFB	(16,031)	(73,559)
COOKPAD INC DB JPY SWP	5,600	12,145
COP 2015 JAN 77.5 CALL 01/17/2015	581	3,486
CORN FTR OPTN FEB15 435 CALL	(65,000)	(975)
CORN FTR OPTN MAR15 370 PUT	(90,000)	(4,838)
CORN FUTURE MAR15	—	(6,298)
COSMO PHARMACEUTICALS SPA SWP BOA	82	(176)
COTTON NO.2 FUTR MAR15	—	(917)
COUNTRYWIDE PLC	79,965	(95,288)
CP ALL PCL-NVDR USD SWP BOA	(219,100)	30,324
CREDIT AGRICOLE SA USD SWP CSFB	7,087	195
CREDIT AGRICOLE SA USD SWP CSFB SHORT	(7,087)	(195)
CROWN CASTLE INTL CORP SWP BOA	2,400	7,728
CROWN CASTLE INTL CORP SWP CS	7,920	23,398
CS PRIME RMBS 2010-1 DFT 07/20/2047 CS	(258,742)	2,590
CSI 300 INDEX DB USD MKT INDEX SWP	(3,314)	(753,915)
CSOP FTSE CHINA A50 ETF-RMB QFII CREATION UBS HKD	1,331,800	914,685
CSR CORP LTD CS HKD SWP	(76,000)	(45,948)
CSR CORP LTD DB HKD SWP	(86,000)	(48,664)
CTL SWAP CS USD	3,296	(6,757)
CTRP 2015 JAN 10 PUT 01/17/2015	289	723
CTRP 2015 JAN 8 PUT 01/17/2015	109	273
CTRP 2015 JUN 50 CALL 06/19/2015	169	76,050
CTRP 2016 JAN 20 PUT 01/15/2016	273	27,300
CTXS 2016 JAN 80 CALL 01/15/2016	38	9,880
CTXS 2016 JAN 90 CALL 01/15/2016	13	1,560
CVX.N 2015 JAN 120 CALL 01/17/2015	195	1,853
CX US 2015 JAN 4.63 PUT 01/17/2015	326	704
CX US 2016 JAN 4.81 PUT 01/15/2016	38	751
CY 2015 JAN 14 CALL 01/17/2015	396	24,750
CYS CHF R V 03MLIBOR 1% 15 Dec 2016	(21,891)	(39,762)
CYS JPY R V 03MLIBOR 1% 10 Feb 2016	227,195,122	—
CYS USD P V 03MLIBOR 1% 15 Dec 2016	(32,836)	(59,618)
CYS USD P V 03MLIBOR 1% 17 Jun 2017	(22,022)	(18,224)
CYS USD P V 03MLIBOR 1% 17 Jun 2020	(2,228,328)	(460,607)
CYS USD R V 03MLIBOR 1% 10 Feb 2016	(227,195,122)	880,632
D/S NORDEN SWP MS	570	(1,173)
D/S NORDEN SWP SEB	(570)	1,173
DAEWOO SHIPBUILDING & MARINE USD SWP BOA	410	(4,928)
DAEWOO SHIPBUILDING & MARINE USD SWP DB	1,109	(7,680)
DAEWOO SHIPBUILDING & MARINE USD SWP JPM	970	(16,766)
DAEWOO SHIPBUILDING & MARINE USD SWP MS	923	(13,408)
DAI GY 2016 JUN 62 CALL 06/17/2016	40	48,694
DAI GY 2018 DEC 44 PUT 12/21/2018	50	27,106
DAIHATSU MOTOR BNP JPY SWP	(10,100)	1,946
DAIHATSU MOTOR CS JPY SWP	(5,500)	(3,087)
DAIHATSU MOTOR SWP BOA	(8,000)	1,931
DAIHATSU MOTOR SWP NOM	(13,300)	384
DAI-ICHI LIFE INSURANCE USD SWP CS	1,217	(274)
DAI-ICHI LIFE INSURANCE USD SWP CS SHORT	(1,217)	274
DAIMLER AG SWP	(1,891)	(15,814)
DAIMLER SWP CS	(1,979)	(2,958)
DAQIN RAILWAY CO LTD - A USD SWP BOA	46,500	19,461
DAQIN RAILWAY CO LTD - A USD SWP CITI	130,600	74,646
DAQIN RAILWAY CO LTD - A USD SWP CS	174,987	100,213
DAQIN RAILWAY CO LTD - A USD SWP DB	128,100	61,867
DAQIN RAILWAY CO LTD - A USD SWP MS	105,000	57,729
DAQIN RAILWAY CO LTD - A USD SWP SG	58,400	29,464
DAQIN RAILWAY CO LTD - A USD SWP UBS	72,000	39,096
DAQIN RAILWAY CO LTD - A HSBC USD SWP	66,900	32,934
DAUM KAKAO CORP BNP USD SWP	(371)	6,609
DAUM KAKAO CORP DB USD SWP	(213)	3,322
DAUM KAKAO CORP JPM USD SWP	(127)	2,228
DAUM KAKAO CORP USD SWP	(956)	9,567
DAUM KAKAO CORP USD SWP BOA	(520)	14,014
DAUM KAKAO CORP USD SWP CS	(1,736)	36,751
DAUM KAKAO CORP USD SWP MS	(563)	16,817
DAUM KAKAO CORP USD SWP NOM	(932)	31,219
DAUM KAKAO CORP USD SWP UBS	(526)	18,563
DAX 2015 JAN 10200 CALL 01/16/2015	49	8,835
DAX 2015 JAN 9600 PUT 01/16/2015	15	8,322
DAX INDEX FUTURE MAR15	(5)	(54,716)
DBS GROUP HOLDINGS LTD USD SWP CS	875	367
DBS GROUP SWP USD CS SHT	(875)	(367)
DCP MIDSTREAM PARTNERS LP JPM SWAP	(2,919)	14,036

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
DD 2015 JAN 74.5 CALL 01/17/2015	503	46,276
DELPHI AUTOMOTIVE PLC SWP CS	1,070	14,648
DERWENT CAP JERSEY LTD 2.75 07/15/2016 SWP CITI	400,000	29,698
DERWENT LONDON PLC CITI SWP	(14,920)	(12,119)
DERWENT LONDON PLC SWP CSFB	(421)	(358)
DEUTSCHE BANK AG-REGISTERED SWP	(7,064)	932
DEUTSCHE LUFTHANSA-REG SWP	(20,845)	(19,100)
DEUTSCHE WOHNEN AG 0.5 20 SWP CITI	100,000	19,404
DEUTSCHE WOHNEN AG 0.875 21 SWP CITI	100,000	13,372
DEUTSCHE WOHNEN AG SWP CITI	(5,426)	(7,393)
DHR.N 2015 JAN 85 CALL 01/17/2015	204	34,680
DIRECT LINE INSURANCE GROUP SWP	246,122	100,238
DISCOVER FINANCIAL SWP CSFB	4,760	1,904
DISCOVER SWP CS SHT	(4,760)	(1,904)
DISH ECHOSTAR CORP-A SWP UBS	44,359	418,468
DISH NETWORK CORP-A SWP CS	31,134	295,558
DJ EURO STOXX AUTOMOBILES/ PARTS (PRX) IDX CS SWP	(108)	(1,655)
DJ EUROPE ST INSUR INDEX MS SWP	(859)	(20,601)
DJ EUROSTOXX 600 INDEX DB SWAP	(715)	(10,702)
DJ STOXX 600 BANK DB SWP EUR	(464)	270
DJ STOXX 600 HEALTH DB SWP EUR	(311)	(14,546)
DJ STOXX 600 IGS JPM SWP EUR	(69)	(1,886)
DLF LIMITED MS USD SWP	25,261	(21,928)
DLF LIMITED USD SWP JPM	2,513	(3,287)
DLTR 2015 JAN 67.5 PUT 01/17/2015	40	2,000
DNB ASA SWP USD CS SHT	(272)	86
DNB ASA USD SWP CSFB	272	(86)
DONGFENG MOTOR GRP CO LTD-HKD SWP DB	(28,000)	407
DOV 2015 JAN 70 PUT 01/17/2015	64	5,440
DOW 2015 JAN 45 PUT 01/30/2015	117	14,859
DOW 2015 JAN 48 CALL 01/17/2015	195	4,388
DOW 2015 JAN 52.5 CALL 01/17/2015	193	193
DPW GY 2015 DEC 28 CALL 12/18/2015	300	64,801
DPW GY 2016 JUN 24 CALL 06/17/2016	112	54,348
DPW GY 2017 DEC 20 PUT 12/15/2017	45	10,836
DUFRY 2 06/18/15 SWP CS	400,000	55,967
DUFRY AG-REG SWP CS	(2,632)	(56,369)
DYN.NEGY INC-CW17 K=40 10/02/17	65,473	271,386
EAST JAPAN RAILWAY CO BOA JPY SWP	(1,000)	(3,669)
EAST JAPAN RAILWAY CO JPY SWP JPM	(1,000)	(2,525)
EAST JAPAN RAILWAY CO JPY SWP NOM	(900)	(2,186)
EASYJET PLC SWP	(8,993)	(5,116)
ECOPETROL SA-SPONSORED ADR CS SWAP	(1,852)	42,986
EDP-ENERGIAS DE PORTUGAL SA SWP CITI	(6,687)	553
ELECTRA PRIVATE EQUITY 5 12/29/2017 SCU CITI	181	45,067
ELECTRA PRIVATE EQUITY PLC SWP CITI	(8,490)	(46,252)
ENIRO AB SWP BARC	(7,610)	4,836
ENIRO AB SWP BOA	(884)	615
ENIRO AB SWP CITI	(2,445)	1,324
ENIRO AB SWP HSBC	8,689	(2,659)
ENIRO AB SWP MS	(5,704)	2,678
ENIRO AB SWP SEB	(2,850)	316
ENIRO AB SWP SG	10,804	(5,846)
ENTERPRISE INNS PLC	234,548	(48,168)
EOP DFT 100 03/20/2017 CITI	2,500,000	(46,103)
EP ENERGY CORP-CL A SWP JPM	(14,945)	151,427
EQR DFT 100 03/20/2015 JPM	500,000	(899)
ETFC 2015 APR 25 CALL 04/17/2015	97	13,629
ETFC Apr15 24 CALL	(409)	(79,346)
EUR FX 06/24/15 FWD (BRC)	(6,450,000)	265,772
EUR FX 07/15/15 FWD (ERIC) -SC	(200,000)	6,441
EUR FX 07/22/15 FWD (ESSM) -SC	(1,670,000)	53,756
EUR FX 2/18/15 FWD (JA)	(553,720)	86,419
EUR FX 2/19/15 FWD (JALC)	(7,099,063)	921,679
EUR FX 4/22/15 FWD (BNLC) - MA	(240,000)	20,853
EUR FX 4/23/15 FWD (BN) - MACR	(550,000)	47,791
EUR FX 4/24/15 FWD (DNC)	(375,000)	15,176
EUR FX 6/23/15 FWD (BCLC)	(2,990,000)	115,558
EUR FX 6/25/15 FWD (BCBN)	(3,560,000)	149,940
EURO BUXL 30Y BND MAR15	—	1,573
EURO FX CURR FUT MAR15	(47)	201,266
EURO MILL WHT OPT MAR15 185 CALL	(300)	(6,556)
EURO MILL WHT OPT MAR15 185 PUT	(300)	(657)
EURO-BOBL FUTURE MAR15	5	10,298
EURO-BUND FUTURE MAR15	—	678
EURO-OAT FUTURE MAR15	(1)	(194)
EUROPEAN MONETARY UNIT Forward	200,000	(3,096)
EUROPEAN MONETARY UNIT SPOT	2,701	3,268
EVK GR 2016 DEC 20 PUT 12/16/2016	143	20,592
EVONIK INDUSTRIES AG SWP	(1,887)	(1,149)
EXELON CORP 6.5 CVB PFD SWP BOA	(2,627)	(5,333)
EXELON CORP SWP BOA	5,911	22,514
EXELON CORP SWP CITI	55	277
EXOR SPA USD CS SWP	1,066	(1,165)
EXOR SPA USD CS SWP SHORT	(1,066)	1,165
FANUC CORP USD SWP NOM	(1,500)	13,343
FANUC LTD MACQ USD SWP	(2,400)	15,978
FAST RETAILING MACQ USD SWP	(2,700)	(16,518)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
FAST RETAILING NOMURA USD SWP	(500)	(8,909)
FB.N 2015 JAN 80 CALL 01/02/2015	49	221
FB.N 2015 JAN 80 CALL 01/17/2015	195	16,575
FEYE 2015 JAN 33.5 CALL 01/02/2015	49	245
FEYE 2015 JUN 35 CALL 06/19/2015	68	24,480
FEYE 2015 JUN 45 CALL 06/19/2015	(67)	(9,380)
FIAT CHRYSLER AUTOMOBILES NV SWP CS	68,242	27,297
FIAT CHRYSLER AUTOMOBILES NV SWP JPM	35,350	11,978
FIAT CHRYSLER AUTOMOBILES NV SWP SG	(35,350)	(11,978)
FNF US 2015 JAN 32 CALL 01/17/2015	97	26,918
FOMENTO DE CONSTRUC Y CONTRA SWP	82,128	83,505
FORTESCUE METALS GROUP LTD AUD SWP CS	(32,052)	575
FORTESCUE METALS GROUP LTD AUD SWP JPM	(29,189)	44,707
FRANKLIN RESOURCES INC USD SWP CS	174	(230)
FRANKLIN RESOURCES SWP CS SHT	(174)	230
FRANSHION PROPERTIES CHINA HKD SWP JPM	(66,000)	185
FREESCALE SEMICONDUCTOR LTD SWP BARC	(3,892)	(2,239)
FRESENIUS AG	(3,659)	(7,162)
FTSE 100 IDX FUT MAR15	(4)	(10,384)
FTSE 250 INDEX CS SWAP	(4)	(6,498)
FTSE 250 INDEX SWP BOA	(6)	(1,990)
FTSE 250 INDEX UBS SWP	(10)	(4,438)
FTSE CHINA A50 JAN15	(194)	(245,998)
FTSE CHINA A50 TR INDEX QFII CREATION UBS USD SWP	(1,226)	(1,276,138)
FTSE/MIB IDX FUT MAR15	(3)	(14,685)
FUJI HEAVY INDUSTRIES USD SWP NOM	(7,100)	(50,617)
FUJITSU LTD DFT 100 20SEP17 CITI	3,000,000	(341)
G4S PLC SWP	9,678	2,938
GABRIEL FINANCE LTD PART 2 11/26/2016 CVB SWP CITI	500,000	1,837
GALAXY ENTERTAINMENT GROUP LTD HKD SWP BOA	(11,000)	7,660
GALAXY ENTERTAINMENT GRP HSBC HKD SWP	(25,000)	23,444
GALAXY ENTERTAINMENT GRP MACQ HKD SWP	(22,000)	19,465
GALAXY ENTERTAINMENT GRP NOM HKD SWP	(13,000)	6,147
GAMMON INDIA LTD USD SWP BOA	37,799	(3,769)
GAMMON INFRASTRUCTURE PROJECTS USD SWAP DB	865,257	37,747
GASOLINE RBOB FUT APR15	—	159,523
GASOLINE RBOB FUT DEC15	—	(309,663)
GASOLINE RBOB FUT MAR15	—	(148,973)
GBP CALL/USD PUT 03/06/2015 K=1.69 OTC BOA	1,420,000	142
GBP FX 02/18/15 FWD (JA)	(319,610)	25,486
GBP FX 02/19/15 FWD (JALC)	(2,212,121)	141,020
GBP/USD FWD 01-15-2015 FORWARD	(624,360)	—
GBP/USD FWD 01-15-2015 LONG	400,000	(1,097)
GCCFC 2005-GG5 G DFT 110 04/10/2037 MS	1,000,000	935,661
GECINA S.A. 2.125% 01/16 SWP CITI	5,242	132
GECINA SWP CITI	(5,511)	4,231
GEMALTO	(7,903)	26,777
GEMALTO HSBC SWP	3,536	26,604
GEMALTO SWP SG	(3,536)	25,117
GENCO SHIPPING & TRADI-CW21	4,366	7,422
GILD 2015 JAN 90 CALL 01/02/2015	40	18,000
GILD Mar15 95 PUT	(54)	(36,720)
GOLAR LNG LTD SWP CS	(374)	9,482
GOLD 100 OZ FTR OPTN FEB15 1250 CALL	(200)	(700)
GOLD 100 OZ FTR OPTN MAR15 1250 CALL	(100)	(970)
GOLD 100 OZ FUTR FEB15	—	2,301
GOOGL 2015 JAN 540 CALL 01/09/2015	10	3,025
GOOGL 2015 JAN 540 CALL 01/30/2015	5	6,500
GPM STUB SWP DB ESCROW	39,428	—
GREE INC DB JPY SWP - LONG	7,200	(6,486)
GREE INC JPY SWP CS	(6,300)	7,009
GREE INC JPY SWP MACQ LONG	3,700	(3,827)
GREE INC NOM JPY SWP	(4,600)	1,957
GROUPE BRUXELLES LAMBERT SA SWP CS	646	(485)
GRUB 2015 JAN 40 CALL 01/17/2015	97	4,123
GRUB 2015 MAR 35 CALL 03/20/2015	49	19,600
GTECH SPA CS SWP	(726)	(383)
GTECH SPA RTS SWP BARC	(3,980)	—
GTECH SPA RTS SWP CS	(10,864)	—
GTECH SPA RTS SWP JPM	6,254	—
GTECH SPA RTS SWP MS	(2,274)	—
GTECH SPA SWP	35,371	44,940
GTECH SPA SWP BARC	(3,980)	(1,711)
GTECH SPA SWP CITI	(3,416)	(2,026)
GTECH SPA SWP JPM	6,254	3,571
GTECH SPA SWP MS	1,142	140
GULF KEYSTONE PETROLEUM LTD SWP BARC	16,236	(21,008)
GULF KEYSTONE PETROLEUM LTD SWP BOA	(4,382)	1,622
GULF KEYSTONE PETROLEUM LTD SWP CITI	(5,782)	2,410
GULF KEYSTONE PETROLEUM LTD SWP DB	(10,860)	3,554
GULF KEYSTONE PETROLEUM LTD SWP JPM SHORT	(8,002)	2,962
GULF KEYSTONE PETROLEUM LTD SWP SG	5,782	(2,410)
GULF KEYSTONE PETROLEUM LTD SWP UBS	(3,852)	1,426
GULF KEYSTONE PETROLEUM SWP BNP	10,860	(3,554)
GULF MARINE SERVICES SWP	(73,075)	35,424
HAITONG SECURITIES CO LTD-A USD SWP UBS	(34,600)	(14,521)
HAITONG SECURITIES CO LTD-H HKD SWP	(64,400)	(5,202)
HAITONG SECURITIES CO LTD-H HKD SWP BAR	(40,400)	(19,519)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
HAITONG SECURITIES CO LTD-H HKD SWP CS	(180,800)	(13,097)
HAITONG SECURITIES CO LTD-H HKD SWP DB	(17,200)	(15,104)
HAITONG SECURITIES CO LTD-H HKD SWP JPM	(18,800)	1,039
HAITONG SECURITIES CO LTD-H HKD SWP MACQ	(13,600)	706
HAITONG SECURITIES CO LTD-H HKD SWP NOM	(23,600)	(19,214)
HAL 2015 JAN 40 CALL 01/17/2015	(280)	(25,480)
HAL 2015 JAN 40 PUT 01/17/2015	280	43,820
HANERGY THIN FILM POWER GROUP BOA HKD SWP	(112,000)	(1,040)
HANERGY THIN FILM POWER GROUP UBS HKD SWP	(58,000)	(129)
HANG SENG IDX FUT JAN15	(5)	(7,382)
HANG SENG PROPERTY INDX HKD SWP BOA	(81)	(5,513)
HANG SENG PROPERTY INDX HKD SWP JPM	(38)	(2,759)
HANNOVER RUECKVERSICHERU-REG SWP	(1,490)	(13,037)
HAR 2015 JAN 105 PUT 01/17/2015	39	6,338
HASBRO INC SWP BOA	(4,394)	(703)
HAVAS SA SWP BARC	23,064	2,439
HAVAS SA SWP BOA	4,528	2,878
HAVAS SA SWP CITI	1,811	(230)
HAVAS SA SWP JPM	9,055	743
HAVAS SA SWP MS	16,289	6,962
HAVAS SA SWP SG	4,057	(42)
HAVAS SA SWP UBS	4,331	(626)
HCA HOLDINGS INC SWP CS	(5,800)	(26,901)
HCA HOLDINGS INC SWP MS	(607)	(2,383)
HD HOLDING SUPPLY COMPANY SWP UBS	(2,292)	(4,393)
HD SUPPLY SWP CS	(5,089)	(5,195)
HDFC BANK LIMITED JAN15 INR FUT SWP BOA (X250)	1,500	(379)
HDFC BANK LIMITED JAN15 INR FUT SWP CITI (X250)	10,250	479
HDFC BANK LIMITED JAN15 INR FUT SWP JPM (X250)	1,250	84
HDFC BANK LIMITED JAN15 INR FUT SWP NOM (X250)	3,500	(428)
HDFC BANK LTD - FOREIGN SHRS USD JPM SWP	12,924	50,434
HEALTH CARE SELECT SECTOR SPDR SWP DB	(60,878)	(137,496)
HEALTH CARE SELECT SECTOR SWP BOA	(10,371)	14,395
HEALTH CARE SELECT SECTOR SWP JPM	(721)	(4,714)
HELLENIC FINANCIAL STAB-CW17 07/02/16	86,047	19,159
HIMX 2015 JAN 8 CALL 01/17/2015	97	4,608
HINDALCO INDUSTRIES LTD USD SWP BOA	144,497	(12,909)
HINDALCO INDUSTRIES LTD USD SWP UBS	109,106	(31,648)
HINDUSTAN UNILEVER JAN15 INR FUT SWP JPM (X500)	(3,500)	268
HINO MOTORS LTD USD SWP NOM	(13,500)	9,832
HKD/USD FWD 01-08-2015 LONG	20,500,000	281
HKD/USD FWD 01-08-2015 SHORT	(2,642,885)	—
HKD/USD FWD 01-15-2015 LONG	68,000,000	(4,386)
HKD/USD FWD 01-15-2015 SHORT	(8,771,589)	—
HON HAI PRECISION INDUSTRY USD SWAP MS	(62,000)	27,092
HONDA MOTOR BOA JPY SWP	(4,000)	4,400
HONDA MOTOR UBS JPY SWP	(7,000)	(785)
HONG KONG DOLLAR SPOT	1,066	137
HONG KONG EXCHANGES & CLEAR HKD SWAP HSBC	(3,300)	(4,001)
HONG KONG EXCHANGES & CLEAR LTD USD SWP CS SHORT	(32,430)	(4,108)
HONG KONG EXCHANGES LTD SWP USD CS	32,430	4,108
HOST HOTELS & RESORTS INC CS SWP USD	740	6,987
HOTEL SHILLA CO LTD USD SWP CS	2,497	(6,402)
HOTEL SHILLA CO LTD USD SWP MS	4,153	(7,910)
HOTEL SHILLA CO LTD USD SWP UBS	846	(4,519)
HOUSING DEVELOP FINANCE USD SWP BOA	4,151	(957)
HOUSING DEVELOP FINANCE USD SWP JPM	9,387	17,587
HOUSING DEVELOP FINANCE USD SWP MS	4,532	5,238
HOUSING DEVELOP FINANCE USD SWP NOM	1,239	2,444
HOUSING DEVLOP FINANCE USD SWP CITI	6,359	4,891
HOUSING DVLPMENT & INFRA CITI USD SWP	47,053	(22,694)
HOUSING DVLPMNT & INFRA SCB USD SWP	44,153	(28,145)
HOUSING DVLPMNT & INFRA USD SWP JPM	49,561	(20,996)
HOUSING DVLPMNT & INFRA USD SWP NOM	44,035	(29,079)
HOV 2015 JAN 5 CALL 01/17/2015	(131)	(328)
HOV 2016 JAN 5 CALL 01/15/2016	(92)	(4,370)
HOV DFT 500 12/20/2017 BARC	350,000	(11,456)
HSBC HOLDINGS PLC USD CSFB SWP	21,137	(305)
HSBC HOLDINGS PLC USD CSFB SWP SHORT	(21,137)	305
HSCEI STRANGLE K=10800 CALL 29JUN15 BNP	1,000	172,616
HSCEI STRANGLE K=8800 PUT 29JUN15 BNP	1,000	7,815
H-SHARES IDX FUT JAN15	(26)	(37,479)
HST 2015 JAN 13 PUT 01/17/2015	(84)	(420)
HST DFT 500 12/20/2015 UBS	500,000	(23,966)
HTZ.N 2015 JAN 21 PUT 01/17/2015	145	1,088
HTZ.N 2015 JAN 25 CALL 01/17/2015	275	26,125
HUANENG POWER INTL BNP HKD SWP	(50,000)	(9,688)
HUANENG POWER INTL BOA HKD SWP	10,000	(805)
HUANENG POWER INTL HKD SWP SG	(8,000)	(1,555)
HUANENG POWER INTL HSBC HKD SWP	(150,000)	(23,344)
HUANENG POWER INTL INC USD SWP SG	9,900	3,614
HUANENG POWER INTL NOM HKD SWP	(12,000)	(2,395)
HYATT HOTELS CORP SWP JPM	(714)	(1,021)
HYNIX DFT 100 20JUN15 BOA	800,000	(574)
HYNIX DFT 100 20JUN15 CS	200,000	(143)
HYNIX DFT 20JUN15 500 NOM	100,000	(1,985)
HYNIX SEMI DFT 100 20JUN15 BOA/ML	200,000	(143)
IBEX 35 INDX FUTR JAN15	(8)	(19,569)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
IHH HEALTHCARE BHD SGD SWP DB	(141,500)	3,145
ILMN 2015 JAN 180 CALL 01/17/2015	4	4,000
IMM EURO$ FUT OPT DEC15C 99.38	1,100	233,750
IMM EURO$ FUT OPT DEC15C 99.63	(2,200)	(151,250)
IMM EURO$ FUT OPT DEC15C 99.75	1,100	27,500
IMM EURO$ FUT OPT JUN15P 99.25	1,926	72,225
IMM EURO$ FUT OPT JUN15P 99.38	(3,851)	(264,756)
IMM EURO$ FUT OPT JUN15P 99.63	1,926	529,650
IMMOFINANZ AG 4.25 3/08/18 CVB UNITS SWP JPM	20,904	(4,806)
IMMOFINANZ AG SWP JPM	(15,831)	5,627
IMPERIAL TOBACCO GROUP PLC SWAP	21,268	60,652
IND & COMM BK OF CHINA CITI HKD SWP	(300,000)	(27,719)
IND & COMM BK OF CHINA HKD SWP BNP	(532,000)	(43,458)
IND & COMM BK OF CHINA HKD SWP BOA	(4,159,000)	(274,029)
IND & COMM BK OF CHINA HKD SWP CS	(753,000)	(42,458)
IND & COMM BK OF CHINA HKD SWP DB	(483,000)	(32,954)
IND & COMM BK OF CHINA HKD SWP JPM	(1,207,000)	(87,463)
IND & COMM BK OF CHINA HKD SWP MS	(88,000)	(4,408)
IND & COMM BK OF CHINA UBS HKD SWP	(1,218,000)	(119,729)
IND & COMM BK OF CHINA-A SWP USD BNP EXP	1,371,560	263,952
IND & COMM BK OF CHINA-A SWP USD BOA EXP	260,856	39,090
IND & COMM BK OF CHINA-A SWP USD CIT EXP	321,101	83,741
IND & COMM BK OF CHINA-A SWP USD CS EXP	1,273,089	233,048
IND & COMM BK OF CHINA-A SWP USD DB EXP	1,173,089	242,128
IND & COMM BK OF CHINA-A SWP USD JPM QFI EXP	1,025,076	122,637
IND & COMM BK OF CHINA-A SWP USD JPM RQFI EXP	1,789,602	302,857
IND & COMM BK OF CHINA-A SWP USD MS EXP	308,869	62,587
IND & COMM BK OF CHINA-A SWP USD UBS EXP	1,371,865	265,275
IND & COMM BK OF CHINA-A USD SWP BOA	(25,000)	(671)
IND & COMM BK OF CHINA-A USD SWP MS	(50,000)	(815)
IND & COMM BK OF CHINA-A USD SWP UBS	(71,000)	(1,914)
INDIABULLS REAL ESTATE USD SWP BNP	31,241	(16,998)
INDIABULLS REAL ESTATE USD SWP CITI	22,558	206
INDIVIOR PLC SWP	(38,948)	244
INDUSIND BANK LTD-FOREIGN BOA USD SWP	4,158	14,741
INDUSIND BANK LTD-FOREIGN CITI USD SWP	21,168	80,040
INDUSTRIAL BANK OF KOREA USD SWP CS	330	(117)
INDUSTRIAL BANK OF KOREA USD SWP CS SHORT	(330)	117
INFRAESTRUCTURA ENERGETICA NOVA SWP BOA	(24,696)	(29,441)
INFRASTRUCTURE DEV JAN15 INR FUT SWP CS (X2K)	(34,000)	(478)
INFRASTRUCTURE DEV JAN15 INR FUT SWP JPM (X2K)	(2,000)	(24)
ING GROEP NV SWP	126,906	(44,588)
ING GROEP NV-CVA USD SWP CSFB	14,678	(1,143)
ING GROEP NV-CVA USD SWP CSFB SHORT	(14,678)	1,143
INNER MONGOLIA YILI INDUS-A USD SWP BNP	48,200	20,254
INNER MONGOLIA YILI INDUS-A USD SWP BOA	64,250	28,562
INNER MONGOLIA YILI INDUS-A USD SWP CITI	64,500	19,280
INNER MONGOLIA YILI INDUS-A USD SWP CS	62,800	40,960
INNER MONGOLIA YILI INDUS-A USD SWP DB	17,100	6,423
INNER MONGOLIA YILI INDUS-A USD SWP HSBC	79,300	42,228
INNER MONGOLIA YILI INDUS-A USD SWP JPM	64,250	31,000
INNER MONGOLIA YILI INDUS-A USD SWP MS	48,700	2,337
INNER MONGOLIA YILI INDUS-A USD SWP SG	25,300	18,435
INNER MONGOLIA YILI INDUS-A USD SWP UBS	257,450	122,168
INNER MONGOLIA YILI INDUSTRY DB USD SWP	57,800	21,019
INSURANCE AUSTRALIA GROUP USD SWP CS	8,957	(604)
INSURANCE AUSTRALIA GROUP USD SWP CS SHORT	(8,957)	604
INTESA SANPAOLO SWP	(12,443)	860
INVESTMENT AB KINNEVIK SWP USD CS SHT	(1,431)	716
INVESTMENT AB KINNEVIK-B SHS USD SWP CSFB	1,431	(716)
INVESTOR AB SWP USD CS SHT	(1,311)	(180)
INVESTOR AB-B SHS USD SWP CSFB	1,311	180
IPAYMENT HLDGS WARRANTS	250,124	10,563
IPG PHOTONICS CORP SWP CS	(1,320)	(22,620)
IPG PHOTONICS CORP SWP JPM	(3,109)	3,669
IRO USD 30Y P BOA SEP15 3.45 PUT	1,000,000	9,877
IRO USD 5Y P 2.5 BOA SEP15 2.5 PUT	(4,000,000)	(27,380)
IRO USD 5Y P 2.5 CBK SEP15 2.5 PUT	(800,000)	(5,476)
IRO USD30Y 3.45 CBK SEP15 3.45 PUT	200,000	1,975
IRS AUD R F 3.00000 3% 17 Jun 2020	500,000	5,103
IRS AUD R F 3.25000 3.25% 17 Dec 2019	4,800,000	104,311
IRS BRL P F 12.23000 12.23% 04 Jan 2021	2,100,000	(8,188)
IRS BRL R V 00MBRCDI 1% 04 Jan 2021	200,000	1,131
IRS EUR P F 2.00000 2% 18 Mar 2045	2,700,000	(442,891)
IRS EUR P F 2.30700 2.307% 21 Oct 2044	400,000	(34,468)
IRS EUR R F 1.25000 1.25% 18 Mar 2025	3,600,000	174,324
IRS GBP P F 1.50000 1.5% 17 Dec 2016	3,000,000	(52,518)
IRS GBP P F 1.50000 1.5% 18 Mar 2017	500,000	(7,406)
IRS GBP P F 1.75000 1.75% 17 Dec 2016	5,200,000	(90,832)
IRS GBP P F 2.25000 2.25% 17 Dec 2019	1,400,000	(83,978)
IRS GBP P F 3.00000 3% 16 Sep 2045	300,000	(76,860)
IRS GBP R F 2.75000 2.75% 18 Mar 2025	1,300,000	164,654
IRS JPY P F .50000 0.5% 17 Sep 2021	980,000,000	(102,849)
IRS MXN P V 01MTIIE 1% 04 Jun 2021	7,000,000	(1,254)
IRS MXN P V 01MTIIE 1% 07 Jul 2021	25,500,000	(9,939)
IRS MXN P V 01MTIIE 1% 09 Nov 2021	1,000,000	(557)
IRS MXN P V 01MTIIE 1% 11 Nov 2021	200,000	(162)
IRS MXN P V 01MTIIE 1% 11 Oct 2021	700,000	(376)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
IRS MXN R F 5.86500 5.865% 08 Sep 2021	9,000,000	4,152
IRS MXN R F 6.60000 6.6% 21 May 2029	9,600,000	3,536
IRS MXN R F 7.38000 7.38% 09 Feb 2029	2,000,000	11,983
IRS PLN P V 06MWIBOR 1% 17 Jun 2025	200,000	(12)
IRS PLN R F 2.25000 2.25% 18 Mar 2025	2,100,000	804
IRS USD 03MLIBOR 1% 25 Sep 2017	400,000	5,557
IRS USD P F 3.50000 3.5% 17 Dec 2044	400,000	(68,702)
IRS USD R F .00000 0% 17 Jun 2025	300,000	9,157
IRS USD R F 3.00000 3% 20 Jun 2023	3,900,000	43,879
IRS USD R F 3.50000 3.5% 17 Dec 2034	800,000	113,451
IRS USD R F 4.50000 4.5% 19 Jun 2024	500,000	36,553
ISHARE A50 CHINA TRACKER BOA HKD SWP	(94,100)	(16,365)
ISHARES A50 CHINA TRACKER HKD SWP CS	(120,700)	(20,990)
ISHARES A50 CHINA TRACKER SWP JPM5	(36,600)	(19,166)
ISHARES DJ US REAL ESTATE SWP BOA	(27,834)	6,123
ISHRS FTSE A50 CHINA INDEX 12.537 CALL 29JAN15 DB	600,100	72,082
ISHRS FTSE A50 CHINA INDEX 13.731 CALL 29JAN15 DB	(600,100)	(34,109)
ISUZU MOTORS LTD SWP CS	29,200	8,283
ISUZU MOTORS LTD SWP MS	1,000	2,549
ITC LIMITED JAN15 INR FUT SWP MACQ (X1K)	(14,000)	1,469
ITRAXX EUR XOVER DFT 500 06/20/2019 ICE	133,000	(18,697)
ITRAXX.O C 0.55 EU22 FEB15 0.55 CALL	(2,200,000)	(2,073)
ITRAXX.O C 0.60 EU22 JAN15 0.6 CALL	(300,000)	(353)
ITRAXX.O C 0.85 EU22 FEB15 0.85 PUT	(100,000)	(95)
ITRAXX.O EU22 5Y SOG JAN15 0.9 PUT	(300,000)	(47)
ITRAXX.O P 0.85 EU22 FEB15 0.85 PUT	(2,100,000)	(1,990)
JDSU US 2015 MAR 14 CALL 03/20/2015	72	5,688
JFE HOLDINGS NOM USD SWP	(9,900)	(35,038)
JOYOUNG CO LTD - A USD SWP HSBC	9,400	(373)
JOYOUNG CO LTD - A USD SWP MS	42,500	(1,185)
JOYOUNG CO LTD - A USD SWP SG	39,200	(1,159)
JOYOUNG CO LTD - A USD SWP UBS	26,800	(1,240)
JPM 2015 MAR 62.5 CALL 03/20/2015	975	214,988
JPM Apr15 62.50 PUT	(126)	(37,926)
JPMORGAN SWP CS	4,058	2,638
JPMORGAN SWP CS SHT	(4,058)	(2,638)
JPY/USD FWD 01-07-2015 LONG	46,000,000	1,534
JPY/USD FWD 01-07-2015 SHORT	(382,198)	—
JPY/USD FWD 01-21-2015 LONG	205,000,000	(29,093)
JPY/USD FWD 01-21-2015 SHORT	(1,739,281)	—
JUST ENERGY GROUP INC SWP MS	(7,495)	11,281
JX HOLDINGS INC USD SWP NOM	(41,100)	69,092
K 2015 JAN 67.5 CALL 01/17/2015	39	1,853
KASIKORNBANK PCL USD SWP CS	740	(71)
KASIKORNBANK SWP USD CS SHT	(740)	71
KC HRW WHEAT FUT JUL15	—	7,778
KEPPEL LAND L+185 ASW 29NOV15 NOM	400,000	1,612
KEPPEL LAND L+190 ASW 29NOV15 MS	300,000	1,312
KINDER MORGAN INC/DE	166,200	708,012
KINDER MORGAN INC-CW 02/15/17	223,784	953,320
KINGSOFT CORP LTD SWP BNP	(25,000)	18,518
KINGSOFT CORP LTD SWP BOA	(4,000)	4,604
KINGSOFT CORP LTD SWP CSFB	(7,000)	7,547
KINGSOFT CORP LTD SWP DB	(7,000)	7,347
KINGSOFT CORP LTD SWP HSBC	(54,000)	27,654
KINGSOFT CORP LTD SWP JPM	(8,000)	9,349
KINGSOFT CORP LTD SWP MS	(7,000)	7,875
KINGSOFT CORP LTD SWP NOM	(17,000)	22,342
KMI.N 2015 JAN 55 CALL 01/17/2015	67	134
KMI.N 2015 JAN 55 PUT 01/17/2015	(67)	(85,090)
KONE OYJ B SWP	(1,991)	280
KOREA ELECTRIC POWER CORP UBS SWP USD	1,130	(2,839)
KOREA ELECTRIC POWER USD SWP CITI	4,799	(19,374)
KOREA ELECTRIC POWER USD SWP JPM	1,057	(5,416)
KOSPI2 INX FUT MAR15 KRW SWP DB (X500K)	(500,000)	3,669
KOSPI2 INX FUT MAR15 KRW SWP JPM (X500K)	(1,000,000)	7,384
KOSPI2 INX FUT MAR15 KRW SWP UBS	1,500,000	3,479
LANXESS AG SWP	(3,843)	(8,503)
LAREDO PETROLEUM SWP MS	(4,495)	85,803
LAZARD LRD-CL A USD SWP CS	714	14
LAZARD SWP CS SHT	(714)	(14)
LEGAL & GENERAL GROUP PLC SWP	(70,330)	(4,169)
LEGAL GENERAL PUBLIC GRP PLC USD SWP CS	3,393	274
LEGAL GENERAL PUBLIC GRP PLC USD SWP CS SHORT	(3,393)	(274)
LEN DFT 500 12/20/2016 BOA	500,000	(42,065)
LENOVO GROUP LTD	(657,450)	48,741
LG HOUSEHOLD & HEALTH CARE BOA USD SWP	(210)	(5,067)
LG HOUSEHOLD & HEALTH CARE JPM USD SWP	(23)	(432)
LG HOUSEHOLD & HEALTH CARE USD SWP UBS	(15)	(537)
LG HOUSEHOLD & HEALTHCARE USD SWP CS	(78)	(1,637)
LG HOUSEHOLD & HEALTHCARE USD SWP DB	(57)	(1,942)
LIBERTY BROADBAND-A SWP CS	3,400	(6,800)
LIBERTY BROADBAND-C SWP CS	3,400	(7,321)
LIBERTY BROADBAND-RIS	(8,091)	(76,865)
LIBERTY BROADBAND-RIS LONG RTS	6,720	63,840
LIBERTY BROADBAND-RIS RTS SWP CS	1,360	(1,893)
LIBERTY DFT 500 09/20/2016 MS	500,000	(38,131)
LIBERTY DFT 500 12/20/2017 CS	100,000	(11,107)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
LIGHT SWEET CRUDE OIL FTR OPTN FEB15 74 CALL	(2,000)	(20)
LIGHT SWEET CRUDE OIL FTR OPTN FEB15 75 CALL	(6,000)	(60)
LIGHT SWEET CRUDE OIL FTR OPTN MAR15 67 CALL	(4,000)	(1,680)
LINK REIT HKD SWP DB	(17,000)	54
LIXIL GROUP CORP JPY SWP CS	(7,200)	(12,783)
LIXIL GROUP CORP JPY SWP UBS	(3,500)	(5,642)
LLOYDS BANKING GROUP PLC SWP	(387,837)	2,070
LLOYDS BANKING GROUP PLC USD SWP CS SHORT	(30,763)	285
LLOYDS BANKING GRP USD SWP CS	30,763	(285)
LLS ARGUS V WTI S APR15	—	(1,480)
LLS ARGUS V WTI S AUG15	—	(710)
LLS ARGUS V WTI S DEC15	—	(760)
LLS ARGUS V WTI S FEB15	—	(1,580)
LLS ARGUS V WTI S JAN15	—	(1,520)
LLS ARGUS V WTI S JUL15	—	(660)
LLS ARGUS V WTI S JUN15	—	(1,180)
LLS ARGUS V WTI S MAR15	—	(1,680)
LLS ARGUS V WTI S MAY15	—	(1,380)
LLS ARGUS V WTI S NOV15	—	(700)
LLS ARGUS V WTI S OCT15	—	(730)
LLS ARGUS V WTI S SEP15	—	(730)
LMCA 2015 JAN 150 CALL 01/17/2015	1	250
LMCA 2015 JAN 50 CALL 01/17/2015	3	180
LONDON STOCK EXCHANGE GROUP USD SWP CS SHORT	(161)	(9)
LONDON STOCK EXCHANGE GRP PLC SWP USD CS	161	9
LONG GILT FUTURE MAR15	—	20,364
LONG GILT FUTURE MAR15	(1)	(5,002)
LOTTE CHEMICAL CORP USD SWAP BAR	648	(35,912)
LOTTE CHEMICAL CORP USD SWAP BNP	131	(6,270)
LOTTE CHEMICAL CORP USD SWAP CITI	242	(5,744)
LOTTE CHEMICAL CORP USD SWAP CS	422	(6,237)
LOTTE CHEMICAL CORP USD SWAP DB	308	(4,571)
LOTTE CHEMICAL CORP USD SWAP UBS	430	766
LOTTE CHEMICAL CORP USD SWP MS	238	(9,102)
LUKOIL INTL FINANCE BV 2.625 06/16/2015 SWP CITI	100,000	(2,325)
LYB 2015 JAN 80 CALL 01/17/2015	29	5,293
MACQUARIE GRP LTD SWP USD CS	423	218
MACQUARIE GRP LTD SWP USD CS SHORT	(423)	(218)
MALAYAN BANKING BHD USD SWP CSFB	2,833	259
MALAYAN BANKING SWP USD CS SHRT	(2,833)	(259)
MAPFRE SA USD SWP CS	1,320	(153)
MAPFRE SA USD SWP CS SHORT	(1,320)	153
MARKETWEST ENERGY PARTNERS LP SWP MS	(10,870)	(24,165)
MARRIOTT INTL CL A SWP JPM	(634)	(2,899)
MATAHARI DEPARTMENT STORE TB JPM USD SWP	91,100	873
MATERIALS SELECT SECTOR SPDR SWP JPM	(39,820)	48,979
MBLY 2015 JAN 44 CALL 01/17/2015	114	4,845
MCD 2015 JAN 95 CALL 01/17/2015	534	79,032
MCD 2015 JAN 97.5 CALL 01/16/2015 OTC NOMURA	195	14,723
MDLZ 2015 JAN 40 CALL 01/17/2015	195	683
MEDA AB-A SHS SWP	49,023	28,416
MEDA AB-A SHS SWP CITI	21	139
MEDA AB-A SHS SWP SEB	2	13
MEDIOBANCA SPA USD SWP CS	631	(38)
MEDIOBANCA SPA USD SWP CS SHORT	(631)	38
MELIA HOTELS INTERNATIONAL SWP BOA	(4,075)	(1,110)
MELIA HOTELS INTERNATIONAL SWP HSBC	4,075	1,110
MELIA HOTELS INTL SWP	(946)	(1,169)
MENS WEARHOUSE SWP MS	20,271	(126,961)
MERITOR DFT 500 03/20/2019 BOA3	250,000	(29,880)
METCASH TRADING LTD AUD SWP UBS	(25,806)	17,869
METLIFE INC SWP CS	6,274	1,694
METLIFE SWP CS SHT	(6,274)	(1,694)
METSO OYJ SWP	(6,251)	100
MEYER BURGER TECHNOLOGY 4 09/24/2020 SWP CITI	230,000	12,269
MEYER BURGER TECHNOLOGY AG SWP BARC	(3,633)	(268)
MEYER BURGER TECHNOLOGY AG SWP CITI	(7,017)	(6,815)
MEYER BURGER TECHNOLOGY AG SWP JPM	1,630	(2,247)
MEYER BURGER TECHNOLOGY AG SWP UBS	(1,236)	(916)
MEYER BURGER TECHNOLOGY SWP MS	(6,750)	(475)
MGM DFT 20MAR16 CITI	125,000	(2,695)
MGM US 2015 JAN 17 PUT 01/17/2015	(383)	(2,490)
MGM US 2015 MAR 18 PUT 03/20/2015	(36)	(1,278)
MHK 2015 JAN 160 CALL 01/17/2015	77	12,898
MIC 2015 APR 75 CALL 04/17/2015	15	2,475
MIDEA GROUP CO LTD-A USD SWP BOA	17,700	2,502
MIDEA GROUP CO LTD-A USD SWP CS	22,700	25,118
MIDEA GROUP CO LTD-A USD SWP HSBC	20,500	22,192
MIDEA GROUP CO LTD-A USD SWP JPM	60,300	47,736
MILL WHEAT EURO MAR15	—	12,448
MITSUBISHI UFJ FIN SWP USD NOM	(29,900)	12,766
MITSUBISHI UFJ LEASE & FINANCE CO LTD USD SWP CS	20,672	3,263
MITSUBISHI UFJ LEASE & FINANCE CO USD SWP CS SHORT	(20,672)	(3,263)
MITSUI & CO LTD JPM SWP	(3,800)	2,697
MITSUI & CO LTD JPY SWP SG	(2,600)	1,832
MITSUI CHEMICALS INC DFT 100 20DEC17 JPM	13,417,000	—
MITSUI OSK LINES 367 11DEC15 OTC SG	35,000	8,928
MITSUI OSK LINES 367 11DEC15 OTP SG	35,000	13,243

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
MITSUI OSK LINES LTD 377 CALL 11DEC15 BZW	57,000	12,800
MITSUI OSK LINES LTD 377 PUT 11DEC15 BZW	57,000	24,568
MIZUHO FINANCIAL ADR SWP CS SHT	(18,433)	369
MIZUHO FINANCIAL GROUP-ADR SWP CS	18,433	(369)
MIZUHO FINANCIAL GRP MS JPY SWP	20,000	85
MIZUHO FINANCIAL SG JPY SWP	(20,000)	(185)
MNV ZRT 3.375 04/02/2019 CVB SWAP CITI	500,000	(1,854)
MOBILEYE NV SWP CS	2,230	(2,788)
MOLYCORP INC MS SWAP	(4,388)	(47)
MON.N 2015 APR 115 PUT 04/17/2015	51	17,085
MPLX LP SWP MS	(323)	(873)
MS&AD INSURANCE GROUP HOLDING USD SWP CS	2,155	220
MS&AD INSURANCE GROUP HOLDING USD SWP CS SHORT	(2,155)	(220)
MS&AD INSURANCE GROUP HOLDINGS USD SWP NOM	(8,800)	(25,768)
MSCI DAILY TR GR EMRG MRKS PHILIP USD INDX SWP DB	(63)	119
MSCI DAILY TR NET EMERGING MARKETS INDO USD SWP CS	(158)	(6,446)
MSCI TR GROSS EMERGING MKTS INDEX INF CS USD SWP	(15)	535
MSCI TR GROSS EMERGING MKTS INDEX INF DB USD SWP	(132)	27,463
MT.N 2015 JUN 13 CALL 06/19/2015	4	136
MT.N 2015 MAR 13 CALL 03/20/2015	21	294
MT.N 2016 JAN 13 CALL 01/15/2016	3	252
MT.N 2016 JAN 13 PUT 01/15/2016	137	40,347
MT.N 2016 JAN 15 CALL 01/15/2016	32	1,520
MTG 2016 JAN 12 CALL 01/15/2016	(289)	(21,675)
MTG DFT 500 06/20/2017 CITI	750,000	(72,361)
MTL US 2015 JAN 3 CALL 01/17/2015	(8)	(20)
MTL US 2015 JAN 3 PUT 01/17/2015	8	1,880
MTL US 2015 JAN 4 PUT 01/17/2015	46	15,410
MTOR 2016 JAN 20 CALL 01/15/2016	(66)	(7,095)
MU 2015 JAN 34 CALL 01/17/2015	293	59,772
MU 2015 JAN 35 CALL 01/09/2015	82	11,029
MUENCHENER RUECKVER AG-REG SWP	(1,657)	(16,809)
MURATA MANUFACTURING CO SWP CITI	(700)	(2,276)
MW 2015 JAN 41 CALL 01/17/2015	43	14,190
NASDAQ 100 E-MINI MAR15	(29)	(25,565)
NASPERS LTD-N SHS	6,988	6,432
NASPERS LTD-N SHS CITI SWP	3,530	39,544
NATIONAL AUSTRALIA BANK USD SWP CS	3,767	3,171
NATIONAL AUSTRALIA BANK USD SWP CS SHORT	(3,767)	(3,171)
NATURAL GAS EURO FTR OPTN APR15 3000 PUT	(40,000)	(12,592)
NATURAL GAS EURO FTR OPTN APR15 3700 CALL	(40,000)	(1,472)
NATURAL GAS FTR OPTN FEB15 3250 PUT	(10,000)	(4,150)
NATURAL GAS FUTR APR15	—	484,114
NATURAL GAS FUTR APR16	—	29,540
NATURAL GAS FUTR FEB15	—	650
NATURAL GAS FUTR JAN16	—	54,180
NATURAL GAS FUTR JUL15	—	(104,802)
NATURAL GAS FUTR MAR15	—	440,590
NATURAL GAS FUTR MAR16	—	(85,523)
NATURAL GAS FUTR MAY15	—	(680,979)
NATURAL GAS SWAP APR16	—	(16,990)
NATURAL GAS SWAP AUG16	—	(15,310)
NATURAL GAS SWAP DEC16	—	(3,920)
NATURAL GAS SWAP FEB16	—	(5,800)
NATURAL GAS SWAP JAN16	—	(5,790)
NATURAL GAS SWAP JUL16	—	(15,510)
NATURAL GAS SWAP JUN16	—	(16,250)
NATURAL GAS SWAP MAR16	—	(6,220)
NATURAL GAS SWAP MAY16	—	(16,910)
NATURAL GAS SWAP NOV16	—	(5,800)
NATURAL GAS SWAP OCT16	—	(14,990)
NATURAL GAS SWAP SEP16	—	(15,530)
NAVER CORP CS USD SWP	53	(1,512)
NAVER CORP USD SWP BOA	122	(389)
NAVER CORP USD SWP CITI	213	(23,414)
NAVER CORP USD SWP HSBC	363	(15,831)
NAVER CORP USD SWP JPM	535	(10,977)
NAVER CORP USD SWP MACQ	333	(16,846)
NAVER CORP USD SWP NOM	116	(25)
NEW CHINA LIFE INSURANCE BOA HKD SWP	(22,600)	(12,837)
NEW CHINA LIFE INSURANCE C-H USD SWP CS SHORT	(15,654)	(9,278)
NEW CHINA LIFE INSURANCE HKD SWP CS	(17,000)	(8,092)
NEW CHINA LIFE INSURANCE SG HKD SWP	(14,100)	(5,934)
NEW CHINA LIFE INSURANCE SWP BNP	(7,700)	(4,769)
NEW CHINA LIFE INSURANCE SWP JPM	(12,700)	(5,083)
NEW CHINA LIFE INSURANCE SWP NOM	(9,800)	(4,289)
NEW CHINA LIFE INSURANCE SWP USD CS	15,654	9,278
NEXT PLC SWP	6,544	465
NFLX 2015 JAN 310 PUT 01/02/2015	11	22
NH HOTELS SA SWP	(2,135)	(1,368)
NIDEC CORP ASW 30 18SEP15 NOM	60,000,000	240,567
NIDEC CORP JPY SWP NOMURA	(8,400)	(104,825)
NIELSEN NV SWP CSFB	(4,880)	(5,105)
NIKKEI 225 (SGX) MAR15	(32)	51,607
NIKON CORP CS JPY SWP	(10,324)	(5,148)
NIKON CORP HSBC JPY SWP	(10,900)	(5,845)
NIKON CORP JPY SWP NOM	(4,683)	(844)
NINTENDO 11145 CALL 11DEC15 NOM	1,100	19,627

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
NINTENDO 11145 PUT 11DEC15 NOM	1,100	7,626
NINTENDO 11165 CALL 11DEC15 SG	1,600	29,616
NINTENDO 11165 PUT 11DEC15 SG	1,600	11,652
NINTENDO 12000 CALL 11DEC15 SG	1,500	21,847
NINTENDO 12000 PUT 11DEC15 SG	1,500	15,453
NINTENDO CO LTD JPY SWP NOM	(200)	(2,436)
NINTENDO CO LTD JPY SWP SG	(400)	(3,412)
NISSAN MOTOR BNP JPY SWP	(16,100)	(252)
NISSAN MOTOR BOA JPY SWP	(45,400)	(5,597)
NISSAN MOTOR CITI JPY SWP	(14,400)	(464)
NISSAN MOTOR CORP BAR JPY SWP	(14,400)	5,719
NISSAN MOTOR CORP JPM JPY SWP	(17,800)	(414)
NISSAN MOTOR CORP MS JPY SWP	(12,500)	(6,073)
NISSAN MOTOR CORP NOM JPY SWP	(29,700)	(11,376)
NISSAN MOTOR CS JPY SWP	(24,500)	3,140
NISSAN MOTOR DB JPY SWP	(11,900)	334
NISSAN MOTOR SG JPY SWP	(2,500)	(1,195)
NISSAN MOTOR UBS JPY SWP	(19,900)	(7,533)
NKSJ HOLDINGS INC USD SWP CS	936	122
NKSJ HOLDINGS INC USD SWP CS SHORT	(936)	(122)
NN GROUP NV SWP	(5,468)	(487)
NOKIA OYJ SWP	(70,871)	(5,731)
NOMURA HOLDINGS 625 CALL 11DEC15 SG	60,100	49,131
NOMURA HOLDINGS 625 PUT 11DEC15 SG	60,100	21,557
NOMURA HOLDINGS 650 CALL 11DEC15 BARC	38,900	27,392
NOMURA HOLDINGS 650 PUT 11DEC15 BARC	38,900	17,548
NOMURA HOLDINGS 682.6 CALL 11SEP14 SG	38,000	19,266
NOMURA HOLDINGS 682.6 PUT 11SEP14 SG	38,000	19,537
NOMURA HOLDINGS SG JPY SWP	(2,400)	(1,305)
NOMURA HOLDINGS SWP BARC	(2,700)	(905)
NORDEA BANK AB USD SWP CSFB	2,341	472
NORDEA BANK SWP USD CS SHT	(2,341)	(472)
NORSK HYDRO ASA	(19,652)	(9,327)
NORTHWESTERN CORP SWP JPM	(4,292)	(23,340)
NOVARTIS AG-REG SWP	(7,094)	(24,773)
NOVION PROPERTY GROUP SWP BOA	(2,400)	(2)
NOVION PROPERTY GROUP SWP JPM	(6,561)	196
NOVION PROPERTY GROUP SWP MS	(3,400)	(9)
NSK LTD NOM USD SWP	(14,000)	17,098
NTT CORP JPY SWP CITI	(5,500)	4,832
NTT CORP JPY SWP CS	(2,700)	1,921
NTT CORP JPY SWP NOM	(1,400)	1,581
NTT CORP MS JPY SWP	(3,800)	7,700
NTT CORP USD SWP NOM	(5,400)	78,677
NUAN 2016 JAN 5 PUT 01/15/2016	208	2,080
NY HARB ULSD FUT DEC15	—	(325,822)
NY HARB ULSD FUT FEB15	—	31,767
NY HARB ULSD FUT JUN15	—	328,554
NY HARB ULSD FUT MAR15	—	(23,340)
NYH ULSD ASIA OP AUG15	—	21,626
NYH ULSD ASIA OP JUL15	—	22,361
NYH ULSD ASIA OP SEP15	—	20,895
NYM ECAL 0.5	(20,000)	(6,200)
NYM ECAL 1	(40,000)	(9,400)
NYM ECAL WTI BRENT SP MAR15 3 CALL	(3,000)	(1,680)
NYM ECAL WTI BRENT SPRD FUT 03	(8,000)	(16,720)
NYM EPUT WTI BRENT MAR15 8 PUT	(3,000)	(630)
NYM EPUT WTI BRENT SP FEB15 3 CALL	(1,000)	(300)
NYM EPUT WTI BRENT SPRD FUT 03	(8,000)	(80)
NYRSTAR 4.25 09/25/2018 CVB SWP CITI	200,000	6,504
NYRSTAR SWP CITI	(40,325)	(9,759)
OBEROI REALTY LTD USD SWP CITI	18,398	6,260
OCN Apr15 21 PUT	(457)	(297,050)
OCR 2015 JAN 60 CALL 01/17/2015	(1)	(1,335)
OCR 2015 JAN 65 CALL 01/17/2015	6	4,950
OCR DFT 100 12/20/2015 DB	500,000	(3,879)
OCR DFT 500 12/20/2015 BARC	500,000	(23,516)
OLD MUTUAL PLC SWP USD CS	1,413	35
OLD MUTUAL PLC USD SWP CS SHORT	(1,413)	(35)
ORICA LTD	(20,760)	(10,771)
ORIX - SPONSORED ADR USD SWP CS	130	(285)
ORIX ADR SWP CS SHT	(130)	285
OSRAM LICHT AG SWP JPM	998	892
OTC ECAL NGJ5 4.30 MAR15 4.3 CALL	(20,000)	(180)
OTC ECAL USD VS JPY FEB15 114 CALL	1,600,000	79,698
OTC ECAL USD VS JPY FEB15 116 CALL	(1,600,000)	(56,058)
OTC ECAL USD VS JPY FEB15 118 CALL	(1,600,000)	(35,726)
OTC ECAL USD VS MXN MAR15 15.45 CALL	(900,000)	(6,800)
OTC EPUT NGJ5 3.30 MAR15 3.3 PUT	(20,000)	(10,340)
OTC EPUT PLATGOLD SP FEB15 19 PUT	(20,000)	(2,510)
OTC EPUT PLATGOLD SP MAR15 19 PUT	(100)	(1,134)
OTC EPUT USD VS JPY APR16 93 PUT	(200,000)	(711)
OTC EPUT USD VS JPY APR16 94.75 PUT	(800,000)	(3,926)
OTC EPUT USD VS JPY FEB16 91.0 PUT	(1,200,000)	(3,258)
OTC EPUT USD VS JPY FEB19 80.0 PUT	(1,100,000)	(17,240)
OTC EPUT USD VS JPY MAY16 92.0 PUT	(500,000)	(1,792)
OTC EPUT USD VS JPY SEP16 93 PUT	(800,000)	(4,654)
OTC EPUT USD VS JPY SEP16 95 PUT	(1,300,000)	(9,156)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
OTC EPUT USD VS JPY SEP16 96.0 PUT	(400,000)	(3,101)
OTC EPUT USD VS JPY SEP16 97 PUT	(500,000)	(4,269)
OVERSEA CHINESE BANKING SWP USD CS SHT	(1,973)	(210)
OVERSEA-CHINESE BANKING CORP USD SWP CS	1,973	210
OZ PAY 0.61% REC 6M JPY LIBOR 06MAR22 JPM	85,000,000	(13,497)
OZ PAY 0.6575% FIX REC 6M JPY LIBOR 28FEB22 MS	86,000,000	(16,094)
OZ PAY 0.675% REC 6M JPY LIBOR 27FEB22 MS	86,000,000	(16,983)
OZ PAY 0.6975% REC 6M JPY LIBOR 25FEB22 JPM	319,000,000	(67,259)
OZ PAY 0.7025% REC 6M JPY LIBOR 25FEB22 CS	266,000,000	(56,869)
OZ PAY 1.70% FIX REC 6M JPY LIBOR 16MAY33 CS	42,000,000	(39,092)
OZ PAY 3.60% REC THBFIX 6M 29JUL24 CSFB	2,222,000	(4,789)
OZ PAY 3.63% REC THBFX 6M 02JUL24 CS	6,009,000	(13,403)
PANASONIC CORP CS JPY SWP	(40,400)	2,078
PANASONIC CORP NOM JPY SWP	(5,900)	(372)
PANASONIC CORP UBS JPY SWP	(5,700)	(1,388)
PARADISE CO LTD USD SWP BNP	(571)	1,868
PARADISE CO LTD USD SWP BOA	(282)	860
PARADISE CO LTD USD SWP CS	(3,553)	12,721
PARADISE CO LTD USD SWP DB	(296)	1,010
PARADISE CO LTD USD SWP HSBC	(832)	2,807
PARADISE CO LTD USD SWP JPM	(233)	739
PATRIOT COAL CORP WRT 12/18/2023	18,793	93,965
PAY 0.449% REC 6M LIBOR 29MAY15 CS	220,000,000	(2,149)
PBR 2015 JAN 7 PUT 01/02/2015	161	403
PEGATRON CORP CS USD SWP	(14,964)	(4,805)
PEOPLE INSURANCE CO GRP SWP USD CS	170,420	1,091
PEOPLES INSURANCE CO GROUP-H USD SWP CS SHORT	(170,420)	(1,091)
PEP 2015 JAN 100 CALL 01/17/2015	49	466
PEP 2015 JAN 95 CALL 01/17/2015	40	3,960
PETROCHINA CO LTD BOA SWP HKD	8,000	79
PETROCHINA CO LTD USD SWP BOA	(7,400)	(1,265)
PETROLEUM GEO-SERVICES SWP JPM	3,260	855
PETROLEUM GEO-SERVICES SWP MS	(3,260)	(855)
PETS AT HOME GROUP PLC	76,586	24,666
PEUGEOT SA SWP	67,694	15,457
PICC PROPERTY & CASUALTY CO CS HKD SWP	(28,000)	(12,842)
PICC PROPERTY & CASUALTY DB HKD SWP	(29,560)	(12,494)
PICC PROPERTY & CASUALTY HKD SWP BAR	(12,000)	(2,368)
PICC PROPERTY & CASUALTY HKD SWP BOA	(12,000)	(5,557)
PICC PROPERTY & CASUALTY HKD SWP JPM	(20,000)	(258)
PICC PROPERTY & CASUALTY-H USD SWP CS SHORT	(24,783)	(123)
PICC PROPERTY CASUALTY SWP USD CS	24,783	123
PING AN INSURANCE GROUP CO-A USD SWP BOA	(4,400)	(7,737)
PING AN INSURANCE GROUP CO-A USD SWP DB	(28,600)	(23,275)
PING AN INSURANCE GROUP CO-A USD SWP MS	(24,700)	(8,628)
PING AN INSURANCE GROUP CO-A USD SWP UBS	(66,700)	(116,840)
PING AN INSURANCE GROUP CO-H USD SWP CS SHORT	(97,810)	(59,178)
PING AN INSURANCE GRP SWP USD CS	97,810	59,178
PING AN INSURANCE JPM HKD SWP	55,500	4,775
PLATINUM FUTURE APR15	—	(331)
PORTUGAL TELECOM SGPS SA-REG SWP NMRA	2,850	(3,607)
PORTUGAL TELECOM SGPS SA-REG SWP SEB	(2,850)	3,607
POWER ASSETS HOLDINGS LTD HKD SWP HSBC	(4,000)	(1,933)
PRADA S.P.A. HKD SWAP BOA	(43,300)	51,869
PRADA S.P.A. HKD SWAP CS	(11,800)	22,113
PRADA S.P.A. HKD SWAP HSBC	(2,600)	1,524
PRADA S.P.A. HKD SWAP MS	(7,300)	4,356
PRUDENTIAL PLC SWAP	(6,102)	1,677
PRUDENTIAL PLC SWP USD CS	1,613	(642)
PRUDENTIAL PLC USD SWP CS SHORT	(1,613)	642
PUBLIC BANK BERHAD SWP USD CS SHT	(1,235)	(218)
PUBLIC BANK BERHAD USD SWP CSFB	1,235	218
PVH 2015 JAN 115 CALL 01/17/2015	97	134,345
QIHU 2015 JAN 20 PUT 01/17/2015	141	705
QIHU 2016 JAN 32.5 PUT 01/15/2016	95	20,663
QIHU 2016 JAN 35 PUT 01/15/2016	14	4,025
QIHU 2016 JAN 37.5 PUT 01/15/2016	10	3,650
QINGDAO HAIER CO LTD-A USD SWP BOA	26,000	5,862
QINGDAO HAIER CO LTD-A USD SWP JPM	26,000	6,795
QINGDAO HAIER CO LTD-A USD SWP MS	46,000	14,534
QINGDAO HAIER CO LTD-A USD SWP UBS	132,500	(6,601)
QSR 2015 JAN 35 CALL 01/17/2015	24	9,960
QSR 2015 JAN 35 PUT 01/17/2015	(24)	(360)
QSR 2015 JAN 38 CALL 01/17/2015	6	960
QSR 2015 JAN 38 PUT 01/17/2015	(6)	(405)
QSR 2015 JAN 40 CALL 01/17/2015	901	51,808
QSR 2015 JAN 40 PUT 01/17/2015	(901)	(146,413)
RADIAN GROUP INC USD SWP CS	3,789	1,553
RADIAN GRP SWP CS SHT	(3,789)	(1,553)
RAKUTEN INC 1305 CALL 11DEC15 SG	13,600	51,051
RAKUTEN INC 1305 PUT 11DEC15 SG	13,600	8,055
RAKUTEN INC 1419 CALL 11DEC15 SG	22,300	68,827
RAKUTEN INC 1419 PUT 11DEC15 SG	22,300	19,532
RAKUTEN INC BOA JPY SWP	(12,600)	(5,752)
RAKUTEN INC CITI JPY SWP	(2,300)	(1,761)
RAKUTEN INC CS JPY SWP	(10,300)	(5,019)
RAKUTEN INC DB JPY SWP	(7,700)	(5,582)
RAKUTEN INC MS JPY SWP	(10,600)	(5,817)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
RAKUTEN INC SG JPY SWP	(5,700)	(14,621)
RBOB CALENDAR SWA AUG15	—	(18,782)
RBOB CALENDAR SWA JUL15	—	(18,207)
RBOB CALENDAR SWA SEP15	—	(23,297)
RBOB V BRENT SP S AUG15	—	994
RBOB V BRENT SP S JUL15	—	2,251
RBOB V BRENT SP S SEP15	—	(4,139)
RCS CAPITAL CORP-CLASS A SWP CS	15,801	36,184
RDN 2015 JAN 12 CALL 01/17/2015	(321)	(154,080)
RDN 2016 JAN 12 CALL 01/15/2016	(1)	(545)
RDN DFT 500 12/20/2017 CSFB	250,000	(25,563)
RED WHEAT FUT MGE JUL15	—	(1,865)
RED WHEAT FUT MGE MAR15	—	25,997
REP OF HUNGARY DFT 100 06/20/2019 BARCLAYS	456,000	11,904
REP OF HUNGARY DFT 100 06/20/2019 NOMURA	148,000	3,910
REP SM 2016 DEC 18 PUT 12/16/2016 BCLEAR	155	79,715
REP SM 2016 DEC 18.5 PUT 12/16/2016 BCLEAR	100	56,149
REPSOL SA SWP CITI	(23,433)	56,640
RESONA HOLDINGS USD SWP NOM	(34,000)	16,855
RF 2015 FEB 11 CALL 02/20/2015	195	3,998
RHT 2016 JAN 65 CALL 01/15/2016	13	14,040
RHT 2016 JAN 72.5 CALL 01/15/2016	5	3,575
RIG 2015 FEB 13 PUT 02/20/2015	288	10,512
RIG 2015 JAN 40 CALL 01/17/2015	(58)	(29)
RIG 2015 JAN 40 PUT 01/17/2015	58	125,570
ROLLS-ROYCE HOLDINGS PLC SWP	(58,019)	(48,560)
ROUGH RICE (CBOT) MAR15	—	25,360
ROYAL MAIL PLC SWP	(35,980)	(6,330)
RSA INSURANCE GROUP PLC SWP	201,772	(137,398)
RUSSELL 2000 MINI MAR15	(9)	(48,108)
RYANAIR HOLDINGS PLC SWP	168,651	378,394
RYANAIR HOLDINGS USD SWP CSFB	15,260	32,917
RYL 2016 JAN 30 CALL 01/15/2016	(125)	(131,250)
RYL DFT 500 06/20/2018 JPM	250,000	(29,647)
RYL DFT 500 06/20/2018 MS	250,000	(29,647)
S&P500 EMINI FUT MAR15	(1,136)	(4,234,926)
S.O.I.T.E.C. SWP BARC	(5,705)	(838)
S.O.I.T.E.C. SWP CITI	2,850	310
S.O.I.T.E.C. SWP CSFB	(1,630)	(197)
S.O.I.T.E.C. SWP DB	(4,075)	(641)
S.O.I.T.E.C. SWP MS	11,410	1,677
S.O.I.T.E.C. SWP SEB	(2,850)	(310)
SAIC MOTOR CORP JPM USD SWP	68,000	79,408
SAIC MOTOR CORPORATION LTD-A USD SWP BOA	26,400	29,866
SAIC MOTOR CORPORATION LTD-A USD SWP DB	85,900	100,894
SAIC MOTOR CORPORATION LTD-A USD SWP HSBC	21,300	24,760
SAINSBURY JPM SWAP	(24,450)	(2,451)
SAINSBURY PLC SWP	(123,216)	(10,443)
SAINSBURY PLC SWP CITI	84,196	4,768
SAINSBURY SWP BNP	(27,146)	6,473
SAINSBURYS SWP CS	(32,600)	(8,789)
SAMPO OYJ USD SWP CS	95	(68)
SAMPO OYJ USD SWP CS SHORT	(95)	68
SAMSUNG SDS CO LTD USD SWP BAR	(1,912)	(5,743)
SAMSUNG SDS CO LTD USD SWP BNP	(286)	(3,804)
SAMSUNG SDS CO LTD USD SWP BOA	(1,012)	1,561
SAMSUNG SDS CO LTD USD SWP DB	(104)	(1,167)
SAMSUNG SDS CO LTD USD SWP JPM	(86)	(762)
SAMSUNG SDS CO LTD USD SWP MACQ	(912)	(12,119)
SAN FP 2015 MAR 88 CALL 03/20/2015	83	4,018
SANDS CHINA BARC HKD SWP	(11,600)	13,154
SANDS CHINA HKD SWP MACQ	(20,400)	18,294
SANDS CHINA LTD CS HKD SWP	(23,600)	21,118
SANDS CHINA LTD HKD SWP NOM	(48,000)	48,321
SANDS CHINA LTD SWP BNP	(3,200)	3,537
SANDS CHINA LTD SWP BOA	(29,200)	31,430
SANTANDER CONSUMER USA HOLDI SWP CS	(4,785)	(1,255)
SANTANDER CONSUMER USA SWP CS SHT	(1,238)	446
SANY HEAVY INDUSTRY CO LTD-A USD SWP CITI	61,300	35,414
SANY HEAVY INDUSTRY CO LTD-A USD SWP JPM	127,300	62,429
SAS AB SWP BARC	(3,261)	920
SAS AB SWP DB	(4,076)	1,150
SAS AB SWP JPM	17,644	(4,980)
SAS SWP SEB	(10,307)	2,909
SCTY 2017 JAN 10 PUT 01/20/2017	168	10,500
SCTY 2017 JAN 100 CALL 01/20/2017	(13)	(6,728)
SCTY 2017 JAN 100 PUT 01/20/2017	13	68,023
SD 2015 JAN 2 PUT 01/17/2015	225	6,075
SEADRILL LTD SWP UBS	(4,488)	116,956
SEADRILL PARTNERS LLC SWP JPM	(4,177)	58,743
SEAWORLD ENTERTAINMENT SWP CS	(667)	8,017
SEIKO HOLDINGS CORP JPY SWP CS	(6,000)	887
SEM GROUP LITIGATION TRUST	1	—
SEMICONDUCTOR HOLDRS TRUST SWP JPM	(19,055)	27,439
SEMICONDUCTOR MANUFACT MS HKD SWP	(49,000)	177
SEMICONDUCTOR MANUFACTURING HKD SWP JPM	(183,000)	1,131
SEMICONDUCTOR MANUFACTURING HKD SWP NOM	(374,000)	(584)
SGX CNX NIFTY JAN15	(125)	(8,649)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
SHANGHAI PUDONG DEVEL BANK-A USD SWP CS	41,600	33,723
SHANGHAI PUDONG DEVEL BANK-A USD SWP UBS	55,200	36,955
SHANGHAI WAIGAOQIAO FTZ - A USD SWP DB	13,700	11,795
SHANGHAI WAIGAOQIAO FTZ - A USD SWP UBS	7,900	4,661
SHARP CORP JPY SWP CS	(112,000)	12,786
SHARP CORP JPY SWP DB	(1,000)	265
SHARP CORP JPY SWP UBS	(85,000)	3,180
SHIMAO PROPERTY HLDGS DB HKD SWP	(18,000)	1,819
SHIMAO PROPERTY HLDGS HKD SWP BOA	(32,500)	(2,934)
SHIMAO PROPERTY HLDGS HKD SWP NOM	(12,500)	1,025
SHIMIZU CORP USD SWP NOM	(24,000)	14,275
SHIP FINANCE INTL LTD SWP CS	(3,544)	16,276
SHIP FINANCE INTL LTD SWP JPM	(2,636)	11,105
SHIRE PLC SWP	26,570	157,183
SHISEIDO CO BAR JPY SWP	(11,700)	17,223
SHISEIDO CO JPY SWP MS	(14,800)	21,356
SHIZUOKA BANK LTD JPY SWP BOA	1,000	1,301
SHIZUOKA BANK LTD USD SWP NOM	(19,000)	9,799
SHPG Apr15 205 PUT	(54)	(62,100)
SIE GY 120 CALL 16DEC2016	246	70,105
SIE GY 2016 DEC 100 CALL 12/16/2016	21	17,229
SIE GY 2016 DEC 110 CALL 12/16/2016	21	10,444
SIE GY 2018 DEC 100 CALL 12/21/2018	21	22,973
SIE GY 2018 DEC 76 PUT 12/21/2018	32	44,532
SIEMENS AG-REG SWP CSFB	4,711	3,209
SIEMENS FINANCIERINGSMAT DFT 100 12/20/2019 CS	(428,000)	13,133
SINA US 2015 JAN 22.5 PUT 01/17/2015	3	5
SINA US 2016 JAN 20 PUT 01/15/2016	253	9,614
SINA US 2016 JAN 22.5 PUT 01/15/2016	323	21,157
SINA US 2016 JAN 50 PUT 01/15/2016	1	1,413
SKANDINAVISKA ENSKILDA BAN-A USD SWP CSFB	1,142	174
SKANDINAVISKA ENSKILDA SWP USD CS SHT	(1,142)	(174)
SLHN VX 2015 DEC 240 CALL 12/18/2015	24	36,756
SLXP 2017 JAN 140 CALL 01/20/2017	(3)	(4,425)
SM INVESTMENTS CORP 1.625% 17 CBS BOA	200,000	9,288
SM INVESTMENTS CORP 1.625% 17 CBS- DB	400,000	(44,000)
SM INVESTMENTS CORP BARC USD SWP	(6,022)	(3,166)
SM INVESTMENTS CORP BOA USD SWP	(1,875)	(798)
SM INVESTMENTS CORP SWP DB	(21,615)	27,246
SM INVESTMENTS USD SWP MACQ	(11,680)	(7,201)
SNAM RETE GAS CS SWP	70,103	708
SNDK 2015 JAN 20 PUT 01/17/2015	27	41
SNDK 2016 JAN 52.5 CALL 01/15/2016	(135)	(628,088)
SOCIETE GENERALE USD SWP CS	4,697	382
SOCIETE GENERALE USD SWP CS SHORT	(4,697)	(382)
SOFTBANK CORP MACQ USD SWP	(9,800)	22,258
SOFTBANK CORP USD SWP NOM	(6,700)	83,257
SOLD AUD/BOUGHT USD	—	125,613
SOLD BRL/BOUGHT USD	—	390,650
SOLD CAD/BOUGHT USD	—	20,737
SOLD CHF/BOUGHT USD	—	44,671
SOLD CNY/BOUGHT USD	—	6,952
SOLD DKK/BOUGHT USD	—	16,173
SOLD EUR/BOUGHT USD	—	1,342,684
SOLD GBP/BOUGHT USD	—	55,613
SOLD ILS/BOUGHT USD	—	48,239
SOLD INR/BOUGHT USD	—	12,562
SOLD JPY/BOUGHT USD	—	120,522
SOLD MXN/BOUGHT USD	—	186,224
SOLD MYR/BOUGHT USD	—	8,601
SOLD PLN/BOUGHT USD	—	101,140
SOLD SEK/BOUGHT USD	—	25,386
SOLD SGD/BOUGHT USD	—	32,049
SOLD USD/BOUGHT AUD	—	(1,281)
SOLD USD/BOUGHT BRL	—	(33,938)
SOLD USD/BOUGHT CAD	—	4,626
SOLD USD/BOUGHT CNY	—	(36,194)
SOLD USD/BOUGHT DKK	—	(18,674)
SOLD USD/BOUGHT EUR	—	(343,349)
SOLD USD/BOUGHT GBP	—	(14,197)
SOLD USD/BOUGHT ILS	—	(42,496)
SOLD USD/BOUGHT INR	—	(20,315)
SOLD USD/BOUGHT JPY	—	(4,000)
SOLD USD/BOUGHT MXN	—	(53,937)
SOLD USD/BOUGHT MYR	—	(12,207)
SOLD USD/BOUGHT SGD	—	(13,867)
SOLD ZAR/BOUGHT USD	—	1,547
SOLVAY SA SWP	(1,414)	(6,516)
SONY CORP CS JPY SWP	22,900	95,377
SONY CORP JPY SWP CITI	31,000	107,323
SOURCE PHYSICAL GOLD P-ETC SWP	(67)	(5,131)
SOUTH AFRICAN RAND SPOT	(26,363)	(2,277)
SOUTHWESTERN ENERGY CO SWP CS	(26,835)	134,312
SOUTHWESTERN ENERGY CO SWP MS	(21,814)	112,605
SOYBEAN FTR OPTN FEB15 1000 PUT	(15,000)	(2,269)
SOYBEAN FTR OPTN FEB15 1100 CALL	(15,000)	(506)
SOYBEAN FUTURE JUL15	—	21,173
SOYBEAN FUTURE NOV15	—	(10,361)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
SOYBEAN MEAL FUTR DEC15	—	(663)
SOYBEAN MEAL FUTR JUL15	—	(4,196)
SOYBEAN MEAL FUTR MAY15	—	7,354
SOYBEAN OIL FUTR DEC15	—	4,173
SPF 2016 JAN 7 CALL 01/15/2016	(184)	(23,000)
SPF DFT 500 09/20/2017 MS	500,000	(50,527)
SPI 200 FUTURES MAR15	(1)	(5,087)
SPX Dec15 1600 PUT	(26)	(101,920)
SPX Dec15 1750 PUT	(27)	(166,860)
SPX Dec15 2200 CALL	(53)	(305,280)
SPX Dec15 2300 CALL	(107)	(292,110)
SPX Dec15 2350 CALL	(26)	(45,890)
SPX Jun15 1650 PUT	(79)	(154,445)
SPX Jun15 1700 PUT	(79)	(188,020)
SPX Jun15 1725 PUT	(54)	(141,480)
SPX Jun15 1800 PUT	(26)	(91,000)
SPX Jun15 2200 CALL	(26)	(57,200)
SPX Mar15 1800 PUT	(79)	(114,945)
SPX Sep15 1750 PUT	(54)	(248,940)
SPX Sep15 1800 PUT	(26)	(140,920)
SPX Sep15 2250 CALL	(26)	(66,560)
SPY Feb15 188 PUT	(54)	(6,912)
SPY Feb15 196 PUT	(160)	(35,200)
SPY Feb15 205 PUT	211	91,363
SRG IM 2015 JUN 4.2 CALL 06/18/2015	90	19,222
SRG IM 2015 JUN 4.4 CALL 06/18/2015	68	8,722
SRG IM 2015 JUN 4.6 CALL 06/18/2015	45	3,322
SSAB AB - B SHARES SWP CITI	(1,223)	353
SSAB AB - B SHARES SWP JPM	1,223	(275)
STANDARD BANK GROUP LTD	(98,205)	(139,107)
STANDARD CHARTERED PLC USD SWP CS SHORT	(668)	(343)
STANDARD CHARTERED USD CS SWP	668	343
STANDARD LIFE PLC SWP	(31,795)	10,175
STANDARD PACIFIC DFT 500 20SEP2017 CITI	250,000	(25,263)
STARWOOD HOTELS & RESORTS SWP JPM	(515)	(2,218)
STEINHOFF FIN HLDG 6.375 05/26/2017 CVB SWP CITI	400,000	11,960
STEINHOFF FINANCE HLDG 4 01/30/2021 CVB SWP CITI	400,000	18,479
STEINHOFF INTL HOLDINGS LTD SWP EUR CITI	(155,049)	(41,204)
STOXX 600 HEALTH CARE PR IDX SWP CS	(326)	(6,475)
STOXX 600 OPTIMISED FOOD AND BEVERAGE SWP JPM	(94)	(6,563)
STOXX EUROPE 600 (PRICE) INDEX SWP CITI	(2,857)	4,418
STOXX EUROPE 600 (PRICE) INDEX SWP UBS	(1,261)	4,687
STOXX EUROPE 600 IDX SWP JPM	(2,254)	(1,470)
STOXX INSURANCE 600 SWP CITI	(1,739)	1,672
SUEDZUCKER AG SWP CS	(529)	(1,098)
SUEDZUCKER AG SWP HSBC	1,988	2,246
SUEDZUCKER AG SWP JPM	2,895	4,495
SUEDZUCKER AG SWP SEB	(114)	(52)
SUEDZUCKER AG SWP SG	(3,180)	(5,301)
SUEDZUCKER AG SWP UBS	(1,060)	(2,067)
SUGAR 11 (WORLD) MAR15	—	194,731
SUMITOMO ELECTRIC INDUSTRIES JPY SWP BOA	9,600	(5,418)
SUMITOMO ELECTRIC INDUSTRIES JPY SWP UBS	14,100	(10,432)
SUMITOMO MITSUI FINANCIAL USD SWP NOM	(4,900)	21,977
SUMMIT MIDSTREAM PARTNERS LP CITI SWAP	(1,716)	6,624
SUMMIT MIDSTREAM PARTNERS LP CS SWAP	(1,653)	(8,899)
SVENSKA HANDELSBANKEN A-SHRS USD CS SHT	(296)	(12)
SVENSKA HANDELSBANKEN-A SHS USD SWP CS	296	12
SWEDBANK AB - A SHARES USD SWP CS	556	86
SWEDBANK AB SWP USD CS SHT	(556)	(86)
SWIRE PROPERTIES LTD HKD SWP HSBC	(43,400)	(773)
SWISS LIFE HOLDING AG-REG SWP	(419)	529
SWISS LIFE HOLDING SWAP CSFB	33	419
SWISS RE AG USD SWP CS	256	(345)
SWISS RE AG USD SWP CS SHORT	(256)	345
SWU023N04 TRS USD	500	(285)
SWU023N46 TRS USD	500	(1,663)
SWU023T65 TRS USD	100	417
SWU023T99 TRS USD	100	347
SWU023Y69 TRS USD	700,000	8,476
SWU024TA4 TRS USD	200	824
SWU029LG8 TRS USD	176,000	18,841
SWU029LH6 TRS USD	145,000	(18,855)
SWU029LJ2 TRS USD	157,000	(20,602)
SWU029N84 TRS USD	1,800	(2,655)
SWU029NB7 TRS USD	(6,237,008)	(306,900)
SWU029PE9 TRS USD	(595,462)	(23,804)
SWU029PF6 TRS USD	(8,238,164)	(352,502)
SWU029PH2 TRS USD	(2,988,008)	(127,854)
SWU029PI0 TRS USD	(8,507,529)	(364,028)
SWU029Q24 TRS USD	126,000	(14,457)
SWU029RA5 TRS USD	3,576	1,762
SWU077C10 TRS USD	910,000	13,355
SWU09H878 TRS USD	200	664
SWU09H886 TRS USD	200	861
SWU09P631 TRS USD	13,098	20,233
SWU0A0022 TRS USD	4,500	18,006
SWU0A0030 TRS USD	1,194	5,195

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
SWU0AT458 TRS USD	200	857
SWU0COM24 TRS USD	441	838
SWU0COM32 TRS USD	459	826
SWU0COM40 TRS USD	1,140	248
SWU0COMJ7 TRS USD	5,940	26,091
SWU0COMM0 TRS USD	23,850	86,880
SWU0COMN8 TRS USD	252,000	(26,406)
SWU0COMQ1 TRS USD	8,215	31,500
SWU0COMR9 TRS USD	6,882	(138)
SWU0COMS7 TRS USD	15,097	64,002
SWU0COMX6 TRS USD	3,000	(1,211)
SWU0CSA36 TRS USD	1,800	(3,060)
SWU0NA018 TRS USD	2,508	985
SWU0NA026 TRS USD	1,266	434
SWU0NA042 TRS USD	2,814	824
SWU0NA380 TRS USD	(26,294,948)	(270,481)
SWU0NA398 TRS USD	(2,565,720)	(26,052)
SWU0NB610 TRS USD	77,280	5,668
SWU0NB628 TRS USD	82,645	2,254
SWU0NB883 TRS USD	126,000	(10,066)
SWU0NB933 TRS USD	10,000	21,493
SWU0RS999 TRS USD	1,500	5,852
SWU0RSAA4 TRS USD	12,000	55,341
SWU0RSC46 TRS USD	284,091	(1,251)
SWU0RSD29 TRS USD	2,200	2,499
SWU0RSD37 TRS USD	3,600	4,018
SWU0RSKK1 TRS USD	126,000	(14,457)
SWU0RSKR6 TRS USD	377,358	(2,076)
SWU0RSR81 TRS USD	441	1,417
SWU0RSR99 TRS USD	459	1,429
SWU0RSRA6 TRS USD	2,670	1,315
SWU0RSRB4 TRS USD	94,000	5,582
SWU0RWGM3 TRS USD	6,549	10,510
SWU0RWW86 TRS USD	189,000	20,323
SWU0SPG39 TRS USD	8,900	2,577,420
SWU0VA001 TRS USD	104,167	1,104
SWU0VAR10 TRS USD	130,000	(15,428)
SWU0VAR28 TRS USD	160,000	15,589
SWU0VAR69 TRS USD	3,000	12,004
SWU0VARE2 TRS USD	196,850	6,886
SWU0VARM4 TRS USD	377,400	(1,921)
SWU0VARS1 TRS USD	100,000	(18,176)
SWU0VART9 TRS USD	120,000	16,511
SWU0WE077 TRS USD	(1,833,042)	(73,113)
SX5E 2015 JAN 3325 CALL 01/16/2015 OTC MS	104	4,908
SYNGENTA AG-REG SWP	2,583	5,801
T NEW 2015 MAR 35 CALL 03/20/2015	192	7,488
T&D HOLDINGS INC CS JPY SWP	(5,000)	(2,229)
T&D HOLDINGS INC MS JPY SWP	(5,500)	(6,401)
T&D HOLDINGS INC USD SWP CS	1,515	(298)
T&D HOLDINGS INC USD SWP CS SHORT	(1,515)	298
T&D HOLDINGS INC USD SWP NOM	(14,900)	2,799
TAIWAN SEMICONDUCTOR SWP MS USD	(142,000)	(70,043)
TAKEDA CHEMICAL CO LTD USD SWP NOM	(4,700)	19,368
TASLY PHARMACEUTICAL GROUP GS USD SWP	58,700	(1,772)
TASLY PHARMACEUTICAL GROUP-A USD SWP CITI	10,500	(1,672)
TASLY PHARMACEUTICAL GROUP-A USD SWP HSBC	10,600	(1,133)
TASLY PHARMACEUTICAL GROUP-A USD SWP JPM	8,600	(1,795)
TATA MOTORS BOA USD SWP	17,507	(1,696)
TATA MOTORS CITI USD SWP	12,437	(5,105)
TATA MOTORS DB USD SWP	11,542	13,031
TATA MOTORS LTD USD JPM SWP	1,916	1,404
TATA MOTORS LTD USD MS SWP	6,703	15,955
TATA MOTORS NOM USD SWP	18,907	37,414
TATA MOTORS USD SWP BNP	13	1
TATA MOTORS USD SWP CS	10,856	14,501
TATA MOTORS USD SWP HSBC	28,711	(5,223)
TATA MOTORS USD SWP UBS	11,944	(2,562)
TECHNIP SA SWP	(3,120)	(4,030)
TECO ENERGY INC SWP CS	(15,142)	(59,663)
TEF SM 2015 SEP 11.5 PUT 09/18/2015	696	68,221
TELECOM ITALIA FIN SA 6.125 11/15/2016 SWP CITI	2,800,000	76,943
TELECOM ITALIA SPA SWP CITI	(3,046,417)	(96,112)
TELEFONICA PARTICIPACION 4.9 09/17 SWP CITI	3,100,000	(9,091)
TELEFONICA SA SWP CITI	(150,454)	53,909
TELSTRA CORP LTD	(131,690)	(18,000)
THROMBOGENICS NV SWP CITI	(79)	1,346
THROMBOGENICS NV SWP HSBC	396	(8,039)
THROMBOGENICS NV SWP UBS	(317)	9,547
THYSSENKRUPP AG SWP	71,960	87,083
TINGYI (CAYMAN ISLN) HLDG CO HKD SWP HSBC	(12,000)	1,248
TINGYI (CAYMAN ISLN) HLDG HKD SWP DB	(22,000)	3,666
TINGYI (CAYMAN ISLN) HLDG HKD SWP UBS	(12,000)	1,113
TIT IM 2016 DEC 0.68 PUT 12/16/2016	918	99,312
TIT IM 2016 DEC 0.8 PUT 12/16/2016	(750)	(128,785)
TOKIO MARINE HOLDINGS INC USD SWP CS	2,743	74
TOKIO MARINE HOLDINGS INC USD SWP CS SHORT	(2,743)	(74)
TOPIX INDX FUTR MAR15	(13)	33,780

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
TOSHIBA CORP 460.8 PUT 09/11/2015	57,000	11,411
TOSHIBA CORP BOA JPY SWP	(49,000)	(2,444)
TOSHIBA CORP CS JPY SWP	(49,000)	(4,132)
TOYOTA MOTOR CORP NOM JPY SWP	2,700	16,792
TOYOTA MOTOR CORP SWP SG	1,500	17,856
TOYOTA MOTOR CS JPY SWP	600	5,459
TPK HOLDING CO LTD ASW 01OCT15 SCB	1,000,000	10
TRANSASIA AIRWAYS CORP ASW L+325 BAR 29NOV16	200,000	4,560
TRANSDIGM GROUP INC SWP CS	9,890	328,414
TRANSDIGM GROUP INC SWP MS	6,858	159,835
TRANSOCEAN LTD SWP CITI	(4,075)	38,700
TRANSOCEAN LTD SWP CS	(815)	8,849
TRANSOCEAN LTD SWP HSBC	4,890	(47,549)
TRANSOCEAN PARTNERS LLC SWP DB	(1,991)	21,452
TRANSOCEAN PARTNERS LLC SWP UBS	(1,860)	18,397
TRINA SOLAR LTD-ADR SWP BARC	(12,534)	31,210
TRINA SOLAR SWP DB	(17,847)	5,176
TRP CN 2015 FEB 56 CALL 02/20/2015 OTC NMRT	98	21,662
TRS USD R V 03MTBILL 1% 17 Feb 2015	8,799,397	438,624
TRUE TELECOM GROWTH INFRA FUND USD SWP BOA	14,000	179
TRUE TELECOM GROWTH INFRA FUND-F USD SWP JPM	442,700	1,314
TRUVO TALON WRT TALON EQUITY CO	33	—
TSL US 2016 JAN 4 PUT 01/15/2016	88	4,576
TSL US 2016 JAN 5 PUT 01/15/2016	347	25,158
TSL US 2017 JAN 3 PUT 01/20/2017	79	5,017
TSL US 2017 JAN 4 PUT 01/20/2017	13	1,437
TSLA 2015 JAN 30 PUT 01/17/2015	79	40
TSLA 2016 JAN 20 PUT 01/15/2016	53	1,140
TSN 2015 JAN 40 CALL 01/17/2015	97	10,185
TTWO 2016 JAN 20 CALL 01/15/2016	(135)	(124,875)
TTWO 2016 JAN 5 PUT 01/15/2016	483	2,415
TTWO 2016 JAN 8 PUT 01/15/2016	45	225
TUI AG-DI SWP CITI	(8,360)	2,841
TUI AG-NEW SWP CITI	8,378	(3,832)
TWC 2015 APR 120 PUT 04/17/2015	(84)	(20,580)
TWC 2015 APR 150 CALL 04/17/2015	84	103,740
UAL Mar15 55 PUT	(104)	(15,496)
UBS GROUP AG SWP	(12,509)	(265)
UGI CORP SWP CS	(19,402)	(280,836)
UGI CORP SWP DB	(2,970)	(24,420)
UL NA 2015 JUN 200 CALL 06/19/2015	12	24,367
UL NA 2015 SEP 220 CALL 09/18/2015	24	18,529
UMC USD SWAP BOA	(847,000)	9,481
UNIBAIL-RODAMCO SE SWP CS	1,178	12,167
UNIBAIL-RODAMCO SE SWP NRMA	(857)	(4,252)
UNICREDIT SPA USD SWP CSFB	24,257	(1,359)
UNICREDIT SPA USD SWP CSFB SHORT	(24,257)	1,359
UNIPOLSAI SPA USD SWP CS	7,237	(156)
UNIPOLSAI SPA USD SWP CS SHORT	(7,237)	156
UNITED MICROELECTRONICS CORP JPM USD SWP	(47,000)	(3,293)
UNITED OVERSEAS BANK LTD USD SWP CS	790	384
UNITED OVERSEAS BANK SWP USD CS SHT	(790)	(384)
US 10YR NOTE (CBT)MAR15	(5)	3,890
US 2YR NOTE (CBT) MAR15	(3)	750
US 5YR NOTE (CBT) MAR15	(42)	5,102
US BANCORP SWP CS SHT	(105)	26
US BANKCORP SWP CSFB	105	(26)
US DOLLAR Forward	(4,070,072)	—
US DOLLARSPOT FORWARD	(11,083)	(11,083)
US LONG BOND(CBT) MAR15	(19)	(94,797)
US STEEL DFT 500 06/20/2019 BOA4	200,000	(10,000)
US ULTRA BOND(CBT MAR15	—	(33,125)
USD CALL / CNY PUT 6.51 23APR15 RBS	4,300,000	5,522
USD CALL / JPY PUT 125 05APR21 ML	1,400,000	84,398
USD CALL / JPY PUT K= 125 12MAR21 JPM	1,000,000	58,351
USD CALL / JPY PUT K= 125 12MAR21 UBS	1,000,000	62,250
USD CALL / JPY PUT K=125 01APR21 JPM	1,000,000	58,520
USD CALL / JPY PUT K=125 01APR21 UBS	1,000,000	62,443
USD CALL / JPY PUT K=125 11MAR21 BZW	1,000,000	60,379
USD CALL / JPY PUT K=125 15MAR21 UBS	1,000,000	62,273
USD CALL / JPY PUT K=135 18FEB22 ML	1,000,000	48,039
USD/AUD FWD 01-07-2015 LONG	1,147,086	—
USD/AUD FWD 01-07-2015 SHORT	(1,350,000)	44,398
USD/AUD FWD 01-15-2015 LONG	288,883	—
USD/AUD FWD 01-15-2015 SHORT	(350,000)	3,187
USD/BRL FWD 01-05-2015 LONG	548,687	—
USD/BRL FWD 01-05-2015 SHORT	(1,418,357)	13,435
USD/BRL FWD 01-30-2015 LONG	524,831	—
USD/BRL FWD 01-30-2015 SHORT	(1,418,357)	(6,390)
USD/CAD FWD 01-07-2015 LONG	5,462,776	—
USD/CAD FWD 01-07-2015 SHORT	(6,250,000)	87,949
USD/CAD FWD 01-12-2015 LONG	5,406,422	—
USD/CAD FWD 01-12-2015 SHORT	(6,300,000)	(10,640)
USD/CAD FWD 01-14-2015 LONG	2,922,317	—
USD/CAD FWD 01-14-2015 SHORT	(3,400,000)	(1,013)
USD/CAD FWD 01-20-2015 LONG	8,099,294	—
USD/CAD FWD 01-20-2015 SHORT	(9,400,000)	18,512
USD/CNY FWD 01-14-2015 LONG	1,449,323	—

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
USD/CNY FWD 01-14-2015 SHORT	(8,900,000)	(144)
USD/CNY FWD 01-15-2015 LONG	1,232,480	—
USD/CNY FWD 01-15-2015 SHORT	(7,562,500)	1,057
USD/CNY FWD 01-20-2015 LONG	3,350,223	—
USD/CNY FWD 01-20-2015 SHORT	(20,562,500)	4,903
USD/CNY FWD 01-22-2015 LONG	3,711,100	—
USD/CNY FWD 01-22-2015 SHORT	(22,812,500)	1,025
USD/CNY FWD 01-23-2015 LONG	1,317,266	—
USD/CNY FWD 01-23-2015 SHORT	(8,100,000)	166
USD/CNY FWD 04-27-2015 LONG	103,680	—
USD/CNY FWD 04-27-2015 SHORT	(655,000)	(1,509)
USD/DKK FWD 01-07-2015 LONG	48,690	—
USD/DKK FWD 01-07-2015 SHORT	(290,000)	1,557
USD/DKK FWD 01-15-2015 LONG	59,596	—
USD/DKK FWD 01-15-2015 SHORT	(360,000)	1,084
USD/EUR FWD 01-08-2015 LONG	249,141	—
USD/EUR FWD 01-08-2015 SHORT	(200,000)	7,107
USD/EUR FWD 01-15-2015 LONG	866,895	—
USD/EUR FWD 01-15-2015 SHORT	(700,000)	19,744
USD/EUR FWD 01-16-2015 LONG	5,358,965	—
USD/EUR FWD 01-16-2015 SHORT	(4,300,000)	155,010
USD/EUR FWD 01-21-2015 LONG	6,948,895	—
USD/EUR FWD 01-21-2015 SHORT	(5,610,000)	159,368
USD/GBP FWD 01-08-2015 LONG	3,305,889	—
USD/GBP FWD 01-08-2015 SHORT	(2,100,000)	33,450
USD/GBP FWD 01-15-2015 LONG	6,677,481	—
USD/GBP FWD 01-15-2015 SHORT	(4,250,000)	55,307
USD/GBP FWD 01-20-2015 LONG	43,801	—
USD/GBP FWD 01-20-2015 SHORT	(27,987)	197
USD/GBP FWD 01-21-2015 LONG	1,802,599	—
USD/GBP FWD 01-21-2015 SHORT	(1,150,000)	10,860
USD/HKD FWD 01-07-2015 LONG	1,676,187	—
USD/HKD FWD 01-07-2015 SHORT	(13,000,000)	22
USD/HKD FWD 01-08-2015 LONG	7,840,840	—
USD/HKD FWD 01-08-2015 SHORT	(60,800,000)	1,595
USD/HKD FWD 01-15-2015 LONG	9,789,635	—
USD/HKD FWD 01-15-2015 SHORT	(75,900,000)	3,890
USD/HKD FWD 01-20-2015 LONG	3,805,028	—
USD/HKD FWD 01-20-2015 SHORT	(29,500,000)	1,725
USD/HKD FWD 01-28-2015 LONG	6,719,389	—
USD/HKD FWD 01-28-2015 SHORT	(52,100,000)	2,698
USD/HUF FWD 01-07-2015 LONG	19,558	—
USD/HUF FWD 01-07-2015 SHORT	(4,800,000)	1,211
USD/INR FWD 01-12-2015 LONG	2,068,495	—
USD/INR FWD 01-12-2015 SHORT	(128,950,000)	33,354
USD/INR FWD 01-20-2015 LONG	606,603	—
USD/INR FWD 01-20-2015 SHORT	(38,950,000)	(7,152)
USD/JPY FWD 01-07-2015 LONG	3,778,065	—
USD/JPY FWD 01-07-2015 SHORT	(455,000,000)	(17,540)
USD/JPY FWD 01-08-2015 LONG	834,250	—
USD/JPY FWD 01-08-2015 SHORT	(100,000,000)	49
USD/JPY FWD 01-15-2015 LONG	4,394,892	—
USD/JPY FWD 01-15-2015 SHORT	(515,000,000)	98,652
USD/JPY FWD 01-21-2015 LONG	6,965,212	—
USD/JPY FWD 01-21-2015 SHORT	(830,000,000)	41,037
USD/KRW FWD 01-20-2015 LONG	302,253	—
USD/KRW FWD 01-20-2015 SHORT	(330,000,000)	798
USD/KRW FWD 01-22-2015 LONG	1,656,543	—
USD/KRW FWD 01-22-2015 SHORT	(1,830,000,000)	(15,000)
USD/NOK FWD 01-15-2015 LONG	329,644	—
USD/NOK FWD 01-15-2015 SHORT	(2,400,000)	8,754
USD/NZD FWD 01-15-2015 LONG	62,128	—
USD/NZD FWD 01-15-2015 SHORT	(80,000)	(155)
USD/PLN FWD 01-15-2015 LONG	14,837	—
USD/PLN FWD 01-15-2015 SHORT	(50,000)	727
USD/SEK FWD 01-15-2015 LONG	741,768	—
USD/SEK FWD 01-15-2015 SHORT	(5,600,000)	23,377
USD/SGD FWD 01-08-2015 LONG	651,086	—
USD/SGD FWD 01-08-2015 SHORT	(850,000)	9,221
USD/SGD FWD 01-12-2015 LONG	530,128	—
USD/SGD FWD 01-12-2015 SHORT	(700,000)	1,600
USD/THB FWD 01-23-2015 LONG	236,149	—
USD/THB FWD 01-23-2015 SHORT	(7,800,000)	(689)
USD/ZAR FWD 01-21-2015 LONG	64,354	—
USD/ZAR FWD 01-21-2015 SHORT	(750,000)	(258)
UTILITIES SELECT SECTOR SWP CITI	(21,091)	(20,880)
UTX 2015 FEB 115 CALL 02/20/2015	389	126,425
VALEBZ DFT 100 03/20/2015 DB	500,000	88
VALEO SA SWP	(1,268)	(25,213)
VALIDUS HOLDINGS LTD	64,500	1,551,870
VERSO TENDER WARRANTS	1,299	—
VESTAS WIND SYSTEMS A/S SWP	(2,707)	(7,516)
VIAB 2015 JAN 80 CALL 01/17/2015	80	2,600
VINCOM JSC 5 04/03/2017 CS USD SWP	600,000	148,500
VINCOM JSC MS USD SWP	(143,673)	1,966
VINCOM JSC USD CS SWP	(76,016)	120,036
VINCOM JSC USD DB SWP	(102,933)	11,186
VIVENDI SWP	31,473	64,086

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
VOLKSWAGEN AG SWP CITI	(308)	404
VOLKSWAGEN INTL FIN NV 5.5 11/09/15 144A SWP CITI	600,000	8,047
VOLKWAGEN 5.5 11/15 CVB SWP CITI	500,000	9,560
VOW3 GY 2015 DEC 145 PUT 12/18/2015	46	28,278
VOW3 GY 2015 DEC 170 CALL 12/18/2015	(20)	(56,705)
VOW3 GY 2015 DEC 175 CALL 12/18/2015	(38)	(93,669)
VOYA Feb15 40 CALL	158	57,038
VOYA Feb15 42 CALL	106	18,285
WAL-MART STORES INC UBS	(11,927)	(109,170)
WANT WANT CHINA HOLDINGS SWP BNP	(6,000)	208
WANT WANT CHINA HOLDINGS SWP HSBC	(55,000)	(3,343)
WANT WANT CHINA HOLDINGS SWP JPM	(51,000)	713
WASTE MANAGEMENT SWP BOA	(1,649)	(13,275)
WASTE MANAGEMENT SWP JPM	(300)	(1,051)
WBA 2015 JAN 70 CALL 01/17/2015	632	404,480
WBA 2015 JAN 72.5 CALL 01/17/2015	39	16,088
WBMD 2015 JAN 17.5 PUT 01/17/2015	71	355
WBMD 2016 JAN 65 CALL 01/15/2016	1	105
WEICHAI POWER CO LTD - H SWP CITI	(16,000)	(7,410)
WEICHAI POWER CO LTD - H SWP DB	(23,000)	(22,310)
WEICHAI POWER CO LTD - H SWP SG	(12,000)	(5,996)
WEICHAI POWER CO LTD-A USD SWP CITI	22,200	34,123
WEICHAI POWER CO LTD-A USD SWP DB	26,000	39,223
WEICHAI POWER CO LTD-A USD SWP SG	15,800	24,106
WEIR GROUP PLC SWP	(2,105)	(5,609)
WELLS FARGO & CO SWP CS	2,288	847
WELLS FARGO SWP CS SHT	(2,288)	(847)
WESTERN GAS EQUITY PARTNERS SWP JPM	(5,131)	(76,592)
WESTPAC BANKING SWP CS SHT	(4,631)	(1,111)
WESTPAC BANKING SWP CSFB	4,631	1,111
WHARF HOLDINGS BOA HKD SWP	(20,000)	(1,701)
WHEAT FTR OPTN MAR15 575 PUT	60,000	9,450
WHEAT FUTURE(CBT) DEC15	—	(934)
WHEAT FUTURE(CBT) JUL15	—	(15,170)
WHEAT FUTURE(CBT) MAR15	—	(35,915)
WHITBREAD PLC SWP	13,277	92,517
WHITE SUGAR (ICE) MAR15	—	(133,415)
WHITEHAVEN COAL LTD AUD SWP CS	(222,377)	22,609
WHITEHAVEN COAL LTD AUD SWP MACQ	(9,764)	1,397
WHITEHAVEN COAL LTD CITI AUD SWP	(36,663)	1,532
WILLIAMS PARTNERS LP SWP JPM	(1,761)	6,665
WINDSTREAM HLDGS INC SWP CS	3,242	(14,232)
WMT 2015 JAN 85 CALL 01/17/2015	262	42,837
WOOLWORTHS LIMITED AUD SWP CITI	(5,077)	5,927
WOOLWORTHS LIMITED AUD SWP UBS	(7,379)	13,109
WOORI BANK USD SWP CS	357	(121)
WOORI BANK USD SWP CS SHORT	(357)	121
WORLD DUTY FREE SPA SWP	59,741	10,809
WTI CRUDE FUTURE DEC15	—	908,140
WTI CRUDE FUTURE DEC16	—	610,247
WTI CRUDE FUTURE DEC17	—	23,341
WTI CRUDE FUTURE DEC18	—	446
WTI CRUDE FUTURE DEC19	—	(23,860)
WTI CRUDE FUTURE FEB15	—	138,039
WTI CRUDE FUTURE JUN15	—	619,543
WTI CRUDE FUTURE JUN16	—	(931,413)
WTI CRUDE FUTURE MAR15	—	161,414
WTI CRUDE FUTURE OCT15	—	(68,499)
WTI CRUDE FUTURE SEP15	—	(1,307,916)
WTI CRUDE FUTURE SEP16	—	(99,840)
WTI CRUDE FUTURE FEB15 PHYS NYM	2	(5,500)
WYNN MACAU LTD BNP HKD SWP	(1,600)	1,257
WYNN MACAU LTD HKD SWP BAR	(3,200)	2,401
WYNN MACAU LTD HKD SWP CS	(18,400)	14,731
WYNN MACAU LTD NOM HKD SWP	(17,200)	11,981
WYNN MACAU MACQ HKD SWP	(7,200)	4,115
XOM 2015 JAN 100 CALL 01/17/2015	545	1,363
YAHOO JAPAN CORP CS JPY SWP	(37,900)	(829)
YAHOO JAPAN CORP DB JPY SWP	(50,300)	(266)
YAHOO JAPAN CORP JPM JPY SWP	(31,800)	3,269
YAMAHA MOTOR CS JPY SWP	3,000	651
YANGZIJIANG SHIPBLDG 7.617 CNY CL WRT CITI 29APR16	1,500,000	60,131
YANGZIJIANG SHIPBUILDING SWP CITI	(375,000)	(39,656)
YASKAWA ELEC 45 ASW 16MAR17 NOM	15,000,000	52,643
YES BANK USD SWP CITI	21,664	44,876
YES BANK USD SWP JPM	27,086	68,747
YES BANK USD SWP MS	6,045	14,327
YHOO 2015 FEB 45 PUT 02/20/2015	(299)	(31,395)
YHOO 2015 FEB 50 CALL 02/20/2015	299	102,408
YHOO 2015 FEB 60 CALL 02/20/2015	(597)	(33,731)
YPF S.A.-SPONSORED ADR SWP CSCAP	(13,906)	146,502
YY 2016 JAN 25 PUT 01/15/2016	53	6,493
ZHEN DING ASW L+250 07JUN15 SCB	100,000	3,840
ZHEN DING TECHNOLOGY NOM USD SWP	(23,000)	12,542
ZHEN DING TECHNOLOGY USD SWP BOA	(3,000)	1,681
ZHEN DING TECHNOLOGY USD SWP CS	(5,000)	1,281
ZHEN DING TECHNOLOGY USD SWP DB	(8,300)	(2,730)
ZHEN DING TECHNOLOGY USD SWP MACQ	(3,000)	1,626

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
ZOOPLA PROPERTY GROUP PLC SWP	48,811	(17,876)

Total Derivatives	(1,896,204,142)	$13,326,795

Preferred Stock
ADLAC 5.5% SERIES D ESC	3,100	$—
ADLAC 7.5% 05 F ESCROW	182,700	—
ADLAC 7.5% 11/04 ESCROW	9,200	—
ARCELORMITTAL 6% 01/15/2016 PFD	90,890	1,605,308
ATLAS PIPELINE PARTNERS LP	179,046	4,783,178
BANCOLOMBIA SA PREF	6,253	75,357
BEAZER HOMES USA 7.5% PFD	4,683	139,064
CIA BRASILEIRA DE DIS PREF	22,617	839,182
EMBOTELLADORA ANDINA A PREF	31,006	75,209
EMBOTELLADORA ANDINA PREF B	16,946	48,530
EXELON CORP 6.5 CVB PFD	(3,298)	(176,047)
FANNIE MAE 8.25 SER S PFD	32,900	127,323
FIAT CHRYSLER AUTOMOBILE 7.875 12/15/2016 PFD CPM	34,100	3,634,405
FMCC 5.57	18,400	52,624
FMCC 6.02	6,900	20,079
FNMA 4 3/4	12,100	70,180
FNMA 5 1/2	25,800	141,900
FNMA 8 1/4	113,800	440,406
FREDDIE MAC 8.375 SER Z PERP PFD	37,132	146,671
FUCHS PETROLUB SE PREF	21,310	858,551
GERDAU SA PREF	15,537	55,994
ITAU UNIBANCO HOLDING S PREF	26,300	342,329
ITAUSA INVESTIMENTOS ITAU PR	226,382	799,687
MOTORS LIQUIDATION CO	8,375	—
MOTORS LIQUIDATION CO ESCROW	17,985	—
NAVIENT CORP	900	21,825
NEXTERA ENERGY INC 5.889 09/01/15 PFD	10,330	692,261
SAMSUNG ELECTRONICS PREF	1,760	1,663,686
TYSON FOODS INC 4.75 CONV PFD	10,508	529,469
VIVARTE NEW M SHS	296	—
VIVARTE NRD A SHS	17,779	—
VIVARTE NRD B ORA	112	—
WILLIAM LYON HOMES INC 6.5 PFD	1,314	140,778

Total Preferred Stock	1,183,163	$17,127,950

Real Estate Investments
ACADIA REALTY TRUST	96,843	$3,101,881
ALEXANDRIA REAL ESTATE EQUIT	15,800	1,402,092
AMERICAN ASSETS TRUST INC	24,805	987,487
AMERICAN CAPITAL MORTGAGE IN	46,787	881,467
AVALONBAY COMMUNITIES INC	40,880	6,679,383
AVIV REIT INC	25,050	863,724
BOSTON PROPERTIES INC	64,530	8,304,366
BRANDYWINE REALTY TRUST	236,930	3,786,141
CAMDEN PROPERTY TRUST	23,370	1,725,641
CBL + ASSOCIATES PROPERTIES	77,110	1,497,476
CHATHAM LODGING TRUST	21,215	614,599
CHESAPEAKE LODGING TRUST	36,450	1,356,305
COLUMBIA PROPERTY TRUST INC	15,210	385,574
CORESITE REALTY CORP	27,375	1,068,994
COUSINS PROPERTIES INC	40,715	464,965
CROWN CASTLE INTL CORP	77,167	6,073,043
CUBESMART	75,850	1,674,010
CYRUSONE INC	72,530	1,998,202
DDR CORP	186,590	3,425,792
DIGITAL REALTY TRUST INC	9,055	600,347
DUKE REALTY CORP	154,730	3,125,546
DUPONT FABROS TECHNOLOGY	(29,091)	(966,985)
EDUCATION REALTY TRUST INC	74,496	2,725,809
EMPIRE STATE REALTY TRUST A	176,235	3,098,211
EQUITY COMMONWEALTH	81,680	2,096,726
EQUITY RESIDENTIAL	73,220	5,260,125
ESSEX PROPERTY TRUST INC	45,950	9,493,270
EXCEL TRUST INC	49,440	662,002
EXTRA SPACE STORAGE INC	26,330	1,543,991
FEDERAL REALTY INVS TRUST	14,240	1,900,470
GENERAL GROWTH PROPERTIES	307,710	8,655,882
HEALTH CARE REIT INC	110,660	8,373,642
HIGHWOODS PROPERTIES INC	89,750	3,974,130
HOST HOTELS + RESORTS INC	302,890	7,199,695
HUDSON PACIFIC PROPERTIES IN	138,460	4,162,108
KILROY REALTY CORP	56,130	3,876,899
KIMCO REALTY CORP	128,810	3,238,283
KITE REALTY GROUP TRUST	88,805	2,552,256
LIBERTY PROPERTY TRUST	139,830	5,261,803
MACK CALI REALTY CORP	27,710	528,153
MID AMERICA APARTMENT COMM	36,390	2,717,605
MONMOUTH REAL ESTATE INV COR	80,460	890,692
NATIONAL RETAIL PROPERTIES	49,210	1,937,398
NATL HEALTH INVESTORS INC	36,820	2,575,927

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including maturity date, rate of interest, collateral, par, or maturity value	Shares/ Par Value	Current Value
NORTHSTAR REALTY FINANCE	38,710	680,522
OMEGA HEALTHCARE INVESTORS	31,420	1,227,579
PARAMOUNT GROUP INC	77,500	1,440,725
PARKWAY PROPERTIES INC	113,640	2,089,840
PEBBLEBROOK HOTEL TRUST	62,899	2,870,081
PROLOGIS INC	202,360	8,707,551
PS BUSINESS PARKS INC/CA	35,860	2,852,304
PUBLIC STORAGE	41,840	7,734,124
QTS REALTY TRUST INC CL A	1,990	67,342
RAMCO GERSHENSON PROPERTIES	104,490	1,958,143
REALTY INCOME CORP	(23,468)	(1,119,658)
REGENCY CENTERS CORP	44,210	2,819,714
RETAIL OPPORTUNITY INVESTMEN	165,310	2,775,555
RETAIL PROPERTIES OF AME A	101,460	1,693,367
REXFORD INDUSTRIAL REALTY IN	67,460	1,059,797
RLJ LODGING TRUST	64,435	2,160,506
SIMON PROPERTY GROUP INC	89,850	16,362,584
SL GREEN REALTY CORP	38,860	4,625,117
SOVRAN SELF STORAGE INC	32,120	2,801,506
SPIRIT REALTY CAPITAL INC	278,880	3,315,883
STAG INDUSTRIAL INC	67,430	1,652,035
STORE CAPITAL CORP	115,390	2,493,578
STRATEGIC HOTELS + RESORTS I	237,930	3,147,814
SUNSTONE HOTEL INVESTORS INC	267,470	4,415,930
TANGER FACTORY OUTLET CENTER	61,400	2,269,344
UDR INC	236,550	7,290,471
VENTAS INC	127,210	9,120,957
VORNADO REALTY TRUST	63,390	7,461,637
WASHINGTON REIT	80,710	2,232,439

Total Real Estate Investments	6,302,433	$237,981,910

Total Investments, at Fair Value	1,161,395,393	$6,356,652,974

* Notes Receivable from Participants with interest rates ranging from 3.25% to 9.25%		$27,531,666

Total Assets Held at End of Year		$6,384,184,640

*	Denotes party-in-interest

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Acquired and

Disposed of Within Year)

December 31, 2014

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares / Par Value	Costs of Acquisitions	Proceeds of Dispositions
FDC 11.75 8/21	384,000	(383,520)	429,120
FDC14.5 9/24/19	8,785,770	(8,644,636)	9,394,204
INEGRP6.125%_18	(650,000)	(623,450)	649,100
PNK6.375% 80121	(220,000)	(233,200)	235,675
ASPECT SOFTWARE TL B 1L USD	38,000	(38,444)	37,815
ASURION TL 2L USD	1,262,800	(1,243,767)	1,293,302
EDUCATION MANAGEMENT TL C2 1L USD	40,000	(29,800)	31,700
HEMA TL B	21,394	(27,455)	28,974
HEMA TLC	21,394	(27,455)	28,974
ROYAL IMTECH NV E+375 15JUL17	263,158	(235,057)	266,237
ROYAL IMTECH NV E+375 15JUL17 PIK	8,940	(9,198)	9,045
INDIANA TOLL ROAD TL A DB	591,066	(412,268)	449,949
INDIANA TOLL ROAD TL B DB DEXIA	27,299	(19,041)	20,781
INDIANA TOLL ROAD TL C DB DEXIA	95,544	(54,519)	60,610
IVG CONCRETE PRE-FUND I TL-18K DEAL GLOBAL PIK TGL	13	(18)	17
IVG CONCRETE PRE-FUND2 TLA1 7M DEAL GLOBAL PIK TGL	2,906	(3,959)	3,882
LATECOERE TL B SR EUR	10,526	(9,857)	9,956
LYB C98 TRADE CLAIM 01/31/2025	347,000	(67,665)	71,135
NANJING TANKER TL AGATE VESSEL A TRANCHE 06OCT2020	18,421	(15,243)	16,255
NANJING TANKER TL CRYSTAL VESL B TRANCHE 05JAN2021	18,793	(15,551)	16,582
NANJING TANKER TL NAPOLEON B 16SEP2021	21,770	(18,015)	19,145
NANJING TANKER TL NAPPA A 06JUN2021	23,587	(19,518)	20,749
PHS GROUP PLC TL C	22,879	(28,936)	28,867
HAMILTON SUNSTRAND / ACCUDYNE TL B 1L US	149,743	(149,555)	149,372
SUN PRODUCTS TL B 1L US	301,000	(287,626)	281,777
WALTER ENERGY TL B 1L USD	170,000	(154,225)	145,225

The Goldman Sachs 401(k) Plan

Schedule G, Part 1 - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

December 31, 2014

	(b)	(c)	Amount received during reporting year		(f)	(g) Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral,	Amount overdue
	Identity and address of obligor	Original amount	(d)	(e)	Unpaid balance at year end	any renegotiation of the loan and the terms of the	(h)	(i)
(a)		of loan (par value)	Principal	Interest		renegotiation and other material matters	Principal	Interest	Steps taken or will be taken to collect overdue amounts
	Evergreen Solar Inc, 138 Bartlett Street, Marlboro, MA 01752, United States	30,000			16,947	Issue Date: 4/26/2010, Maturity Date: 4/15/2015,Collateral Type:SR SECURED,Interest Rate:13	—	7,552	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Evergreen Solar Inc, 138 Bartlett Street, Marlboro, MA 01752, United States	36,669			20,000	Issue Date: 7/2/2008, Maturity Date: 7/15/2013,Collateral Type:SR UNSECURED,Interest Rate:4	20,000	1,556	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	55,525			50,000	Issue Date: 3/5/2007, Maturity Date: 3/5/2010,Collateral Type:SR UNSECURED,Interest Rate:0	50,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	390,951			386,000	Issue Date: 4/5/2004, Maturity Date: 4/5/2011,Collateral Type:SR UNSECURED,Interest Rate:0	386,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	84,000			84,000	Issue Date: 5/4/2006, Maturity Date: 5/4/2011,Collateral Type:SR UNSECURED,Interest Rate:0	84,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	150,000			150,000	Issue Date: 5/19/2006, Maturity Date: 5/19/2016,Collateral Type:SR UNSECURED,Interest Rate:0	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	560,000			560,000	Issue Date: 7/20/2005, Maturity Date: 7/20/2012,Collateral Type:SR UNSECURED,Interest Rate:0	560,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	239,000			239,000	Issue Date: 12/21/2006, Maturity Date: 12/23/2008,Collateral Type:SR UNSECURED,Interest Rate:0	239,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	252,000			252,000	Issue Date: 8/21/2006, Maturity Date: 8/21/2009,Collateral Type:SR UNSECURED,Interest Rate:0	252,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	67,000			67,000	Issue Date: 4/3/2006, Maturity Date: 4/3/2009,Collateral Type:SR UNSECURED,Interest Rate:0	67,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	2,450,000			2,450,000	Issue Date: 9/28/2007, Maturity Date: 1/14/2009,Collateral Type:SR UNSECURED,Interest Rate:0	2,450,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	3,050,000			3,050,000	Issue Date: 3/23/2007, Maturity Date: 3/23/2009,Collateral Type:SR UNSECURED,Interest Rate:0	3,050,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	43,000			43,000	Issue Date: 10/25/2006, Maturity Date: 10/25/2011,Collateral Type:SR UNSECURED,Interest Rate:0	43,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	388,054			374,000	Issue Date: 11/9/2004, Maturity Date: 11/9/2009,Collateral Type:SR UNSECURED,Interest Rate:0	374,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	363,000			363,000	Issue Date: 1/12/2007, Maturity Date: 1/12/2012,Collateral Type:SR UNSECURED,Interest Rate:0	363,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	11,000			11,000	Issue Date: 5/19/2008, Maturity Date: 5/19/2023,Collateral Type:SR UNSECURED,Interest Rate:0	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	1,000			1,000	Issue Date: 6/22/2007, Maturity Date: 6/22/2022,Collateral Type:SR UNSECURED,Interest Rate:11	—	702	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	962,000			962,000	Issue Date: 10/25/2004, Maturity Date: 11/10/2009,Collateral Type:SR UNSECURED,Interest Rate:3.95	962,000	44,438	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	2,546,000			2,546,000	Issue Date: 3/9/2005, Maturity Date: 3/9/2015,Collateral Type:SR UNSECURED,Interest Rate:4	—	650,079	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	151,000			151,000	Issue Date: 5/4/2006, Maturity Date: 5/4/2011,Collateral Type:SR UNSECURED,Interest Rate:4	151,000	16,123	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	219,000			219,000	Issue Date: 7/13/2005, Maturity Date: 7/26/2010,Collateral Type:SR UNSECURED,Interest Rate:4.5	219,000	18,588	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	603,000			603,000	Issue Date: 2/25/2004, Maturity Date: 3/13/2014,Collateral Type:SR UNSECURED,Interest Rate:4.8	603,000	161,202	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	416,000			416,000	Issue Date: 1/12/2007, Maturity Date: 2/6/2012,Collateral Type:SR UNSECURED,Interest Rate:5.25	416,000	75,166	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	698,000			698,000	Issue Date: 3/29/2006, Maturity Date: 4/4/2016,Collateral Type:SR UNSECURED,Interest Rate:5.5	—	245,056	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.

The Goldman Sachs 401(k) Plan

Schedule G, Part 1 - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

December 31, 2014

	(b)	(c)	Amount received during reporting year		(f)	(g) Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral,	Amount overdue
	Identity and address of obligor	Original amount	(d)	(e)	Unpaid balance at year end	any renegotiation of the loan and the terms of the	(h)	(i)
(a)		of loan (par value)	Principal	Interest		renegotiation and other material matters	Principal	Interest	Steps taken or will be taken to collect overdue amounts
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	18,000			18,000	Issue Date: 3/4/2003, Maturity Date: 2/27/2020,Collateral Type:SR UNSECURED,Interest Rate:5.5	—	6,320	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	17,000			17,000	Issue Date: 3/15/2005, Maturity Date: 3/15/2030,Collateral Type:SR UNSECURED,Interest Rate:5.625	—	6,104	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	25,000			25,000	Issue Date: 12/14/2004, Maturity Date: 12/14/2029,Collateral Type:SR UNSECURED,Interest Rate:5.7	—	9,096	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	258,000			258,000	Issue Date: 5/16/2006, Maturity Date: 5/17/2013,Collateral Type:SR UNSECURED,Interest Rate:5.75	258,000	70,260	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	328,000			328,000	Issue Date: 7/18/2006, Maturity Date: 7/18/2011,Collateral Type:SR UNSECURED,Interest Rate:5.75	328,000	54,275	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	306,000			306,000	Issue Date: 5/26/2006, Maturity Date: 4/25/2011,Collateral Type:SR UNSECURED,Interest Rate:5.75	306,000	46,529	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	462,000			462,000	Issue Date: 4/4/1991, Maturity Date: 4/1/2011,Collateral Type:SR UNSECURED,Interest Rate:6	462,000	71,456	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	2,698,000			2,698,000	Issue Date: 7/19/2007, Maturity Date: 7/19/2012,Collateral Type:SR UNSECURED,Interest Rate:6	2,698,000	630,882	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	2,215,000			2,215,000	Issue Date: 9/26/2007, Maturity Date: 9/26/2014,Collateral Type:SR UNSECURED,Interest Rate:6.2	2,215,000	840,002	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	21,000			21,000	Issue Date: 2/13/2007, Maturity Date: 2/13/2037,Collateral Type:SR UNSECURED,Interest Rate:6.5	—	8,713	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	4,992,000			4,992,000	Issue Date: 1/10/2002, Maturity Date: 1/18/2012,Collateral Type:SR UNSECURED,Interest Rate:6.625	4,992,000	1,120,773	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	27,000			27,000	Issue Date: 9/28/2007, Maturity Date: 9/28/2037,Collateral Type:SR UNSECURED,Interest Rate:7	—	12,065	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	12,000			12,000	Issue Date: 11/14/2007, Maturity Date: 11/16/2037,Collateral Type:SR UNSECURED,Interest Rate:7	—	5,362	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	220,000			220,000	Issue Date: 8/15/2000, Maturity Date: 8/15/2010,Collateral Type:SR UNSECURED,Interest Rate:7.875	220,000	33,639	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	7,500,000			7,500,000	Issue Date: 11/1/1999, Maturity Date: 11/1/2009,Collateral Type:SR UNSECURED,Interest Rate:7.875	7,500,000	675,938	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	1,000			1,000	Issue Date: 1/3/2008, Maturity Date: 1/3/2023,Collateral Type:SR UNSECURED,Interest Rate:9.25	—	590	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	229,000			229,000	Issue Date: 12/28/2007, Maturity Date: 12/28/2022,Collateral Type:SR UNSECURED,Interest Rate:9.5	—	138,869	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	1,723,000			1,723,000	Issue Date: 5/25/2007, Maturity Date: 5/25/2010,Collateral Type:SR UNSECURED,Interest Rate:0	1,723,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	95,596			88,000	Issue Date: 3/17/2006, Maturity Date: 3/17/2011,Collateral Type:SR UNSECURED,Interest Rate:0	88,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	209,497			200,000	Issue Date: 5/10/2007, Maturity Date: 5/10/2012,Collateral Type:SR UNSECURED,Interest Rate:0	200,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	326,000			326,000	Issue Date: 6/12/2006, Maturity Date: 6/12/2013,Collateral Type:SR UNSECURED,Interest Rate:0	326,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	509,000			509,000	Issue Date: 1/16/2004, Maturity Date: 1/16/2014,Collateral Type:SR UNSECURED,Interest Rate:4.75	509,000	130,894	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	402,172			400,000	Issue Date: 6/27/2007, Maturity Date: 6/27/2014,Collateral Type:SR UNSECURED,Interest Rate:5.125	400,000	120,210	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	222,554			200,000	Issue Date: 10/17/2007, Maturity Date: 10/17/2012,Collateral Type:SR UNSECURED,Interest Rate:5.375	200,000	44,583	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.

The Goldman Sachs 401(k) Plan

Schedule G, Part 1 - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

December 31, 2014

	(b)	(c)	Amount received during reporting year		(f)	(g) Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral,	Amount overdue
	Identity and address of obligor	Original amount	(d)	(e)	Unpaid balance at year end	any renegotiation of the loan and the terms of the	(h)	(i)
(a)		of loan (par value)	Principal	Interest		renegotiation and other material matters	Principal	Interest	Steps taken or will be taken to collect overdue amounts
	Lehman Brothers Holdings Inc, 1271 6th Avenue, New York, NY 10020, United States	130,301			116,000	Issue Date: 5/10/2001, Maturity Date: 5/10/2011,Collateral Type:SR UNSECURED,Interest Rate:6.375	116,000	19,864	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Argentine Republic,	1,788,000			1,788,000	Issue Date: 11/29/2005, Maturity Date: 12/15/2035,Collateral Type:SR UNSECURED,Interest Rate:0	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Argentine Republic,	569,224			565,000	Issue Date: 11/29/2005, Maturity Date: 12/31/2038,Collateral Type:SR UNSECURED,Interest Rate:2.26	—	1,029	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Argentine Republic,	55,171			55,000	Issue Date: 11/29/2005, Maturity Date: 12/31/2038,Collateral Type:SR UNSECURED,Interest Rate:2.5	—	111	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Argentine Republic,	152,953			151,371	Issue Date: 11/29/2005, Maturity Date: 12/31/2033,Collateral Type:SR UNSECURED,Interest Rate:7.82	—	954	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Argentine Republic,	1,156,681			1,156,681	Issue Date: 11/29/2005, Maturity Date: 12/31/2033,Collateral Type:SR UNSECURED,Interest Rate:8.28	—	7,715	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Bumi Resources Tbk PT, Bakrie Tower, Lt. 12, Jl. HR Rasuna Said,, Jakarta, 12960, Indonesia	144,000			144,000	Issue Date: 10/6/2010, Maturity Date: 10/6/2017,Collateral Type:SR SECURED,Interest Rate:10.75	—	2,408	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Callahan Associates Internatio, Gustav-Heinemann-Ufer 54, Koeln, 50968, Germany	9,000			9,000	Issue Date: 7/16/2001, Maturity Date: 7/15/2011,Collateral Type:SR UNSECURED,Interest Rate:14.125	9,000	11,593	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Espirito Santo Financial Group, 22/24 Boulevard Royal, L-2449 Luxembourg, Luxembourg	100,000			100,000	Issue Date: 12/2/2013, Maturity Date: 12/2/2018,Collateral Type:SR UNSECURED,Interest Rate:3.125	—	720	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Espirito Santo Financial Group, 22/24 Boulevard Royal, L-2449 Luxembourg, Luxembourg	48,000			48,000	Issue Date: 12/19/2011, Maturity Date: 12/19/2025,Collateral Type:SR UNSECURED,Interest Rate:9.75	—	1,079	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	THQ Inc, 29903 Agoura Road, Agoura Hills, CA 91301, United States	78,000			78,000	Issue Date: 8/4/2009, Maturity Date: 8/15/2014,Collateral Type:SR UNSECURED,Interest Rate:5	78,000	6,543	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Texas Competitive Electric Hol, 1601 Bryan Street, Dallas, TX 75201-3411, United States	1,015,000			1,015,000	Issue Date: 10/20/2010, Maturity Date: 4/1/2021,Collateral Type:SECURED,Interest Rate:15	—	104,038	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Texas Competitive Electric Hol, 1601 Bryan Street, Dallas, TX 75201-3411, United States	941,002			575,000	Issue Date: 1/30/2009, Maturity Date: 11/1/2015,Collateral Type:COMPANY GUARNT,Interest Rate:10.25	—	40,274	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.
	Texas Competitive Electric Hol, 1601 Bryan Street, Dallas, TX 75201-3411, United States	229,125			229,000	Issue Date: 1/28/2009, Maturity Date: 11/1/2016,Collateral Type:COMPANY GUARNT,Interest Rate:10.5	—	16,431	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security.

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS 401(k) PLAN Members of the Administrative Committee

By:	/s/ Christopher Ceder
Name: Christopher Ceder

By:	/s/ Edina Jung
Name: Edina Jung

By:	/s/ Michael Perloff
Name: Michael Perloff

Date: June 29, 2015

INDEX TO EXHIBITS

Exhibit No.	Description
23	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm